Exhibit 3.6

Consolidated Financial Statements

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated financial statements of Canadian Western Bank (CWB) and related financial information presented in this annual report have been prepared by management who are responsible for the integrity and fair presentation of the information presented, which includes the consolidated financial statements, management’s discussion and analysis (MD&A) and other information. The consolidated financial statements were prepared in accordance with IFRS Accounting Standards, including the requirements of the Bank Act and related rules and regulations issued by the Office of the Superintendent of Financial Institutions Canada. The MD&A has been prepared in accordance with the requirements of securities regulators, including National Instrument 51-102 of the Canadian Securities Administrators (CSA).

The consolidated financial statements, MD&A and related financial information reflect amounts which must, of necessity, be based on informed estimates and judgments of management with appropriate consideration to materiality. The financial information represented elsewhere in this annual report is fairly presented and consistent with the consolidated financial statements.

Management has designed the accounting system and related internal controls, and supporting procedures are maintained to provide reasonable assurance that financial records are complete and accurate, assets are safeguarded and CWB is in compliance with all regulatory requirements. These supporting procedures include the careful selection and training of qualified staff, defined division of responsibilities and accountability for performance, and the written communication of policies and guidelines of business conduct and risk management throughout CWB.

We, as CWB’s Chief Executive Officer and Chief Financial Officer, will certify CWB’s annual filings with the CSA as required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings.

The system of internal controls is also supported by our internal audit function, which carries out periodic internal audits of all aspects of CWB’s operations. The Chief Internal Auditor has full and free access to the Audit Committee and to the external auditors.

The Audit Committee, appointed by the Board of Directors, is comprised entirely of independent directors who are not officers or employees of CWB. The Audit Committee is responsible for reviewing the consolidated financial statements and annual report, including the MD&A, and recommending them to the Board of Directors for approval. Other key responsibilities of the Audit Committee include meeting with management, the Chief Internal Auditor and the external auditors to discuss the effectiveness of certain internal controls over the financial reporting process and the planning and results of the external audit. The Audit Committee also meets regularly with the Chief Financial Officer, Chief Internal Auditor and the external auditors without management present.

The Governance and Conduct Review Committee, appointed by the Board of Directors, is comprised of directors who are not officers or employees of CWB. Their responsibilities include reviewing related party transactions and reporting to the Board of Directors any related party transactions which may have a material impact on CWB.

The Office of the Superintendent of Financial Institutions Canada, at least once a year, makes such examination and inquiry into the affairs of CWB and its federally regulated subsidiaries as is deemed necessary or expedient to satisfy themselves that the provisions of the relevant Acts, having reference to the safety of depositors, are being duly observed and that CWB is in a sound financial condition.

KPMG LLP, the independent auditors appointed by the shareholders of CWB, have performed an audit of the consolidated financial statements and their report follows. The external auditors have full and free access to, and meet periodically with, the Audit Committee to discuss their audit and any resulting matters.

Chris H. Fowler	R. Matthew Rudd
President and Chief Executive Officer	Chief Financial Officer

December 7, 2023

1 |	CWB Financial Group 2023 Annual Report

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Canadian Western Bank

OPINION

We have audited the consolidated financial statements of Canadian Western Bank (the Entity), which comprise:

•	the consolidated balance sheets as at October 31, 2023 and October 31, 2022

•	the consolidated statements of income for the years then ended

•	the consolidated statements of comprehensive income for the years then ended

•	the consolidated statements of changes in equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at October 31, 2023 and October 31, 2022, and its consolidated financial performance, and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board.

BASIS FOR OPINION

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KEY AUDIT MATTERS

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended October 31, 2023. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

ASSESSMENT OF THE ALLOWANCE FOR CREDIT LOSSES FOR PERFORMING LOANS

Description of the matter

We draw attention to Notes 2 and 6 to the financial statements. The Entity’s allowance for credit losses for performing loans (ACL) is $129,364 thousand as at October 31, 2023. The Entity’s ACL is determined using an expected credit loss (ECL) approach that represents the discounted probability-weighted estimate of cash shortfalls expected to result from defaults over the relevant time horizon. ECL estimations are a function of the probability of default (PD), loss given default (LGD) and exposure at default (EAD).

In establishing the ACL, the Entity’s approach incorporates a number of underlying assumptions which involve a high degree of management judgment:

•	Internal risk ratings attributable to a borrower reflecting the borrower’s credit quality, including any changes since the inception of the loan

•	Thresholds used to determine when a borrower has experienced a significant increase in credit risk

•	Forward-looking information, specifically related to variables to which the ECL models are calibrated, and construction of the scenarios and their weights

Qualitative adjustments based on expert credit judgment are also incorporated to capture emerging market conditions.

Why the matter is a key audit matter

We identified the assessment of the ACL for performing loans as a key audit matter. Significant auditor judgment was required because of the significant management judgments described above in determining the ACL, which is subject to a high degree of measurement uncertainty. Significant auditor effort and specialized skills and knowledge were required to apply audit procedures and evaluate the results of those procedures.

How the matter was addressed in the audit

The following were the primary procedures we performed to address this key audit matter.

We evaluated the design and tested the operating effectiveness of certain controls over the Entity’s ACL process with the involvement of credit risk and economics professionals with specialized skills and knowledge. This included controls related to:

•	Monitoring and validation of models used to derive PD, LGD and EAD

•	Monitoring and validation of the methodology for identifying whether there has been a significant increase in credit risk

•	Assignment at origination and periodic assessment of internal risk ratings

•	Monitoring and approval of forward-looking information including scenario weightings incorporated into ECL models

We involved credit risk and economics professionals with specialized skills and knowledge who assisted in:

CWB Financial Group 2023 Annual Report	| 2

•	Assessing the models for the PD, EAD, and LGD inputs by evaluating the methodology for compliance with relevant accounting standards

•	Assessing the methodology for identifying whether there has been a significant increase in credit risk for compliance with relevant accounting standards

•	Checking the accuracy of a selection of model-generated results

•	Assessing the Entity’s qualitative adjustments based on expert credit judgment by applying our knowledge of the industry and credit judgment to assess management’s judgments

•	Assessing the Entity’s forward-looking information including scenario weightings incorporated into ECL models by comparing to external macroeconomic data

For a selection of loans, we evaluated the Entity’s assigned internal risk rating against the Entity’s internal risk ratings scale.

For a selection of loans, we tested the Entity’s assessment of whether there has been a significant increase in credit risk.

OTHER INFORMATION

Management is responsible for the other information. Other information comprises:

•	the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

•	the information, other than the financial statements and the auditor’s report thereon, included in a document likely to be entitled “2023 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions and the “2023 Annual Report” as at the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

RESPONSIBILITIES OF MANAGEMENT AND THOSE CHARGED WITH GOVERNANCE FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity‘s financial reporting process.

3 |	CWB Financial Group 2023 Annual Report

AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE FINANCIAL STATEMENTS

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG LLP

Chartered Professional Accountants

The engagement partner on the audit resulting in this auditor’s report is Arnold Singh

Edmonton, Canada

December 7, 2023

CWB Financial Group 2023 Annual Report	| 4

CONSOLIDATED BALANCE SHEETS

($ thousands)

		As at	As at
		October 31	October 31
		2023	2022

Assets
Cash Resources	(Notes 3 and 4)
Cash and non-interest bearing deposits with financial institutions		$49,114	$81,228
Interest bearing deposits with financial institutions		149,285	26,833
Cheques and other items in transit		17,410	7,918

		215,809	115,979
Securities	(Note 4)
Issued or guaranteed by Canada		3,268,476	3,910,821
Issued or guaranteed by a province or municipality		440,313	448,947
Other securities		200,017	159,027

		3,908,806	4,518,795
Securities Purchased Under Resale Agreements	(Note 5)	134,662	-

Loans	(Note 6)
Personal		7,117,829	6,951,826
Business		30,092,021	28,953,796

		37,209,850	35,905,622
Allowance for credit losses		(172,563)	(161,818)

		37,037,287	35,743,804
Other
Property and equipment	(Note 8)	152,355	153,026
Goodwill	(Note 9)	138,701	138,701
Intangible assets	(Note 9)	241,195	223,921
Derivatives	(Notes 10 and 25)	109,290	110,521
Other assets	(Note 11)	381,998	422,805

		1,023,539	1,048,974

Total Assets		$42,320,103	$41,427,552

Liabilities and Equity
Deposits	(Note 12)
Personal		$19,773,898	$17,181,571
Business and government		13,554,551	15,828,891

		33,328,449	33,010,462

Other
Cheques and other items in transit		37,831	33,187
Securities sold under repurchase agreements	(Notes 5 and 7)	-	247,354
Derivatives	(Notes 10 and 25)	198,596	156,081
Other liabilities	(Note 13)	889,401	789,599

		1,125,828	1,226,221

Debt
Debt related to securitization activities	(Notes 7 and 14)	3,315,721	3,084,091
Subordinated debentures	(Note 14)	523,438	373,802

		3,839,159	3,457,893

Equity
Preferred shares	(Note 15)	250,000	250,000
Limited recourse capital notes	(Note 15)	325,000	325,000
Common shares	(Note 15)	1,007,983	956,061
Retained earnings		2,515,719	2,317,146
Share-based payment reserve	(Note 16)	28,918	27,466
Accumulated other comprehensive loss		(100,953)	(142,697)

Total Equity		4,026,667	3,732,976

Total Liabilities and Equity		$42,320,103	$41,427,552

The accompanying notes are an integral part of the consolidated financial statements.

Sarah Morgan-Silvester	Chris H. Fowler
Chair of the Board	President and Chief Executive Officer

5 |	CWB Financial Group 2023 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended October 31

($ thousands, except per share amounts)

		2023	2022

Interest Income	(Note 23)
Loans		$2,281,621	$1,523,026
Securities		72,906	37,043
Deposits with financial institutions		10,945	1,836

		2,365,472	1,561,905

Interest Expense
Deposits		1,261,037	546,136
Debt		123,158	75,793

		1,384,195	621,929

Net Interest Income		981,277	939,976

Non-interest Income
Wealth management services		61,202	61,928
Credit related		45,187	40,449
Trust services		10,723	9,991
Retail services		10,442	10,264
Losses on securities, net		(52)	(67)
Other	(Note 18)	3,795	13,746

		131,297	136,311

Total Revenue		1,112,574	1,076,287
Provision for Credit Losses	(Notes 4 and 6)	26,641	45,997
Non-interest Expenses
Salaries and employee benefits	(Notes 16 and 18)	390,164	345,743
Premises and equipment		121,727	127,685
Other expenses	(Note 18)	99,392	108,349
		611,283	581,777

Net Income before Income Taxes		474,650	448,513
Income Taxes	(Note 19)	124,001	111,617

Net Income		350,649	336,896
Preferred share dividends and limited recourse capital note distributions	(Note 15)	26,333	26,594

Common Shareholders' Net Income		$324,316	$310,302

Average number of common shares (in thousands)	(Note 20)	96,054	91,431
Average number of diluted common shares (in thousands)		96,061	91,490

Earnings Per Common Share	(Note 20)
Basic		$3.38	$3.39
Diluted		3.38	3.39

The accompanying notes are an integral part of the consolidated financial statements.

CWB Financial Group 2023 Annual Report	| 6

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended October 31

($ thousands)

	2023	2022
Net Income	$350,649	$336,896

Other Comprehensive Income (Loss), net of tax
Items that will be subsequently reclassified to net income
Debt securities measured at fair value through other comprehensive income
Gains (losses) from change in fair value(1)	65,694	(89,817)
Reclassification to net income, of (gains) losses in the year(2)	(209)	8
	65,485	(89,809)

Derivatives designated as cash flow hedges (Note 10)
Losses from change in fair value(3)	(55,058)	(38,852)
Reclassification to net income, of (gains) losses in the year(4)	32,303	(16,508)
	(22,755)	(55,360)

Items that will not be subsequently reclassified to net income
Unrealized losses on equity securities designated at fair value through other comprehensive income(5)	(986)	(167)
	41,744	(145,336)
Comprehensive Income	$392,393	$191,560

(1)	Net of income tax of $21,458 (2022 – $27,855).
(2)	Net of income tax of $116 (2022 – $6).
(3)	Net of income tax of $18,412 (2022 – $11,969).
(4)	Net of income tax of $10,510 (2022 – $5,045).
(5)	Net of income tax of $365 (2022 – $39).

The accompanying notes are an integral part of the consolidated financial statements.

7 |	CWB Financial Group 2023 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended October 31

($ thousands)

		2023	2022

Preferred Shares	(Note 15)
Balance at beginning and end of year		$250,000	$250,000

Limited Recourse Capital Notes	(Note 15)
Balance at beginning and end of year		325,000	325,000

Common Shares	(Note 15)
Balance at beginning of year		956,061	809,435
Issued under at-the-market common equity distribution program		44,998	141,098
Issued under dividend reinvestment plan		6,492	5,005
Transferred from share-based payment reserve on the exercise or exchange of options		432	523

Balance at end of year		1,007,983	956,061

Retained Earnings
Balance at beginning of year		2,317,146	2,120,795
Net income		350,649	336,896
Dividends and other distributions - Preferred shares and limited recourse capital notes	(Note 15)	(26,333)	(26,594)
- Common shares	(Note 15)	(124,998)	(111,245)
Issuance costs on at-the-market common equity distribution program	(Note 15)	(745)	(2,706)

Balance at end of year		2,515,719	2,317,146

Share-based Payment Reserve	(Note 16)
Balance at beginning of year		27,466	26,016
Amortization of fair value of options		1,884	1,973
Transferred to common shares on the exercise or exchange of options		(432)	(523)

Balance at end of year		28,918	27,466

Accumulated Other Comprehensive Loss
Debt securities measured at fair value through other comprehensive income
Balance at beginning of year		(121,949)	(32,140)
Other comprehensive income (loss)		65,485	(89,809)

Balance at end of year		(56,464)	(121,949)

Derivatives designated as cash flow hedges
Balance at beginning of year		(21,672)	33,688
Other comprehensive loss		(22,755)	(55,360)

Balance at end of year		(44,427)	(21,672)

Equity securities designated at fair value through other comprehensive income
Balance at beginning of year		924	1,091
Other comprehensive loss		(986)	(167)

Balance at end of year		(62)	924

Total accumulated other comprehensive loss		(100,953)	(142,697)

Total Equity		$4,026,667	$3,732,976

The accompanying notes are an integral part of the consolidated financial statements.

CWB Financial Group 2023 Annual Report	| 8

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended October 31

($ thousands)

		2023	2022

Cash Flows from Operating Activities
Net income		$350,649	$336,896
Adjustments to determine net cash flows:
Accrued interest receivable and payable, net		116,970	28,904
Depreciation and amortization	(Notes 8 and 9)	62,178	80,848
Current income taxes receivable and payable, net		38,708	16,967
Provision for credit losses	(Notes 4 and 6)	26,641	45,997
Deferred income taxes, net		(550)	6,493
Amortization of fair value of employee stock options	(Note 16)	1,884	1,973
Losses on securities, net		52	67
Change in operating assets and liabilities
Debt related to securitization activities, net		231,630	442,248
Deposits, net		317,987	3,034,723
Loans, net		(1,323,065)	(3,029,428)
Securities purchased under resale agreements, net		(134,662)	30,048
Securities sold under repurchase agreements, net		(247,354)	247,354
Derivative collateral receivable and payable, net			(78,128)
		(56,200)
Other items, net		73,706	27,105

Net Cash from (used in) Operating Activities		(541,426)	1,192,067

Cash Flows from Financing Activities
Debentures issued		149,160	-
Common shares issued, net of issuance costs	(Note 15)	44,253	138,392
Dividends and limited recourse capital note distributions		(144,839)	(132,834)
Repayment of lease liabilities		(15,841)	(14,353)

Net Cash from (used in) Financing Activities		32,733	(8,795)

Cash Flows from Investing Activities
Interest bearing deposits with financial institutions, net		(122,452)	(5,489)
Securities, purchased		(2,615,355)	(3,263,551)
Securities, sales proceeds		284,891	1,941,850
Securities, matured		3,013,124	242,124
Property, equipment and intangible assets		(78,781)	(99,252)

Net Cash from (used in) Investing Activities		481,427	(1,184,318)

Change in Cash and Cash Equivalents		(27,266)	(1,046)
Cash and Cash Equivalents at Beginning of Year		55,959	57,005

Cash and Cash Equivalents at End of Year *		$28,693	$55,959

* Represented by:
Cash and non-interest bearing deposits with financial institutions		$49,114	$81,228
Cheques and other items in transit (included in Cash Resources)		17,410	7,918
Cheques and other items in transit (included in Other Liabilities)		(37,831)	(33,187)

Cash and Cash Equivalents at End of Year		$28,693	$55,959

Supplemental Disclosure of Cash Flow Information
Interest and dividends received		$2,359,639	$1,567,080
Interest paid		1,237,215	551,698
Income taxes paid		104,571	86,860

The accompanying notes are an integral part of the consolidated financial statements.

9 |	CWB Financial Group 2023 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended October 31, 2023 and 2022

($ thousands, except per share amounts)

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

A)	REPORTING ENTITY

Canadian Western Bank (CWB) is a publicly traded, federally regulated Canadian bank headquartered at Suite 3000, 10303 Jasper Avenue, Edmonton, Alberta. We are a full-service financial institution in Canada with a strategic focus to meet the unique financial needs of businesses and their owners. We provide our clients with full-service business and personal banking, specialized financing, wealth management offerings, and trust services.

The consolidated financial statements were authorized for issue by the Board of Directors on December 7, 2023.

B)	BASIS OF CONSOLIDATION

The consolidated financial statements include the assets, liabilities and results of operations of CWB and all of its subsidiaries, after the elimination of intercompany transactions and balances. Subsidiaries are defined as entities whose operations are controlled by CWB and are corporations in which we are the beneficial owner. Non-controlling interest in subsidiaries is presented on the consolidated balance sheets as a separate component of equity that is distinct from shareholders’ equity. The net income attributable to non-controlling interest in subsidiaries is presented separately in the consolidated income statements. See Note 28 for details of CWB’s significant subsidiaries.

The consolidated financial statements have been prepared on a historic cost basis, except the revaluation of financial instruments classified as fair value through profit or loss, or as fair value through other comprehensive income.

C)	STATEMENT OF COMPLIANCE

These consolidated financial statements of CWB have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). These consolidated financial statements also comply with subsection 308 (4) of the Bank Act and the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (OSFI).

The significant accounting policies used in the preparation of these financial statements, including the accounting requirements of OSFI, are summarized below and in the following notes.

D)	USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the period. Key areas of estimation where we have made subjective judgments, often as a result of matters that are inherently uncertain, include those relating to the allowance for credit losses, fair value of financial instruments, impairment of goodwill and intangible assets, valuation of deferred tax assets and liabilities, impairment of financial instruments classified as fair value through other comprehensive income, and fair value of stock options. Therefore, actual results could differ from these estimates.

E)	SIGNIFICANT JUDGMENTS

Information on critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements relate to the allowance for credit losses and are described in Note 6.

F)	BUSINESS COMBINATIONS

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured at the fair value of the consideration, including contingent consideration, given at the acquisition date. Contingent consideration is remeasured each period thereafter with the adjustment recorded to acquisition-related fair value changes in the consolidated statements of income. Acquisition-related costs are recognized as an expense in the income statement in the period in which they are incurred. The acquired identifiable assets, liabilities and contingent liabilities are measured at their fair values at the date of acquisition. Goodwill is measured as the excess of the aggregate of the consideration transferred, including any amount of any non-controlling interest in the acquiree, over the net of the recognized amounts of the identifiable assets acquired and the liabilities assumed.

We elect on a transaction-by-transaction basis whether to measure a non-controlling interest at its fair value or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

G)	FUNCTIONAL AND FOREIGN CURRENCIES

The consolidated financial statements are presented in Canadian dollars, which is our functional currency. Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates prevailing at the balance sheet date. Revenue and expenses in foreign currencies are translated at the average exchange rates prevailing during the period. Realized and unrealized gains and losses on foreign currency positions are included in non-interest income.

CWB Financial Group 2023 Annual Report	| 10

H)	PROVISIONS AND CONTINGENT LIABILITIES

Management exercises judgment in determining whether a past event or transaction may result in the recognition of a provision or the disclosure of a contingent liability. Provisions are recognized in the consolidated financial statements when management determines that it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated, considering all relevant risks and uncertainties. Management as well as internal and external experts may be involved in estimating any amounts required. The actual costs of resolving these obligations may be significantly higher or lower than the recognized provision.

I)	ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, except as noted. To facilitate a better understanding of our consolidated financial statements, the significant accounting policies are disclosed in the notes, where applicable, with related financial disclosures by major caption:

Note	Topic	Note	Topic
2	Financial instruments	16	Share-based payments
3	Cash resources	17	Contingent liabilities and commitments
4	Securities	18	Other income and other expenses
5	Securities sold under repurchase agreements	19	Income taxes
	and purchased under resale agreements	20	Earnings per common share
6	Loans, impaired loans and allowance for credit losses	21	Related party transactions
7	Financial assets transferred but not derecognized	22	Interest rate sensitivity
8	Property and equipment	23	Interest income
9	Goodwill and intangible assets	24	Fair value of financial instruments
10	Derivative financial instruments	25	Financial instruments - offsetting
11	Other assets	26	Risk management
12	Deposits	27	Capital management
13	Other liabilities	28	Subsidiaries
14	Debt	29	Comparative figures
15	Capital stock

J)	CHANGES IN ACCOUNTING POLICIES

IAS 12 Income Taxes

In May 2021, the IASB issued Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12 Income Taxes). The amendments narrow the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal and offsetting temporary differences. As a result, there is recognition of a deferred tax asset and a deferred tax liability for temporary differences arising on initial recognition of a lease and a decommissioning provision. CWB adopted the amendments effective for our fiscal year beginning November 1, 2022 and there was no significant impact upon adoption.

K)	FUTURE ACCOUNTING CHANGES

A number of standards and amendments have been issued by the IASB, and the following changes may have an impact on our future financial statements.

IFRS 17 Insurance Contracts

In May 2017, the IASB issued IFRS 17 Insurance Contracts which will replace IFRS 4 Insurance Contracts. In June 2020, the IASB issued amendments to IFRS 17 aimed at helping companies implement the Standard and to defer the effective date. In December 2021, the IASB issued a narrow-scope amendment to the transition requirements in IFRS 17, providing insurers with an option aimed at improving the usefulness of information to investors on initial application of IFRS 17 by presenting comparative information about financial assets, using a classification overlay approach on a basis that is more consistent with how IFRS 9 will be applied in future reporting periods.

This Standard introduces consistent accounting for all insurance contracts. The Standard requires a company to measure insurance contracts using updated estimates and assumptions that reflect the timing of cash flows and any uncertainty relating to insurance contracts. Additionally, IFRS 17 requires an entity to recognize profits as it delivers insurance services, rather than when it receives premiums.

CWB will adopt the new Standard and its amendments for our fiscal year beginning November 1, 2023. We have assessed the Standard and amendments and determined there will be no significant impact upon adoption.

2. FINANCIAL INSTRUMENTS

Financial assets include cash resources, securities, securities purchased under resale agreements, loans, derivatives and certain other assets. Financial liabilities include deposits, cheques and other items in transit, securities sold under repurchase agreements, derivatives, debt and certain other liabilities.

The use of financial instruments exposes CWB to credit, liquidity and market risk. A discussion of how these are managed can be found in the Risk Management section of the MD&A.

CLASSIFICATION AND MEASURMENT OF FINANCIAL ASSETS

Initial Recognition and Measurement

Financial assets consist of both debt and equity instruments. Financial assets are initially recognized at fair value and subsequently measured at fair value through profit or loss (FVTPL), fair value through other comprehensive income (FVOCI) or amortized cost.

11 |	CWB Financial Group 2023 Annual Report

Derivatives are measured at FVTPL, except to the extent that they are designated in a hedging relationship, in which case the IAS 39 hedge accounting requirements are applied as described in Note 10.

Debt Instruments

Debt instruments, including loans and debt securities, are initially measured at fair value and are subsequently classified and measured at FVTPL, FVOCI or amortized cost based on the contractual cash flow characteristics of the instrument and the business model under which the asset is held.

The intent of the assessment of the contractual cash flow characteristics of an instrument is to determine if contractual payments to be received represent solely principal and interest (SPPI), consistent with a basic lending arrangement. Principal, for the purposes of the test, is defined as the fair value of the instrument at initial recognition and is subject to change over its life due to transactions such as repayments and amortization of related premiums or discounts. Interest represents consideration for the time value of money, credit risk, other basic lending risks and costs, such as liquidity risk and administrative costs, as well as a profit margin. Contractual terms that introduce risks or volatility that are unrelated to a basic lending arrangement do not represent cash flows that are SPPI and as a result, the related financial asset is classified and measured at FVTPL.

For debt instruments that meet the requirements of the SPPI test, classification at initial recognition is determined based on the business model under which the assets are managed. Considerations include how performance of the debt instruments is evaluated, the risks that affect the performance of the business model, and how those risks are managed, and the manner in which management is compensated. Potential business models are as follows:

•	Held to collect: Objective is to collect contractual cash flows.

•	Held to collect and sell: Objective is to both collect contractual cash flows and sell the financial assets.

•	Held for sale or other business models: Encompasses all other business models. CWB does not currently hold assets within this category.

The use of judgment is required in assessing both the contractual cash flow characteristics and the business model of debt instruments.

Measured at Amortized Cost

Debt instruments measured at amortized cost are managed under a ‘held to collect’ business model and have contractual cash flows that satisfy the requirements of the SPPI test. These financial assets are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest rate method, net of allowance for credit losses estimated based on the expected credit loss (ECL) approach.

Measured at Fair Value through Other Comprehensive Income

Debt instruments measured at FVOCI, which are managed under a ‘held to collect and sell’ business model and have contractual cash flows that represent SPPI, are initially recorded at fair value, net of transaction costs. Subsequent to initial recognition, unrealized gains and losses related to the debt instruments are recorded in other comprehensive income (OCI), net of tax. Impairment losses and recoveries, estimated using an ECL approach, are recognized in the consolidated statements of income and correspondingly reduce the accumulated changes in fair value recorded in OCI. Gains and losses realized on disposal of debt instruments classified at FVOCI are included in the consolidated statements of income.

Equity Instruments

Equity instruments are classified and measured at FVTPL unless an irrevocable election is made to designate non-trading instruments at FVOCI at the time of initial recognition. If the election is applied, unrealized gains and losses are recorded in OCI, net of tax, and are not subsequently reclassified to the consolidated statements of income. When realized, gains and losses that arise upon derecognition are reclassified from accumulated other comprehensive income (AOCI) to retained earnings. Equity securities are not subject to an impairment assessment.

IMPAIRMENT

Expected Credit Loss Approach

The ECL approach categorizes financial assets into three stages based on changes in credit risk since initial recognition of the asset. A financial asset can move between stages depending on improvement or deterioration of credit risk.

Performing Assets

•	Stage 1: From initial recognition until the date on which the financial asset experiences a significant increase in credit risk (SICR), the allowance for credit losses is measured based on ECL from defaults occurring in the 12 months following the reporting date.

•	Stage 2: A financial asset migrates to Stage 2 when it experiences a SICR subsequent to initial recognition and the allowance for credit losses is measured based on ECL from defaults occurring over the remaining life of the asset.

Impaired Assets

•	Stage 3: When a financial asset is identified as credit-impaired, it migrates to Stage 3 and an allowance for credit losses equal to full lifetime ECL is recognized. Interest income is recognized on the carrying amount of the asset, net of the allowance for credit losses.

ECL represents the discounted probability-weighted estimate of cash shortfalls expected to result from defaults over the relevant time horizon. ECL estimations are a function of the probability of default (PD), loss given default (LGD) and exposure at default (EAD). PD, which represents the estimate of the likelihood of default, considers past events, current market conditions and forward-looking information over the relevant time horizon. LGD represents an estimate of loss arising from default based on the difference between the contractual cash flows due and those that CWB expects to receive, including consideration for the amount and quality of collateral held. EAD represents an estimate of the exposure at a future default date, taking into account estimated future repayments of principal and draws on committed facilities.

For most financial assets, ECL is estimated on an individual basis. Financial assets for which an allowance for credit losses is estimated on a collective basis are grouped based on similar credit risk characteristics.

CWB Financial Group 2023 Annual Report	| 12

Forward-looking Information

The estimation of ECL and the assessment of SICR consider information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation and application of forward-looking information requires significant judgment.

With consideration of several external sources of information, we formulate a base case view of the future relevant macroeconomic variables, which is updated quarterly. The base case scenario represents the best estimate of forecast macroeconomic variables. Additionally, we construct an upside and a downside scenario, based on reasonably possible scenarios. We weight each scenario based on our view of the forward-looking conditions which will change over time.

Additional information regarding the incorporation of forward-looking information and the related judgment and estimation involved in the process is described in Note 6.

Assessment of Significant Increases in Credit Risk

At each reporting date, we assess whether a financial asset has experienced a SICR since initial recognition by comparing the risk of a default occurring over the asset’s remaining expected life at the reporting date and the date of initial recognition.

The assessment of changes in credit risk is performed at least quarterly, generally at the instrument level. Significant judgment is also required in the application of SICR thresholds. The thresholds used to define SICR are not expected to change frequently, and will be reassessed as needed based on significant changes in credit risk management practices.

Refer to Note 6 for additional information regarding the assessment of SICR.

Expected Life

When measuring ECL, we consider the maximum contractual period over which an exposure to credit risk exists. For most instruments, the expected life is limited to the remaining contractual life, including prepayment and extension options. For certain revolving credit facilities, the expected life is estimated based on the period over which we are exposed to credit risk and how credit losses are mitigated by management actions.

Modified Financial Assets

The original terms of a financial asset may be renegotiated or otherwise modified, resulting in an impact to contractual cash flows. In particular, in an effort to minimize our realized losses, modifications may be granted in situations where a borrower experiences financial difficulty. Modifications may include payment deferrals, extension of amortization periods, interest rate reductions, principal forgiveness, debt consolidation or forbearance. If it is determined that the modification results in expiry of cash flows, the original asset is derecognized and a new asset is recognized based on the new contractual terms.

Where a modification does not result in derecognition, the gross carrying amount of the financial asset is recalculated as the present value of the renegotiated or modified contractual cash flows, discounted at the original effective interest rate, and a gain or loss is recognized immediately in the consolidated statements of income. The financial asset continues to be subject to the same assessment for SICR relative to initial recognition. Expected cash flows arising from the modified contractual terms are considered when estimating ECL for the modified asset. Financial assets that are modified while having an allowance for credit losses equal to lifetime ECL may revert to having to an allowance for credit losses equal to 12-month ECL after a period of performance and improvement in the borrower’s financial condition.

Definition of Default

The definition of default used in the estimation of ECL is consistent with the definition of default used for internal credit risk management purposes. Loans are determined to be in default and classified as impaired when payments are contractually past due 90 days or more, when we have commenced realization proceedings, or when we are of the opinion that the loan should be regarded as impaired based on objective evidence. Objective evidence that a loan is impaired may include significant financial difficulty of a borrower, default or delinquency of a borrower, breach of loan covenants or conditions, or indications that a borrower will enter bankruptcy.

Financial assets are reviewed on an ongoing basis to assess whether any should be classified as impaired. Loans that have become impaired are monitored closely by a specialized team with regular reviews of each loan and its realization plan. Impaired loans are returned to performing status when the timely collection of both principal and interest is reasonably assured and all delinquent principal and interest payments are brought current.

Write-offs

Financial assets are written off, either partially or in full, against the related allowance for credit losses when we conclude that there is no realistic prospect of future recovery in respect of those amounts. When financial assets are secured, this is generally after all collateral has been realized or transferred to us, or in certain circumstances, when the net realizable value of any collateral and other available information suggests that there is no reasonable expectation of further recovery. In subsequent periods, any recoveries of amounts previously written off are recorded as a reduction to the provision for credit losses in the consolidated statements of income.

3. CASH RESOURCES

Cash resources include highly liquid investments that are readily convertible to cash and are subject to an insignificant risk of change in value. Cheques and other items in transit included in cash resources are recorded at amortized cost.

Interest bearing deposits with financial institutions included in cash resources are classified and measured at FVOCI as the requirements of the SPPI test are satisfied and the deposits are managed under a ‘hold to collect and sell’ business model. Changes in fair value are reported in other comprehensive income, net of tax.

At October 31, 2023, $46,929 (October 31, 2022 – $27,378) of cash was restricted from use in relation to the securitization of equipment financing leases and loans.

13 |	CWB Financial Group 2023 Annual Report

4. SECURITIES

Debt securities measured at FVOCI have contractual cash flows that satisfy the requirements of the SPPI test and are purchased with the objective of collecting contractual cash flows and selling the assets in response to, or in anticipation of, changes in interest rate, credit or foreign currency risk, funding sources, terms or to meet liquidity requirements.

Debt securities measured at FVOCI are initially recorded at fair value, net of transaction costs. They are subsequently measured at fair value, with unrealized gains and losses recorded in OCI, net of tax, until the security is sold. Gains and losses realized upon sale of the securities are recorded in gains (losses) on securities, net in the consolidated statements of income. Interest income earned is recorded using the effective interest method.

Debt securities measured at FVTPL are purchased with the objective of collecting contractual cash flows, however, the cash flows for these securities do not satisfy the requirements of the SPPI test. Gains and losses realized upon sale of the securities are recorded in gains (losses) on securities, net in the consolidated statements of income. Interest income earned is recorded using the effective interest method.

Equity securities are equity instruments held for long-term investment purposes. We have made the election to measure equity securities at FVOCI. Unrealized gains and losses are recorded in OCI, net of tax, and are subsequently transferred directly to retained earnings.

The analysis of securities at carrying value, by type and maturity or reprice date, follows:

	Maturity/Reprice
				Greater		As at	As at
	Within	1 to	3 to	than 5	No Specific	October 31	October 31
	1 Year	3 Years	5 Years	Years	Maturity	2023	2022
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$149,285	$-	$-	$-	$-	$149,285	$26,833
Debt securities issued or guaranteed by
Canada	1,844,492	1,054,200	217,125	152,659	-	3,268,476	3,910,821
A province or municipality	424,577	15,736	-	-	-	440,313	448,947
Other debt securities issued by United States Treasury	102,201	27,527	-	-	-	129,728	148,722
Other debt securities	55,388	-	-	-	-	55,388	-
Measured at FVTPL
Other debt securities(2)	-	-	-	14,901	-	14,901	-
Designated at FVOCI
Other equity securities	-	-	-	-		-	10,305
Total	$2,575,943	$1,097,463	$217,125	$167,560	$-	$4,058,091	$4,545,628

(1)	Included in cash resources on the consolidated balance sheets.

(2)	Gains (losses) are recorded in other non-interest income in the consolidated statements of consolidated income.

CWB Financial Group 2023 Annual Report	| 14

UNREALIZED GAINS AND LOSSES

Unrealized gains and losses related to debt securities and cash resources measured at FVOCI and FVTPL, and equity securities designated at FVOCI are as follows:

	As at October 31, 2023

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost(2)	Gains	Losses	Value
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$149,292	$2	$9	$149,285
Debt securities issued or guaranteed by
Canada	3,333,770	1,718	67,012	3,268,476
A province or municipality	444,545	71	4,303	440,313
Other debt securities issued by United States Treasury	134,434	-	4,706	129,728
Other debt securities	55,305	85	2	55,388
Measured at FVTPL
Other debt securities	12,494	2,569	162	14,901

Total	$4,129,840	$4,445	$76,194	$4,058,091

	As at October 31, 2022
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost(2)	Gains	Losses	Value
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$26,833	$-	$-	$26,833
Debt securities issued or guaranteed by
Canada	4,047,037	414	136,630	3,910,821
A province or municipality	465,377	67	16,497	448,947
Other debt securities issued by United States Treasury	157,393	-	8,671	148,722
Designated at FVOCI
Other equity securities	8,972	1,617	284	10,305

Total	$4,705,612	$2,098	$162,082	$4,545,628

(1)	Included in cash resources on the consolidated balance sheets.

(2)	The amortized cost of debt securities and cash resources measured at FVOCI is net of an allowance for credit losses of $120 (October 31, 2022 – $498).

IMPAIRMENT

Impairment losses and recoveries on debt securities measured at FVOCI, estimated using an ECL approach, are recognized in the provision for credit losses in the consolidated statements of income and correspondingly reduce the accumulated changes in fair value recorded in OCI.

During the year ended October 31, 2023, reversals of the provision for credit losses of $378 (October 31, 2022 – reversals of $38) were recorded in the consolidated statements of income related to a change in the estimated allowance for credit losses on performing debt securities measured at FVOCI, all of which were in Stage 1 as at October 31, 2023 and 2022.

5. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND PURCHASED UNDER RESALE AGREEMENTS

Securities sold under repurchase agreements represent the sale of government issued securities by CWB effected with a simultaneous agreement to purchase them back at a specified price on a future date, which is generally short term. The difference between the proceeds of the sale and the predetermined cost to be paid on a resale agreement is recorded as deposit interest expense.

Securities purchased under resale agreements represent the purchase of government issued securities by CWB effected with a simultaneous agreement to sell them back at a specified price on a future date, which is generally short term. The difference between the cost of the purchase and the predetermined proceeds to be received on a resale agreement is recorded as securities interest income.

Securities sold under repurchase agreements and purchased under resale agreements are classified and measured at amortized cost in the consolidated balance sheets.

15 |	CWB Financial Group 2023 Annual Report

6. LOANS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

LOANS AT AMORTIZED COST

Loans, including leases, which are measured at amortized cost and stated net of unearned income, unamortized premiums or discounts and allowance for credit losses, are originated or purchased with the objective of collecting contractual cash flows and generating cash flows that satisfy the requirements of the SPPI test. Loan fees integral to the yield, net of transaction costs, are amortized to interest income using the effective interest method.

The composition of our loan portfolio by geographic region and industry sector follows:

									Composition
									Percentage
									Oct. 31	Oct. 31
($ millions)	BC	AB	ON	SK	QC	MB	Other	Total	2023	2022

Personal(1)	$1,627	$1,943	$2,955	$276	$-	$157	$160	$7,118	19%	19%
Business
General commercial loans	4,024	4,029	4,007	514	429	419	259	13,681	37	35
Commercial mortgages	3,695	2,468	526	224	60	133	-	7,106	19	21
Equipment financing and leasing(2)	903	1,517	1,366	467	794	282	393	5,722	16	15
Real estate project loans	1,605	756	577	27	66	67	-	3,098	8	9
Oil and gas production loans	72	413	-	-	-	-	-	485	1	1

	10,299	9,183	6,476	1,232	1,349	901	652	30,092	81	81

Total(3)	$11,926	$11,126	$9,431	$1,508	$1,349	$1,058	$812	$37,210	100%	100%
Composition Percentage
October 31, 2023	32%	30%	25%	4%	4%	3%	2%	100%
October 31, 2022	33%	31%	24%	4%	3%	3%	2%	100%

(1)	Includes mortgages securitized through the National Housing Act Mortgage Backed Securities program reported on-balance sheet of $1,350 (October 31, 2022 – $1,386) (see Note 6).

(2)	Includes securitized leases and loans reported on-balance sheet of $2,219 (October 31, 2022 – $2,125) (see Note 7).

(3)	This table does not include an allocation of the allowance for credit losses.

CREDIT QUALITY

Internal Risk Ratings

Within our loan portfolios, borrowers are assigned a borrower risk rating (BRR) that reflects the credit quality of the obligor using industry and sector-specific risk models and expert credit judgment. BRRs are assessed and assigned at the time of loan origination and reviewed at least annually. More frequent reviews are conducted for borrowers with weaker risk ratings, borrowers that trigger a review based on adverse changes in financial performance and borrowers requiring or requesting changes to credit facilities. Each BRR has a PD calibrated against it, which is estimated based on our historical loss experience for each risk segment or risk rating level, adjusted for forward-looking information. Our BRR scale broadly aligns to external ratings as follows:

Description	CWB Rating Category	Standard & Poor’s	Moody’s Investor Services

Investment grade or low risk	1 to 6M	AAA to BBB-	Aaa to Baa3
Non-investment grade or medium risk	6L to 8L	BB+ to CCC+	Ba1 to Caa1
Watchlist or high risk	9H to 10L	CCC and below	Caa2 and below
Impaired	11 to 12	Default	Default

CWB Financial Group 2023 Annual Report	| 16

Carrying Value of Exposures by Risk Rating

Gross carrying amounts of loans and the contractual amounts of committed but undrawn credit exposures and letters of credit, categorized based on internal risk ratings, are as follows:

	As at October 31, 2023
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Loans – Personal
Low risk	$3,936,718	$227,367	$-	$4,164,085
Medium risk	2,481,695	205,827	-	2,687,522
Watchlist or high risk	-	245,456	-	245,456
Impaired	-	-	20,766	20,766
Total	6,418,413	678,650	20,766	7,117,829
Allowance for credit losses	(1,463)	(2,103)	(42)	(3,608)
Total, net of allowance for credit losses	6,416,950	676,547	20,724	7,114,221
Loans – Business
Investment grade or low risk	9,654,222	674,160	-	10,328,382
Non-investment grade or medium risk	16,094,997	2,130,931	-	18,225,928
Watchlist or high risk	-	1,292,501	-	1,292,501
Impaired	-	-	245,210	245,210
Total	25,749,219	4,097,592	245,210	30,092,021
Allowance for credit losses	(64,502)	(61,296)	(43,157)	(168,955)
Total, net of allowance for credit losses	25,684,717	4,036,296	202,053	29,923,066
Total loans	32,167,632	4,776,242	265,976	37,209,850
Allowance for credit losses	(65,965)	(63,399)	(43,199)	(172,563)
Total Loans, Net of Allowance for Credit Losses	$32,101,667	$4,712,843	$222,777	$37,037,287
Committed but Undrawn Credit Exposures and Letters of Credit
Investment grade or low risk	$4,595,928	$206,234	$-	$4,802,162
Non-investment grade or medium risk	6,816,600	518,697	-	7,335,297
Watchlist or high risk	-	189,729	-	189,729
Total	11,412,528	914,660	-	12,327,188
Allowance for credit losses	(1,899)	(850)	-	(2,749)
Total, Net of Allowance for Credit Losses	$11,410,629	$913,810	$-	$12,324,439

17 |	CWB Financial Group 2023 Annual Report

	As at October 31, 2022
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total

Loans – Personal
Low risk	$4,100,671	$67,113	$-	$4,167,784
Medium risk	2,154,159	392,303	-	2,546,462
Watchlist or high risk	-	225,098	-	225,098
Impaired	-	-	12,482	12,482

Total	6,254,830	684,514	12,482	6,951,826
Allowance for credit losses	(1,043)	(2,749)	(140)	(3,932)

Total, net of allowance for credit losses	6,253,787	681,765	12,342	6,947,894

Loans – Business
Investment grade or low risk	2,976,113	525,305	-	3,501,418
Non-investment grade or medium risk	19,218,875	5,409,412	-	24,628,287
Watchlist or high risk	-	669,900	-	669,900
Impaired	-	-	154,191	154,191

Total	22,194,988	6,604,617	154,191	28,953,796
Allowance for credit losses	(48,736)	(62,599)	(46,551)	(157,886)

Total, net of allowance for credit losses	22,146,252	6,542,018	107,640	28,795,910

Total loans	28,449,818	7,289,131	166,673	35,905,622
Allowance for credit losses	(49,779)	(65,348)	(46,691)	(161,818)

Total Loans, Net of Allowance for Credit Losses	$28,400,039	$7,223,783	$119,982	$35,743,804

Committed but Undrawn Credit Exposures and Letters of Credit
Investment grade or low risk	$2,065,808	$97,635	$-	$2,163,443
Non-investment grade or medium risk	3,009,255	2,447,483	-	5,456,738
Watchlist or high risk	-	27,284	-	27,284

Total	5,075,063	2,572,402	-	7,647,465
Allowance for credit losses	(1,507)	(3,803)	-	(5,310)

Total, Net of Allowance for Credit Losses	$5,073,556	$2,568,599	$-	$7,642,155

CWB Financial Group 2023 Annual Report	| 18

Impaired and Past Due Loans

Outstanding gross loans and impaired loans, net of allowance for credit losses, by loan type, are as follows:

	As at October 31, 2023				As at October 31, 2022

		Gross		Net		Gross		Net
	Gross	Impaired	Stage 3	Impaired	Gross	Impaired	Stage 3	Impaired
	Amount	Amount(1)	Allowance	Loans	Amount	Amount(1)	Allowance	Loans
Personal	$7,117,829	$20,766	$42	$20,724	$6,951,826	$12,482	$140	$12,342

Business
General commercial loans	13,681,133	91,530	19,070	72,460	12,430,457	82,879	32,469	50,410
Commercial mortgages(2)	7,105,877	103,743	17,458	86,285	7,446,273	36,435	6,734	29,701
Equipment financing and leasing	5,722,326	39,976	6,584	33,392	5,546,163	22,965	6,788	16,177
Real estate project loans	3,098,229	9,961	45	9,916	3,199,515	11,912	560	11,352
Oil and gas production loans	484,456	-	-	-	331,388	-	-	-

	30,092,021	245,210	43,157	202,053	28,953,796	154,191	46,551	107,640

Total	$37,209,850	$265,976	$43,199	$222,777	$35,905,622	$166,673	$46,691	$119,982

(1)	Gross impaired loans include foreclosed assets with a carrying value of $2,712 (October 31, 2022 – $2,010). We pursue timely realization on foreclosed assets and do not use the assets for our own operations.

(2)	Multi-family residential mortgages are included in commercial mortgages.

Outstanding impaired loans, net of allowance for credit losses, by provincial location of security are as follows:

	As at October 31, 2023			As at October 31, 2022

	Gross		Net	Gross		Net
	Impaired	Stage 3	Impaired	Impaired	Stage 3	Impaired
	Amount	Allowance	Loans	Amount	Allowance	Loans

Alberta	$130,141	$22,680	$107,461	$75,398	$20,980	$54,418
British Columbia	59,099	8,665	50,434	21,029	699	20,330
Ontario	44,904	5,855	39,049	51,369	22,192	29,177
Saskatchewan	16,939	4,516	12,423	4,757	1,165	3,592
Quebec	2,277	229	2,048	4,628	757	3,871
Manitoba	6,684	655	6,029	1,632	308	1,324
Other	5,932	599	5,333	7,860	590	7,270

Total	$265,976	$43,199	$222,777	$166,673	$46,691	$119,982

Loans are considered past due when a customer has not made a payment by the contractual due date. The following table presents the carrying value of loans that are contractually past due but not classified as impaired:

	1-30	31-60	61-90
As at October 31, 2023	days	days	days	Total

Personal	$114,397	$57,326	$4,059	$175,782
Business	116,991	58,998	26,129	202,118

Total	$231,388	$116,324	$30,188	$377,900

As at October 31, 2022	$174,127	$77,308	$46,997	$298,432

ALLOWANCE FOR CREDIT LOSSES

Allowance for credit losses related to performing loans is estimated using an ECL approach that incorporates a number of underlying assumptions which involve a high degree of management judgment and can have a significant impact on financial results. The allowance for credit losses is our most significant accounting estimate. Significant key drivers impacting the estimation of ECL, which are interrelated, include:

•	Internal risk ratings attributable to a borrower reflecting the borrower’s credit quality, including any changes since the inception of the loan;

•	Estimated realizable amount of future cash flows on Stage 3 loans;

•	Thresholds used to determine when a borrower has experienced a SICR; and,

•	Forward-looking information, specifically related to variables to which the ECL models are calibrated, and our construction of the scenarios and their weights.

The inputs and models used for estimating ECL may not always capture all emerging market conditions at the reporting date and as such, qualitative adjustments based on expert credit judgment that consider reasonable and supportable information may be incorporated.

19 |	CWB Financial Group 2023 Annual Report

Assessment of Significant Increases in Credit Risk

The determination of whether a loan has experienced a SICR has a significant impact on the estimation of allowance for credit losses as 12-month ECL is recorded for loans in Stage 1 and lifetime ECL is recorded for loans that have migrated to Stage 2. Movement between Stages 1 and 2 is impacted by changes in borrower-specific risk characteristics, which take into account applicable forward-looking information. The main factors considered in assessing whether a loan has experienced a SICR are relative changes in internal risk ratings since initial recognition incorporating forward-looking information, and certain other criteria such as 30 days past due or migration to watchlist status.

Forecasting Forward-looking Information

Forward-looking information is incorporated into both the assessment of whether a loan has experienced a SICR since its initial recognition and the estimation of ECL. The models used to estimate ECL consider macroeconomic factors that are most closely correlated with credit risk in the relevant portfolios and are calibrated to consider our geographic diversification.

The three forward-looking macroeconomic scenarios described below reflect information and facts available to us as at October 31, 2023. The base scenario reflects our best estimate, and the upside and downside scenarios are reasonably possible scenarios that are more optimistic or pessimistic. The base scenario reflects relatively stable economic conditions with slow but positive GDP growth, a minor drop in house prices, and interest rates holding relatively steady. The downside scenario reflects the risk of a contraction to the economy with negative GDP growth and a more significant drop in new house prices. The upside scenario reflects a stronger economy with steady GDP growth, a small increase in new house prices.

The primary macroeconomic variables, for the next year and the remaining forecast period thereafter, used to estimate ECL are as follows:

	Downside			Upside		Base
		Remaining		Remaining		Remaining
	October 31	Forecast	October 31	Forecast	October 31	Forecast
Macroeconomic Variable	2024	Period	2024	Period	2024	Period
GDP growth, year over year	(3)%	1%	2%	2%	1%	2%
Unemployment rate	7	7	6	6	6	7
Three-month treasury bill rate	2.98	1.69	5.50	3.24	4.20	2.79
New Housing Price Index, year over year	(3)	2	2	2	-	2
5 Year fixed mortgage interest rate	5	5	7	6	6	5
Oil Exports, year over year	(7)	7	39	14	14	11

The primary macroeconomic variables impacting ECL for personal loan portfolios are GDP, New Housing Price Index, and residential mortgage interest rates. Business portfolios are impacted by all of the variables in the table above, to varying degrees. Increases in unemployment rates and interest rates will generally correlate with higher ECL while increases in annual gross domestic product (GDP) growth, oil exports, and New Housing Price Index will generally result in lower ECL.

We weight each scenario based on our view of the probability of each scenario, and the impact of weighting these scenarios increased our ECL on performing loans by $8 million relative to the base scenario, at October 31, 2023.

Stage 3 Allowance for Credit Losses

For impaired loans in Stage 3, the allowance for credit losses is measured for each loan as the difference between the carrying value of the loan at the time it is classified as impaired and the present value of the cash flows we expect to receive, using the original effective interest rate of the loan. When the amounts and timing of future cash flows cannot be reliably estimated, either the fair value of the security underlying the loan, net of any expected realization costs, or the current market price for the loan may be used to measure the estimated realizable amount. Security can vary by type of loan and may include real property, working capital, guarantees, or other equipment.

CWB Financial Group 2023 Annual Report	| 20

Reconciliation

A reconciliation of changes in the allowance for credit losses related to loans, committed but undrawn credit exposures and letters of credit follows:

	As at October 31, 2023
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Personal
Balance at beginning of year	$1,047	$2,778	$140	$3,965
Transfers to (from) (1)
Stage 1	290	(290)	-	-
Stage 2	(613)	613	-	-
Stage 3	(1)	(84)	85	-
Net remeasurement(2)	(838)	(337)	486	(689)
New originations	1,771	-	-	1,771
Derecognitions and maturities	(164)	(540)	(27)	(731)
Provision for (reversal of) credit losses(3)	445	(638)	544	351
Write-offs	-	-	(796)	(796)
Recoveries	-	-	154	154
Balance at end of year	1,492	2,140	42	3,674
Business
Balance at beginning of year	$50,239	$66,373	$46,551	$163,163
Transfers to (from) (1)
Stage 1	24,530	(24,530)	-	-
Stage 2	(17,883)	17,883	-	-
Stage 3	(150)	(4,467)	4,617	-
Net remeasurement(2)	(42,546)	20,927	15,848	(5,771)
New originations	73,978	-	-	73,978
Derecognitions and maturities	(21,796)	(14,077)	(5,666)	(41,539)
Provision for (reversal of) credit losses(3)	16,133	(4,264)	14,799	26,668
Write-offs	-	-	(36,254)	(36,254)
Recoveries	-	-	18,061	18,061
Balance at end of year	66,372	62,109	43,157	171,638
Total Allowance for Credit Losses(4)	$67,864	$64,249	$43,199	$175,312
Represented by:
Loans	$65,965	$63,399	$43,199	$172,563
Committed but undrawn credit exposures and letters of credit(5)	1,899	850	-	2,749
Total Allowance for Credit Losses(4)	$67,864	$64,249	$43,199	$175,312

(1)	Represents stage movements prior to remeasurement of the allowance for credit losses.

(2)	Represents credit risk changes as a result of significant increases in credit risk, changes in credit risk that did not result in a transfer between stages, changes in model inputs and assumptions, including changes in forward-looking macroeconomic forecasts and qualitative adjustments, and changes due to partial repayment.

(3)	Included in the provision for credit losses in the consolidated statements of income.

(4)	Allowance for credit losses related to debt securities measured at FVOCI, cash resources and other financial assets classified at amortized cost were excluded from the table above. See Note 4 for details related to the allowance for credit losses on debt securities measured at FVOCI. Cash resources and other financial assets classified at amortized cost are presented in the consolidated balance sheets, net of allowance for credit losses.

(5)	Included in other liabilities in the consolidated balance sheets.

21 |	CWB Financial Group 2023 Annual Report

	As at October 31, 2022
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Personal
Balance at beginning of year	$928	$2,299	$485	$3,712
Transfers to (from) (1)
Stage 1	202	(202)	-	-
Stage 2	(393)	393	-	-
Stage 3	-	(1,860)	1,860	-
Net remeasurement(2)	(805)	2,864	(1,467)	592
New originations	1,292	-	-	1,292
Derecognitions and maturities	(177)	(716)	(91)	(984)
Provision for credit losses(3)	119	479	302	900
Write-offs	-	-	(697)	(697)
Recoveries	-	-	50	50
Balance at end of year	1,047	2,778	140	3,965
Business
Balance at beginning of year	$64,624	$38,702	$38,812	$142,138
Transfers to (from) (1)
Stage 1	5,661	(5,661)	-	-
Stage 2	(7,500)	7,500	-	-
Stage 3	(51)	(12,993)	13,044	-
Net remeasurement(2)	(46,815)	56,062	19,583	28,830
New originations	55,864	-	-	55,864
Derecognitions and maturities	(21,544)	(17,237)	(778)	(39,559)
Provision for (reversal of) credit losses(3)	(14,385)	27,671	31,849	45,135
Write-offs	-	-	(29,918)	(29,918)
Recoveries	-	-	5,808	5,808
Balance at end of year	50,239	66,373	46,551	163,163
Total Allowance for Credit Losses(4)	$51,286	$69,151	$46,691	$167,128
Represented by:
Loans	$49,779	$65,348	$46,691	$161,818
Committed but undrawn credit exposures and letters of credit(5)	1,507	3,803	-	5,310
Total Allowance for Credit Losses(4)	$51,286	$69,151	$46,691	$167,128

EQUIPMENT FINANCING AND LEASING

Our equipment financing and leasing portfolio includes $3,408,700 of net investment in leases as at October 31, 2023 (October 31, 2022 - $3,417,339). The following table outlines the maturity analysis of undiscounted minimum finance lease payments by fiscal year, reconciled to the net investment in leases.

	2023	2022
Minimum Lease Payments
2024	$1,294,386	$1,272,326
2025	1,037,072	1,011,235
2026	733,097	736,842
2027	468,328	453,464
2028	236,740	232,816
Thereafter	59,832	76,921
Total undiscounted financing payments receivable	3,829,455	3,783,603
Unearned Finance Income	(420,755)	(366,264)
Net Investment in Equipment Finance Leases	$3,408,700	$3,417,339

CWB Financial Group 2023 Annual Report	| 22

7. FINANCIAL ASSETS TRANSFERRED BUT NOT DERECOGNIZED

SECURITIZATION OF EQUIPMENT FINANCING LEASES AND LOANS

We securitize equipment financing leases and loans to third parties. These securitizations do not qualify for derecognition as we continue to be exposed to certain risks associated with the leases and loans, therefore we have not transferred substantially all of the risk and rewards of ownership. As the leases and loans do not qualify for derecognition, the assets are not removed from the consolidated balance sheets and a securitization liability is recognized within debt related to securitization activities for the cash proceeds received (see Note 14).

During 2023, we securitized equipment financing leases and loans of $1,035,390 (2022 – $1,136,679), which were sold to third parties for cash proceeds of $919,828 (2022 – $1,019,557).

SECURITIZATION OF RESIDENTIAL MORTGAGES

We securitize fully insured residential mortgage loans through the creation of mortgage-backed securities under the National Housing Act Mortgage Backed Securities (NHA MBS) program sponsored by the Canada Mortgage and Housing Corporation (CMHC). The mortgage-backed securities are sold directly to third party investors, sold to the Canada Housing Trust (CHT) as part of the Canada Mortgage Bond (CMB) program or are held by us. The CHT issues CMBs, which are government guaranteed, to third party investors and uses resulting proceeds to purchase NHA MBS from us and other mortgage issuers in the Canadian market.

The third-party sale of the mortgage pools that comprise the NHA MBS does not qualify for derecognition as we retain the credit and interest rate risks associated with the mortgages, which represent substantially all of the risks and rewards associated with the transferred assets. As a result, the mortgages remain on the consolidated balance sheets as personal loans and are carried at amortized cost. Cash proceeds from the third-party sale of the mortgage pools, including those sold as part of the CMB program, are recognized within debt related to securitization activities (see Note 14).

During 2023, we securitized residential mortgages of $145,773 (2022 – $231,266) which were sold to the CHT for cash proceeds of $143,701 (2022 – $220,381).

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

We enter into repurchase agreements under which we sell previously recognized securities, with a simultaneous agreement to purchase them back at a specific price on a future date, but retain substantially all of the credit, price, interest rate, and foreign exchange risks and rewards associated with the assets (see Note 5). These securities are not derecognized and the cash proceeds from the sale are recognized within other liabilities on the consolidated balance sheets.

Details about the nature of transferred financial assets that do not qualify for derecognition and the associated liabilities are as follows:

	As at October 31, 2023		As at October 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
Transferred Assets that do not Qualify for Derecognition
Securitized leases and loans	$2,218,720	$2,135,851	$2,124,604	$2,114,958
Securitized residential mortgages	1,307,446	1,299,117	1,156,550	1,149,055
Securities sold under repurchase agreements	-	-	247,354	247,354
	3,526,166	3,434,968	3,528,508	3,511,367
Associated Liabilities(1)	3,315,721	3,277,147	3,331,445	3,284,419
Net Position	$210,445	$157,821	$197,063	$226,948

(1)	Associated liabilities consist of $2,020,913 related to securitized lease and loans (2022 – $1,935,812), $1,294,808 related to residential mortgages securitized through the NHA MBS program (2022 – $1,148,279), and $nil related to securities sold under repurchase agreements (2022 – $247,354).

Additionally, we have securitized residential mortgages through the NHA MBS program totaling $42,066 with a fair value of $41,798 (2022 – $229,052 with a fair value of $227,568) that were not transferred to third parties.

23 |	CWB Financial Group 2023 Annual Report

8. PROPERTY AND EQUIPMENT

Land is carried at cost. Buildings, equipment and furniture, and leasehold improvements are carried at cost less accumulated depreciation and impairment. Right-of-use assets primarily reflect leases of branches and office premises, and are measured at an amount equal to the lease liability adjusted by any prepaid or accrued lease payments. Lease liabilities are measured at the present value of the remaining lease payments discounted at our weighted average incremental borrowing rate.

Depreciation is calculated primarily using the straight-line method over the estimated useful life of the asset, as follows:

•	Buildings: 20 years

•	Computer and office equipment and furniture: 3 to 10 years

•	Leasehold improvements: over the shorter of the term of the lease and the remaining useful life

•	Right-of-use assets: over the earlier of the lease term and the expected life. If ownership will transfer to us or we are reasonably certain to exercise a purchase option at the end of the lease term, the expected life of the right-of-use asset is used.

When components of an item of property and equipment have different useful lives, they are accounted for as separate items. Gains and losses on disposal are recorded in non-interest income in the period of disposal. Property and equipment is subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable.

	Leasehold	Land and	Computer	Office	Right of Use
	Improvements	Buildings	Equipment	Equipment	Asset	Total
Cost
Balance at November 1, 2022	$101,704	$19,051	$53,300	$52,681	$113,606	$340,342
Additions	10,614	60	3,996	2,106	7,842	24,618
Lease modifications	-	-	-	-	1,277	1,277
Disposals	(2,001)	-	(7,778)	(3,069)	(2,309)	(15,157)
Balance at October 31, 2023	110,317	19,111	49,518	51,718	120,416	351,080
Accumulated Depreciation and
Impairment
Balance at November 1, 2022	62,873	8,102	41,124	38,864	36,353	187,316
Depreciation	5,823	561	3,823	3,017	11,633	24,857
Lease modifications	-	-	-	-	31	31
Disposals	(2,001)	-	(7,778)	(3,069)	(631)	(13,479)
Balance at October 31, 2023	66,695	8,663	37,169	38,812	47,386	198,725
Net Carrying Amount at October 31, 2023	$43,622	$10,448	$12,349	$12,906	$73,030	$152,355
Cost
Balance at November 1, 2021	$90,137	$19,016	$49,977	$51,274	$91,169	$301,573
Additions	15,953	35	3,356	4,883	17,153	41,380
Lease modifications	-	-	-	-	5,284	5,284
Disposals	(4,386)	-	(33)	(3,476)	-	(7,895)
Balance at October 31, 2022	101,704	19,051	53,300	52,681	113,606	340,342
Accumulated Depreciation and
Impairment	62,181	7,528	37,674	39,498	23,994	170,875
Balance at November 1, 2021
Depreciation	5,078	574	3,483	2,842	12,359	24,336
Lease modifications	-	-	-	-	-	-
Disposals	(4,386)	-	(33)	(3,476)	-	(7,895)
Balance at October 31, 2022	62,873	8,102	41,124	38,864	36,353	187,316
Net Carrying Amount at October 31, 2022	$38,831	$10,949	$12,176	$13,817	$77,253	$153,026

CWB Financial Group 2023 Annual Report	| 24

9. GOODWILL AND INTANGIBLE ASSETS

GOODWILL

Goodwill arises on the acquisition of subsidiaries and represents the excess of the fair value of the purchase consideration, including any amount of any non-controlling interest in the acquiree, over the net recognized amounts of the identifiable assets, including identifiable intangible assets, and liabilities assumed. For the purposes of calculating goodwill, fair values of acquired assets and liabilities are determined by reference to market values or by discounting expected future cash flows to present value.

This discounting is performed using either market rates, or risk-free rates with risk-adjusted expected future cash flows.

Goodwill is stated at cost less impairment losses. Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing considering the business level at which goodwill is monitored for internal management purposes. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. On this basis, CWB’s CGUs with goodwill allocated are:

•	Wealth Management (WM);

•	CWB Maxium Financial Inc. (MX); and,

•	CWB National Leasing Inc. (NL).

	WM	MX	NL	Total
Balance at October 31, 2023	$64,056	$38,869	$35,776	$138,701
	WM	MX	NL	Total
Balance at October 31, 2022	$64,056	$38,869	$35,776	$138,701

25 |	CWB Financial Group 2023 Annual Report

INTANGIBLE ASSETS

Intangible assets represent identifiable non-monetary assets without physical substance and are acquired either separately through a business combination, or generated internally. Intangible assets with a finite useful life are recorded at cost less any accumulated amortization and impairment losses. Certain intangible assets, such as trademarks and trade names, have an indefinite useful life. These indefinite life intangibles are not amortized but are tested for impairment at least annually. The assets’ useful lives are assessed at least annually.

Amortization of acquisition-related intangible assets with finite useful lives is reported in other expenses and amortization of internally generated software is included in premises and equipment expenses on the consolidated statements of income and recorded on a straight-line basis from the date at which it is available for use as follows:

•	Software and related assets: 3 to 15 years

•	Customer relationships: 10 to 15 years

•	Non-competition agreements: 4 to 5 years

•	Other: 3 to 5 years

	Software and		Trademarks	Non-
	Related	Customer	and	competition
	Assets	Relationships	Tradenames	Agreements	Other	Total
Cost
Balance at November 1, 2022	$325,855	$90,442	$8,785	$11,084	$5,150	$441,316
Additions	54,595	-	-	-	-	54,595
Disposals	(6,544)	-	(3,050)	(5,336)	-	(14,930)
Balance at October 31, 2023	373,906	90,442	5,735	5,748	5,150	480,981

Accumulated Amortization
Balance at November 1, 2022	142,537	56,524	2,100	11,084	5,150	217,395
Amortization	28,831	7,540	950	-	-	37,321
Disposals	(6,544)	-	(3,050)	(5,336)	-	(14,930)
Balance at October 31, 2023	164,824	64,064	-	5,748	5,150	239,786
Net Carrying Amount at October 31, 2023	$209,082	$26,378	$5,735	$-	$-	$241,195

	Software and		Trademarks	Non-
	Related	Customer	and	competition
	Assets	Relationships	Tradenames	Agreements	Other	Total
Cost
Balance at November 1, 2021	$295,778	$90,442	$8,785	$11,084	$5,150	$411,239
Additions	52,588	-	-	-	-	52,588
Disposals	(22,511)	-	-	-	-	(22,511)
Balance at October 31, 2022	325,855	90,442	8,785	11,084	5,150	441,316

Accumulated Amortization
Balance at November 1, 2021	118,764	48,396	-	11,084	5,150	183,394
Amortization	46,284	8,128	2,100	-	-	56,512
Disposals	(22,511)	-	-	-	-	(22,511)
Balance at October 31, 2022	142,537	56,524	2,100	11,084	5,150	217,395
Net Carrying Amount at October 31, 2022	$183,318	$33,918	$6,685	$-	$-	$223,921

IMPAIRMENT

The carrying amounts of our intangible assets with finite useful lives are reviewed at each reporting date to determine whether there is any indication of impairment. If an indication exists, we test for impairment. Goodwill and intangible assets with indefinite useful lives are tested for impairment annually or more frequently if events or changes in circumstances indicate impairment.

Impairment testing is performed by comparing an asset’s carrying amount with its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount of the CGU to which the asset belongs will be determined and compared to the carrying amount of the CGU’s net assets, including attributable goodwill. Goodwill is tested for impairment at the level of a CGU or a group of CGUs. If the recoverable amount is less than the carrying value, an impairment loss is charged to the consolidated statements of income.

The recoverable amounts for our CGUs are calculated based on the higher of their value in use and fair value less costs of disposal. Value in use is determined by discounting the future cash flows expected to be generated from the continuing use of the CGU. Fair value less costs of disposal is the amount obtainable from the sale of a CGU in an orderly transaction between market participants, less disposal costs. The fair value of a CGU is estimated using valuation techniques such as a discounted cash flow method or market-based approaches where the fair value of a CGU is determined using comparable market transactions for similar businesses.

In the 2023 and 2022 annual impairment tests, the recoverable amounts of our CGUs are based on their value in use with the exception of the WM CGU, which is based on fair value less costs of disposal.

CWB Financial Group 2023 Annual Report	| 26

WM CGU

The recoverable amount of the WM CGU was based on fair value less cost to sell using a discounted cash flow method. Cash flows are projected based on forecast results of the business for a five-year period, adjusted to approximate the market considerations of a prospective buyer. Beyond five years, cash flows are assumed to increase at a terminal growth rate of 3.7% (3.8% in 2022) based on management’s expectations of real GDP growth and inflation rates. Forecast cash flows are discounted at a rate of 12.0% (12.5% in 2022).

MX and NL CGUs

The recoverable amount of these CGUs was based on their value in use in the current and comparative period. We calculate value in use using a discounted cash flow method. Cash flows are projected based on forecast results of the business for a five-year period including the regulatory capital required to support future cash flows. Key drivers of cash flows include net interest margins and average interest-earning assets. Beyond five years, cash flows are assumed to increase at a terminal growth rate of 3.7% (3.8% in 2022) based on management’s expectations of real GDP growth and inflation rates. Forecast cash flows are discounted at pre-tax rates ranging from 17.8% to 18.0% (19.3% to 19.6% in 2022).

The key assumptions described above may change as economic and market conditions change. We estimate that reasonable possible changes in these assumptions are not expected to cause the recoverable amounts of the cash-generating units to decline below the carrying amounts.

No impairment losses on goodwill or intangible assets were identified during 2023 or 2022.

10. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are entered into for risk management purposes in accordance with our asset liability management policies. It is our policy not to utilize derivative financial instruments for trading or speculative purposes. Interest rate swaps and floors are primarily used to reduce the impact of fluctuating interest rates. Equity swaps are used to reduce earnings volatility related to restricted share units and deferred share units linked to our common share price. Bond forward contracts are used to manage interest rate risk related to our participation in the NHA MBS program. Foreign exchange contracts are used for the purposes of meeting the needs of clients, day-to-day business and liquidity management.

USE OF DERIVATIVES

We enter into derivative financial instruments for risk management purposes. Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, foreign exchange rate, equity or commodity instrument or index.

Derivative financial instruments primarily used by us include:

•	Interest rate swaps, which are agreements where two counterparties exchange a series of payments based on different interest rates applied to a notional amount;

•	Bond forward contracts, which are a contractual obligation to purchase or sell a bond at a predetermined future date;

•	Foreign exchange forwards and futures, which are contractual obligations to exchange one currency for another at a specified price for settlement at a predetermined future date; and,

•	Equity swaps, which are agreements where CWB makes periodic interest payments to a counterparty and receives the capital gain or loss plus dividends of a notional CWB common share.

EMBEDDED DERIVATIVES

When derivatives are embedded in other financial instruments or host contracts, such combinations are known as hybrid instruments. If the host contract is a financial asset within the scope of IFRS 9, the classification and measurement criteria are applied to the entire hybrid instrument and there is no separation of the embedded derivative. If the host contract is a financial liability or an asset that is not within the scope of IFRS 9, embedded derivatives are treated as separate derivatives when their economic characteristics and risk are not closely related to those of the host contract, unless an election is made to measure the contract at fair value. Identified embedded derivatives that are separated from the host contract are recorded at fair value.

FAIR VALUE

Derivative financial instruments are recorded on the balance sheet at fair value. Changes in fair value related to the effective portion of cash flow interest rate hedges are recorded in other comprehensive income, net of tax, and changes in fair value interest rate hedges are recorded in net interest income. Changes in fair value related to the ineffective portion of a designated accounting hedge, a derivative not designated as an accounting hedge, and all other derivative financial instruments are reported in non-interest income on the consolidated statements of income.

DESIGNATED ACCOUNTING HEDGES

Under IAS 39, when designated as accounting hedges by us, certain derivative financial instruments are designated as either a hedge of the fair value of recognized assets, liabilities or firm commitments (fair value hedges), or a hedge of highly probable future cash flows attributable to a recognized asset or liability or a forecast transaction (cash flow hedges). On an ongoing basis, the derivatives used in hedging transactions are assessed to determine whether they are effective in offsetting changes in fair values or cash flows of the hedged items. If a hedging transaction becomes ineffective or if the derivative is not designated as a cash flow hedge, any subsequent change in the fair value of the hedging instrument is recognized in net income.

27 |	CWB Financial Group 2023 Annual Report

Potential sources of ineffectiveness can be attributed to the differences between hedging instruments and the hedged items:

•	Mismatches in terms of hedged item and hedging instrument, such as the repricing dates and frequency of payments

•	The effect of the counterparty and our own credit risk

Interest income received or interest expense paid on derivative financial instruments designated as cash flow hedges is accounted for on the accrual basis and recognized as interest expense over the term of the hedge contract. Premiums on purchased contracts are amortized to interest expense over the term of the contract. Accrued interest receivable and payable and deferred gains and losses for these contracts are recorded in other assets or liabilities as appropriate.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income at that time is held separately in accumulated other comprehensive income until the forecast transaction is eventually recognized in the consolidated statements of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in accumulated other comprehensive income is immediately reclassified to the consolidated statements of income.

INTEREST RATE RISK

Interest rate risk arises when changes in interest rates affect the cash flows, earnings and values of assets and liabilities. Under our interest rate risk management policies, we maintain an appropriate balance between earnings volatility and economic value volatility while keeping both within their respective risk appetite limits. Exposure to interest rate risk is controlled by managing the size of the static gap positions between interest sensitive assets and interest sensitive liabilities for future periods. This is achieved partly by using interest rate swaps and bond forward contracts as a hedge to interest rate changes.

Only the changes in fair value and cash flows related to changes in benchmark interest rates are designated as hedges for accounting purposes. Other risk elements present in these relationships, such as credit risk, have a less significant impact on changes in fair value and cash flows, and are not designated as accounting hedges.

The hedging ratio is established by matching the notional amount of the hedging instrument with the notional amount of the hedged item. The existence of an economic relationship between the hedging instrument and hedged item is based on the reference interest rates, tenors, repricing dates and maturities, and the notional or par amounts.

EQUITY RISK

Equity risk arises when changes in our common share price affects the payout of share-based payment plans (see Note 16) that have not yet vested. We have a policy to hedge a portion of the earnings volatility related to restricted share unit (RSU) and deferred share unit (DSU) grants through the use of equity swaps, where we make periodic interest payments to a counterparty and receive the capital gain or loss plus dividends of a CWB common share.

The following table shows the derivative financial instruments split between those contracts that have a positive fair value (favourable contracts) and those that have a negative fair value (unfavourable contracts):

	As at October 31, 2023				As at October 31, 2022

	Favourable Contracts		Unfavourable Contracts		Favourable Contracts		Unfavourable Contracts

	Notional		Notional		Notional		Notional
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value

Cash Flow Hedges
Interest rate risk
Interest rate swaps	$1,445,000	$84,993	$7,170,000	$(179,809)	$1,135,000	$83,465	$4,935,000	$(151,084)
Equity risk
Equity swaps	11,520	1,451	9,822	(552)	3,522	100	16,234	(3,776)
Fair Value Hedges
Interest rate risk
Interest rate swaps	339,616	21,758	-	-	355,020	26,950	-	-
Not Designated as Accounting Hedges
Foreign exchange contracts	41,628	4	745,443	(18,235)	144	6	-	-

Equity swaps	7,677	1,084	-	-	-	-	8,066	(1,221)

Total	$1,845,441	$109,290	$7,925,265	$(198,596)	$1,493,686	$110,521	$4,959,300	$(156,081)

The aggregate contractual or notional amount of the derivative financial instruments on hand, the extent to which instruments are favourable or unfavourable and, thus, the aggregate fair values of these financial assets and liabilities can fluctuate significantly from time to time.

The average fair values of the derivative financial instruments on hand during the year are set out in the following table:

	2023	2022

Favourable derivative financial instruments (assets)	$106,712	$83,371

Unfavourable derivative financial instruments (liabilities)	$165,262	$89,040

CWB Financial Group 2023 Annual Report	| 28

The following table summarizes the maturities of derivative financial instruments and the weighted average interest rates paid and received on contracts:

	As at October 31, 2023				As at October 31, 2022

		Maturity			Maturity

	1 Year or Less		More than 1 Year		1 Year or Less		More than 1 Year

		Contractual		Contractual		Contractual		Contractual
	Notional	Interest	Notional	Interest	Notional	Interest	Notional	Interest
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

Cash Flow Hedges
Interest rate risk
Interest rate swaps(1)	$4,055,000	3.92%	$4,560,000	2.58%	$1,125,000	2.01%	$4,945,000	2.32%
Equity risk
Equity swaps(2)	10,251	-	11,091	-	9,933	-	9,823	-
Fair Value Hedges
Interest rate risk
Interest rate swaps(3)	56,601	0.67	283,015	1.51	-	-	355,020	1.16
Not Designated as Accounting Hedges
Foreign exchange contracts(4)	787,071	-	-	-	144	-	-	-
Equity swaps(5)	7,677	-	-	-	8,066	-	-	-
Total	$4,916,600		$4,854,106		$1,143,143		$5,309,843

(1)	Interest rate swaps designated as accounting cash flow hedges outstanding at October 31, 2023 mature between November 2023 and July 2033.

(2)	Equity swaps designated as accounting hedges outstanding at October 31, 2023 mature between June 2024 and June 2026. The contractual interest rate is not meaningful for equity swaps.

(3)	Interest rate swaps designated as accounting fair value hedges outstanding at October 31, 2023 mature between October 2024 and September 2028.

(4)	Foreign exchange contracts outstanding at October 31, 2023 mature between November 2023 and September 2024. The contractual interest rate is not meaningful for foreign exchange contracts.

(5)	Equity swaps not designated as accounting hedges outstanding at October 31, 2023 mature in June 2024. The contractual interest rate is not meaningful for equity swaps.

The following tables present the details of the hedged items categorized by their hedging relationships:

	As at October 31, 2023
		Changes in Fair Value	AOCI -
	Consolidated Balance	Used for Calculating	Cash Flow
	Sheets Line Item	Hedge Ineffectiveness	Hedges
Cash Flow Hedges
Interest rate risk
Variable rate assets and liabilities	Loans, Deposits	$(27,197)	$(44,719)
Forecasted NHA MBS issuances	n/a	-	(413)
Equity risk
Restricted share units	Other liabilities	4,575	705

	As at October 31, 2022
		Changes in Fair Value	AOCI -
	Consolidated Balance	Used for Calculating	Cash Flow
	Sheets Line Item	Hedge Ineffectiveness	Hedges
Cash Flow Hedges
Interest rate risk
Variable rate assets	Loans, Deposits	$(67,693)	$(19,218)
Forecasted NHA MBS issuances	n/a	-	(859)
Equity risk
Restricted share units	Other liabilities	(11,346)	(1,595)

n/a - not applicable

29 |	CWB Financial Group 2023 Annual Report

As at October 31, 2023

		Accumulated Amount of Fair		Changes in Fair Value Used
	Carrying Amount of Hedged	Value Adjustments on the	Consolidated Balance	for Calculating Hedge
	Item	Hedged Item	Sheets Line Item	Ineffectiveness
Fair Value Hedges
Interest rate risk
Fixed rate assets	$320,013	$(21,733)	Securities, Loans	$(5,192)
As at October 31, 2022

		Accumulated Amount of Fair		Changes in Fair Value Used
	Carrying Amount of Hedged	Value Adjustments on the	Consolidated Balance	for Calculating Hedge
	Item	Hedged Item	Sheets Line Item	Ineffectiveness
Fair Value Hedges
Interest rate risk
Fixed rate assets	$329,812	$(26,930)	Securities, Loans	$19,191

The following table contains information regarding the effectiveness of the hedging relationships, as well as the impacts on the consolidated statements of income and consolidated statements of comprehensive income:

	2023
			Change in the Fair
			Value of the	Amount Reclassified
	Change in Fair	Hedge	Hedging	from AOCI, Cash
	Value of	Ineffectiveness	Instrument	Flow
	Hedging	Recognized in	Recognized	Hedges to
	Instrument	Income	in OCI(3)	Income(3)
Cash Flow Hedges
Interest rate risk
Interest rate swaps(1)	$(27,197)	$-	$(57,959)	$32,459
Bond forward contracts(1)	-	-	-	445
Equity risk
Equity swaps(2)	4,575	-	2,901	(601)
Fair Value Hedges
Interest rate risk
Interest rate swaps	(5,192)	-	-	-
	2022
			Change in the Fair	Amount Reclassified
	Change in Fair	Hedge	Value of the Hedging	from AOCI , Cash
	Value of	Ineffectiveness	Instrument	Flow
	Hedging	Recognized in	Recognized	Hedges to
	Instrument	Income	in OCI(3)	Income(3)
Cash Flow Hedges
Interest rate risk
Interest rate swaps(1)	$(67,693)	$-	$(31,283)	$(21,268)
Bond forward contracts(1)	-	-	326	524
Equity risk
Equity swaps(2)	(11,346)	-	(7,895)	4,236
Fair Value Hedges
Interest rate risk
Interest rate swaps	19,191	-	-	-

(1)	Amounts reclassified from OCI into net interest income.

(2)	Amounts reclassified from OCI into non-interest expenses.

(3)	Amounts are presented net of tax.

CWB Financial Group 2023 Annual Report	| 30

The following table shows a reconciliation of the accumulated other comprehensive income from derivatives designated as cash flow hedges and an analysis of other comprehensive income relating to hedge accounting:

Accumulated Other Comprehensive Income - Cash Flow Hedges	2023	2022
Balance at beginning of year	$(21,672)	$33,688
Amounts recognized in other comprehensive income, net of tax:
Interest rate risk - Interest rate swaps and bond forward contracts
Effective portion of changes in fair value	(57,959)	(30,957)
Amounts reclassified to net income	32,904	(20,744)
Equity risk - Equity swaps
Effective portion of changes in fair value	2,901	(7,895)
Amounts reclassified to net income	(601)	4,236
Balance at End of Year	$(44,427)	$(21,672)

11. OTHER ASSETS

		As at	As at
		October 31	October 31
		2023	2022

Accounts receivable		$51,006	$135,840
Accrued interest receivable		146,290	116,281
Derivative collateral receivable	(Note 25)	115,380	72,810
Deferred tax assets	(Note 19)	41,492	42,248
Income tax receivable	(Note 19)	4,640	31,669
Prepaid expenses		19,289	17,647
Financing costs		119	999
Other		3,782	5,311

Total		$381,998	$422,805

12. DEPOSITS

Deposits are accounted for on an amortized cost basis. Costs relating to the issuance of fixed term deposits are amortized over the expected life of the deposit using the effective interest method.

	As at October 31, 2023
		Business and
	Individuals	Government	Total
Payable on demand	$30,380	$980,924	$1,011,304
Payable after notice	6,616,801	6,139,026	12,755,827
Payable on a fixed date	13,126,717	6,434,601	19,561,318
Total	$19,773,898	$13,554,551	$33,328,449

	As at October 31, 2022
		Business and
	Individuals	Government	Total
Payable on demand	$35,688	$1,314,615	$1,350,303
Payable after notice	6,654,784	6,456,577	13,111,361
Payable on a fixed date	10,491,099	8,057,699	18,548,798
Total	$17,181,571	$15,828,891	$33,010,462

A summary of all outstanding deposits payable on a fixed date, by contractual maturity date, follows:

		As at	As at
		October 31	October 31
		2023	2022

Within 1 year		$9,457,625	$8,378,041
1 to 2 years		3,792,308	5,006,300
2 to 3 years		2,460,089	2,440,222
3 to 4 years		1,750,918	852,884
4 to 5 years		1,905,103	1,305,872
More than 5 years		195,275	565,479

Total		$19,561,318	$18,548,798

31 |	CWB Financial Group 2023 Annual Report

13. OTHER LIABILITIES

		As at	As at
		October 31	October 31
		2023	2022

Accounts payable and accrued liabilities		$393,246	$438,180
Accrued interest payable		344,465	197,486
Lease liabilities(1)(2)		93,456	98,795
Derivative collateral payable	(Note 25)	8,170	21,800
Deferred tax liabilities	(Note 19)	5,261	6,567
Allowance for committed but undrawn credit exposures and letters of credit	(Note 6)	2,749	5,310
Income taxes payable	(Note 19)	15,679	4,000
Deferred revenue		2,599	3,467
Accrued swap payable		20,912	1,779
Other		2,864	12,215

Total		$889,401	$789,599

(1)	The discounted value of lease liabilities is presented above. Future minimum commitments related to our lease liabilities on an undiscounted basis are $14,979 for fiscal 2024, $16,355 for fiscal 2025, $11,929 for fiscal 2026, $10,120 for fiscal 2027, $9,457 for fiscal 2028, and $48,102 for fiscal 2029 and thereafter.

(2)	Interest expense on lease liabilities totaled $3,369 for the year ended October 31, 2023 (2022 – $3,159).

14. DEBT

A) DEBT SECURITIES

A summary of outstanding debt related to the securitization of equipment financing leases and loans and residential mortgages by contractual maturity date follows:

				As at	As at
	Within	1 to 3	3 to	October 31	October 31
	1 Year	Years	6 Years	2023	2022

Securitized leases and loans	$635,838	$1,013,416	$371,658	$2,020,912	$1,935,812
Securitized residential mortgages	315,427	746,263	233,119	1,294,809	1,148,279

Total	$951,265	$1,759,679	$604,777	$3,315,721	$3,084,091

B) NON-VIABILITY CONTINGENT CAPITAL (NVCC) SUBORDINATED DEBENTURES

Financing costs relating to the issuance of subordinated debentures are amortized over the expected life of the related subordinated debenture using the effective interest method.

The following qualify as bank debentures under the Bank Act and are subordinate in right of payment to all deposit liabilities. All redemptions are subject to the approval of OSFI.

				Earliest Date
	Interest	Maturity	Reset	Redeemable by
	Rate(1)	Date	Spread(1)	CWB at Par	Par Value(2)
Series F	3.668%	June 11, 2029	199 bp	June 11, 2024	$250,000
Series G	4.840%	June 29, 2030	410.2 bp	June 29, 2025	125,000
Series H	5.937%	December 22, 2032	291 bp	December 22, 2027	150,000

(1)	The interest rate will be paid until the earliest date redeemable, after which the interest rate will reset quarterly at the reset spread basis points over the then three-month Bankers’ Acceptance rate for Series F and Series G and CORRA for Series H.

(2)	The balance reported on the consolidated balance sheet as at October 31, 2023 includes unamortized financing costs related to the issuance of subordinated debentures of $1,562 (2022 - $1,198). bp – basis points

On December 22, 2022, we issued $150,000 of NVCC subordinated debentures with a fixed annual interest rate of 5.937% until December 22, 2027. Thereafter, the rate will be set quarterly at the daily compounded CORRA plus 291 basis points until maturity on December 22, 2032. We can redeem the debentures on or after December 22, 2027 subject to the prior written consent of OSFI.

Upon the occurrence of a trigger event (as defined by OSFI), each subordinated debenture will be automatically converted, without the consent of the holders, into CWB common shares. Conversion to common shares will be determined by dividing the debenture conversion value (the principal amount of the debenture plus accrued but unpaid interest times a multiplier of 1.5) by the common share value (the greater of (i) the floor price of $5.00 and (ii) the current market price calculated as the volume weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of conversion).

CWB Financial Group 2023 Annual Report	| 32

15. CAPITAL STOCK

AUTHORIZED

•	An unlimited number of common shares without nominal or par value;

•	33,964,324 class A shares without nominal or par value; and,

•	An unlimited number of first preferred shares, without nominal or par value, issuable in series, provided that the maximum aggregate consideration for all outstanding first preferred shares at any time does not exceed $1,000,000.

ISSUED AND FULLY PAID

	2023			2022

	Number of		Number of
	Shares	Amount	Shares		Amount

Preferred Shares - Series 5
Outstanding at beginning and end of year	5,000,000	$125,000	5,000,000		$125,000

Preferred Shares - Series 9
Outstanding at beginning and end of year	5,000,000	125,000	5,000,000		125,000

Outstanding at End of Year – Preferred Shares	10,000,000	250,000	10,000,000		250,000

Limited Recourse Capital Notes - Series 1(1)
Outstanding at beginning and end of year	175,000	175,000	175,000		175,000
Limited Recourse Capital Notes - Series 2(2)
Outstanding at beginning and end of year	150,000	150,000	150,000		150,000

Outstanding at End of Year – Limited Recourse Capital Notes	325,000	325,000	325,000		325,000

Common Shares
Outstanding at beginning of year	94,326,112	956,061	89,390,335		809,435
Issued under at-the-market common equity distribution program	1,834,595	44,998	4,725,271		141,098
Issued under dividend reinvestment plan	258,122	6,492	164,251		5,005
Issued on exercise or exchange of options(3)	15,205	432	46,255		523
Outstanding at End of Year – Common Shares	96,434,034	1,007,983	94,326,112		956,061

Total		$1,582,983			$1,531,061

(1)	In connection with the issuance of LRCN Series 1, on October 30, 2020, we issued $175,000 of First Preferred Shares Series 11 at a price of $1,000 per Series 11 Preferred Share. The Series 11 Preferred Shares were issued to a Limited Recourse Trust to be held as trust assets in connection with the LRCN structure. The Series 11 Preferred Shares and corresponding Trust investment are eliminated on consolidation.

(2)	In connection with the issuance of LRCN Series 2, on March 25, 2021, we issued $150,000 of First Preferred Shares Series 12 at a price of $1,000 per Series 12 Preferred Share. The Series 12 Preferred Shares were issued to a Limited Recourse Trust to be held as trust assets in connection with the LRCN structure. The Series 12 Preferred Shares and corresponding Trust investment are eliminated on consolidation.

(3)	Represents shares issued and amounts transferred from the share-based payment reserve to share capital upon non-cash settlement of options exercised.

We are prohibited by the Bank Act from declaring any dividends on common shares when we are or would be placed, as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Bank Act. This limitation does not restrict the current level of dividends.

A) At-the-market (ATM) Common Equity Distribution Program

The current ATM program was established on June 1, 2022, under a prospectus supplement to the CWB short-form base shelf prospectus, and expires July 1, 2024. The ATM program allows us to incrementally issue up to $150 million worth of common shares, at our discretion, at the prevailing market price. The previous ATM program was effective May 31, 2021 and terminated with the establishment of the current ATM program.

	2023	2022

Common shares issued(1)	1,834,595	4,725,271
Average price per share	$24.53	$29.86
Gross proceeds	44,998	141,098
Net proceeds(2)	44,253	138,392

(1)	During the year ended October 31, 2023, all shares issued were under the new ATM program. For the comparative 2022 periods, shares issued in Q1 and Q2 2022 were under the previous ATM program (2,058,100 shares issued, at average price of $36.46, for gross proceeds of $75,038 and net proceeds of $73,767) and shares issued in Q3 and Q4 2022 were under the current ATM program (2,667,171 shares issued, at average price of $24.77, for gross proceeds of $66,060, and net proceeds of $64,625).
(2)	Gross proceeds less sales commissions and other issuance costs.

33 |	CWB Financial Group 2023 Annual Report

B) Preferred Shares

NVCC Preferred Share Rights and Privileges

		Quarterly			Date
	Redemption	Non-cumulative	Reset	Annual	Redeemable/
	Amount	Dividend(1)	Spread(2)	Yield(3)	Convertible(4)	Convertible to(2)(5)
Series 5	$25.00	$0.2688125	276 bp	4.30%	April 30, 2024	Preferred Shares - Series 6
Series 9	$25.00	$0.375	404 bp	6.00%	April 30, 2024	Preferred Shares - Series 10

(1)	Non-cumulative fixed dividends are payable quarterly as and when declared by the Board of Directors of CWB.

(2)	The dividend rate will reset on the date redeemable and every five years thereafter at a level of the reset spread basis points over the then five-year Government of Canada Bond Yield.

(3)	Based on the stated issue price per share of $25.00.

(4)	Redeemable by CWB, subject to the approval of OSFI, on the date noted and every five years thereafter. Convertible by the shareholders, subject to certain conditions, on the date noted and every five years thereafter if not redeemed by CWB to an equal number of First Preferred Shares Series 6 and Series 10 which are non-cumulative, floating rate preferred shares.

(5)	If converted, holders of the First Preferred Shares Series 6 and Series 10 will be entitled to receive quarterly floating rate dividends as and when declared by the Board of Directors of CWB, which reset quarterly at a rate equal to the 90-day Government of Canada Treasury Bill rate.

bp – basis points

Upon the occurrence of a non-viability trigger event (as defined by OSFI), each preferred share will be automatically converted, without the consent of the holders, into CWB common shares. Conversion to common shares will be determined by dividing the preferred share conversion value ($25.00 per preferred share plus any declared but unpaid dividends) by the common share value (the greater of (i) the floor price of $5.00 and (ii) the current market price calculated as the volume-weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of the conversion). If a trigger event were to occur, based on a floor price of $5.00, the preferred shares would be converted into approximately 50 million CWB common shares, assuming no accrued interest and no declared and unpaid dividends.

C) Limited Recourse Capital Notes (LRCN)

	Redemption Amount	Interest Rate	Issue Date	Maturity Date	Reset Spread(1)		Earliest Date Redeemable
Series 1	$1,000	6.00%	October 30, 2020	April 30, 2081	562.1	bp	April 30, 2026
Series 2	$1,000	5.00%	March 25, 2021	July 31, 2081	394.9	bp	July 31, 2026

(1)	The interest rate will reset on the date redeemable and every five years thereafter at a level of the reset spread basis points over the then five-year Government of Canada Bond Yield. bp – basis points

Semi-annual interest payments on our Series 1 LRCNs, of $30 per $1,000 principal amount of Series 1 LRCNs were paid on April 30, 2023 and October 31, 2023, for an aggregate total of $7,865 (2022 – $7,988), after tax.

Semi-annual interest payments on our Series 2 LRCNs, of $25 per $1,000 principal amount of Series 2 LRCNs were paid on January 31, 2023 and July 31, 2023, for an aggregate total of $5,592 (2022 – $5,730), after tax.

In the event of (i) non-payment of interest on any interest payment date, (ii) non-payment of the redemption price in the case of an LRCN redemption, (iii) non-payment of principal at the maturity date, or (iv) an event of default on the notes, noteholders will have recourse limited to receipt of a proportionate amount of Series 11 Preferred Shares for the Series 1 LRCNs and Series 12 Preferred Shares for the Series 2 LRCNs. The delivery of the corresponding preferred shares will represent the full and complete extinguishment of our obligations under the LRCNs. The preferred shares are held by a third party trustee in a consolidated trust, CWB LRT (Limited Recourse Trust).

LRCNs are redeemable on or prior to maturity on each five-year anniversary, subject to OSFI approval. The corresponding preferred shares would be redeemed at the same time. The terms of the preferred shares and LRCNs include NVCC provisions necessary for them to qualify as Tier 1 regulatory capital under Basel III. Upon the occurrence of a trigger event (as defined by OSFI), LRCNs will be automatically redeemed by the delivery of common shares after an automatic conversion of the preferred shares. Conversion to common shares will be determined by dividing the share value of the preferred shares (including declared and unpaid dividends) by the common share value (the greater of: (i) a floor price of $5.00 and (ii) the current market price of our common shares based on the volume weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of conversion). If a trigger event were to occur, based on a floor price of $5.00, the Series 1 LRCNs and Series 2 LRCNs would be converted into approximately 35 million and 30 million CWB common shares, respectively, assuming no accrued interest and no declared and unpaid dividends.

LRCN are compound instruments with both equity and liability features as payments of interest and principal in cash are made at our discretion. Semi-annual interest payments on the LRCNs are recorded when payable. Non-payment of interest and principal in cash does not constitute an event of default and will trigger a delivery of preferred shares. The liability component of the notes has a nominal value and, as a result, the full proceeds received are presented as equity.

D) Dividends

The following dividends on common and preferred shares were declared by the Board of Directors and paid during the year:

	2023	2022

$1.30 per common share (2022 – $1.22)	$124,998	$111,245
$1.08 per preferred share - Series 5 (2022 – $1.08)	5,376	5,376
$1.50 per preferred share - Series 9 (2022 – $1.50)	7,500	7,500

Total	$137,874	$124,121

Subsequent to October 31, 2023, the Board of Directors of CWB declared a dividend of $0.34 per common share payable on January 4, 2024 to shareholders of record on December 21, 2023, and cash dividends of $0.2688125 per Series 5 and $0.375 per Series 9 preferred share all payable on January 31, 2024 to shareholders of record on January 24, 2024. With respect to these dividend declarations, no liability was recorded on the consolidated balance sheets at October 31, 2023.

CWB Financial Group 2023 Annual Report	| 34

E) Dividend Reinvestment Plan

Under the Dividend Reinvestment Plan (the plan), we provide holders of our common shares and holders of any other class of shares deemed eligible by our Board of Directors with the opportunity to direct cash dividends paid on any class of their eligible shares towards the purchase of additional common shares. Currently, the Board of Directors has deemed that the holders of all common and preferred shares are eligible to participate in the plan. The plan is open to shareholders residing in Canada.

At our option, the common shares may be issued from our treasury at an average market price based on the closing prices of a board lot of common shares on the TSX for the five trading days immediately preceding the dividend payment date, with a discount of 0% to 5% or through the open market at market prices. During the year, 258,122 common shares were issued under the plan from our treasury, with no discount (2022 – 164,251).

16. SHARE-BASED PAYMENTS

A) STOCK OPTIONS

The estimated fair value of stock options measured at the grant date is recognized over the applicable vesting period as an increase to both salary expense and share-based payment reserve. When options are exercised, the proceeds received and the applicable amount in share-based payment reserve are credited to common shares.

We have authorized 6,109,401 common shares (2022 – 6,124,606) for issuance under the share incentive plan. Of the amount authorized, options exercisable into 2,214,627 shares (2022 – 1,871,717) are issued and outstanding. The outstanding options vest within three years and are exercisable at a fixed price equal to the average of the market price on the day of and the four days preceding the grant date. Outstanding options expire from March 2024 to December 2029, each with an expiry date that is within seven years of the grant date.

The details of, and changes in, the issued and outstanding options are as follows:

	2023		2022

		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
Options	Options	Price	Options	Price

Balance at beginning of year	1,871,717	$31.63	1,716,084	$30.04
Granted	570,049	24.23	363,378	37.03
Exercised or exchanged	(124,654)	23.70	(134,739)	25.76
Forfeited	(69,499)	29.13	(65,501)	32.04
Expired	(32,986)	31.49	(7,505)	31.86

Balance at End of Year	2,214,627	$30.25	1,871,717	$31.63

Exercisable at End of Year	1,026,462	$31.62	828,134	$30.29

Further details relating to stock options outstanding and exercisable are as follows:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Options	Life (years)	Price	Options	Price

$24.23	540,746	6.1	$24.23	-	$-
$29.07 to $31.93	1,152,338	2.7	30.33	833,753	30.81
$35.15 to $37.03	521,543	3.7	36.34	192,709	35.15
Total	2,214,627	3.8	$30.25	1,026,462	$31.62

All exercised options are settled via non-cash settlement, which provides the option holder the number of shares equivalent to the excess of the market value of the shares under option, determined at the exercise date, over the exercise price. During fiscal 2023, option holders exchanged the rights to 124,654 (2022 – 134,739) options and received 15,205 (2022 – 46,255) shares in return by way of non-cash settlement.

Salary expense of $1,884 (2022 – $1,973) was recognized relating to the estimated fair value of options granted. The fair value of options granted during the year was estimated using a binomial option pricing model with the following variables and assumptions: (i) risk-free interest rate of 3.1% (2022 – 1.2%), (ii) expected option life of 5.0 (2022 – 5.0) years, (iii) expected annual volatility of 34% (2022 – 34%), and (iv) expected annual dividends of 5.4% (2022 – 3.3%). Expected volatility is estimated by evaluating historical volatility of the share price over multi-year periods. The weighted average fair value of options granted was estimated at $4.18 (2022 – $7.06) per share.

During the year, $432 (2022 – $523) was transferred from the share-based payment reserve to share capital, representing the estimated fair value recognized for options exercised during the year.

35 |	CWB Financial Group 2023 Annual Report

B) RESTRICTED SHARE UNITS

Under the RSU plan, certain employees are eligible to receive an award in the form of RSUs. Each RSU entitles the employee to receive the cash equivalent of the market value of our common shares at the vesting date. Throughout the vesting period, common share dividend equivalents accrue to the employee in the form of additional units. RSUs vest on each anniversary of the grant in equal one-third instalments over a period of three years. Salary expense is recognized over the vesting period except where the employee is eligible to retire prior to the vesting date, in which case the expense is recognized between the grant date and the date the employee is eligible to retire.

During the year, salary expense of $12,134 (2022 – $10,564) was recognized related to RSUs. As at October 31, 2023, the liability for the RSUs held under this plan was $10,382 (October 31, 2022 – $8,721). At the end of each period, the liability is adjusted to reflect changes in the fair value of the RSUs.

Number of RSUs	2023	2022

Balance at beginning of year	779,169	686,972
Granted	542,711	499,043
Vested and paid out	(374,942)	(354,182)
Forfeited	(66,710)	(52,664)

Balance at End of Year	880,228	779,169

C) PERFORMANCE SHARE UNITS

Under the Performance Share Unit (PSU) plan, certain employees are eligible to receive an award in the form of PSUs on an annual basis. At the time of a grant, each PSU represents a unit with an underlying value equivalent to the value of a common share. Throughout the vesting period, common share dividend equivalents accrue to the employee in the form of additional units. Under the PSU plan, each PSU vests at the end of a three-year period and is settled in cash.

At the end of each specified performance period, a multiplier based on performance targets set at grant date is applied to a portion of the PSUs originally granted and any accrued notional dividends such that the total value of the PSUs may vary from 50% to 150% of the value of an equal number of our common shares.

During the year, salary expense of $3,991 (2022 – $790) was recognized related to PSUs. As at October 31, 2023, the liability for the PSUs held under this plan was $7,241 (October 31, 2022 – $4,674). At the end of each period, the liability and salary expense are adjusted to reflect changes in the fair value of the PSUs.

Number of PSUs	2023	2022

Balance at beginning of year	334,279	285,416
Granted	212,734	131,448
Vested and paid out	(212,128)	(73,785)
Forfeited	(31,392)	(8,800)

Balance at End of Year	303,493	334,279

D) DEFERRED SHARE UNITS

Under the DSU plan, non-employee directors receive a portion of their retainer in DSUs. Each DSU represents a unit with an underlying value equivalent to the value of one common share. The DSUs are not redeemable until the individual is no longer a director and must be redeemed for cash. Common share dividend equivalents accrue to the directors in the form of additional units. The expense related to the DSUs is recorded in the period the award is earned by the director.

During the year, other non-interest expenses included $1,356 (2022 – $1,659) related to the DSUs. As at October 31, 2023, the liability for DSUs held under this plan was $8,043 (October 31, 2022 – $7,244). At the end of each period, the liability and expense are adjusted to reflect changes in the market value of the DSUs.

Number of DSUs	2023	2022

Balance at beginning of year	305,669	270,438
Granted	68,166	59,057
Paid out	(81,161)	(23,826)

Balance at End of Year	292,674	305,669

CWB Financial Group 2023 Annual Report	| 36

17. CONTINGENT LIABILITIES AND COMMITMENTS

A) CREDIT INSTRUMENTS

In the normal course of business, we enter into various commitments and have contingent liabilities, which are not reflected in the consolidated balance sheets. These items are reported below and are expressed in terms of the contractual amount of the related commitment.

	As at	As at
	October 31	October 31
	2023	2022

Commitments to extend credit	$11,853,106	$7,216,652
Guarantees and standby letters of credit	474,082	430,813

Total	$12,327,188	$7,647,465

Commitments to extend credit to customers also arise in the normal course of business and include undrawn availability under lines of credit and business operating loans of $3,865,416 (October 31, 2022 – $3,101,155) and authorized but unfunded loan commitments of $7,987,690 (October 31, 2022 – $4,115,497). In the majority of instances, availability of undrawn business commitments is subject to the borrower meeting specified financial tests or other covenants regarding completion or satisfaction of certain conditions precedent. It is also usual practice to include the right to review and withhold funding in the event of a material adverse change in the financial condition of the borrower. The allowance for credit losses related to committed but undrawn credit exposures and letters of credit is included in other liabilities on the consolidated balance sheets. From a liquidity perspective, undrawn credit authorizations will be funded over time, with draws in many cases extending over a period of months. In some instances, authorizations are never advanced or may be reduced because of changing requirements. Revolving credit authorizations are subject to repayment which, on a pooled basis, also decreases liquidity risk.

Guarantees and standby letters of credit represent our obligation to make payments to third parties when a customer is unable to make required payments or meet other contractual obligations. These instruments carry the same credit risk, recourse and collateral security requirements as loans extended to customers and generally have a term that does not exceed one year.

B) PURCHASE OBLIGATIONS

We have contractual obligations related to operating and capital expenditures which typically run one to five years.

Purchase obligations for each of the succeeding years are as follows:

2024	$57,834
2025	27,771
2026	26,430
2027	3,817
2028	1,675

Total	$117,527

C) LEASE COMMITMENTS

During the year ended October 31, 2023, we terminated our previous lease commitment and entered into a new twenty-year lease for a new corporate office in Edmonton, commencing January 1, 2026. Future minimum commitments related to the lease on an undiscounted basis are $3,936 for fiscal 2026, $4,812 for fiscal 2027, and a remaining total of $109,350 for fiscal 2028 and thereafter.

D) GUARANTEES

A guarantee is defined as a contract that contingently requires the guarantor to make payments to a third party based on (i) changes in an underlying economic characteristic that is related to an asset, liability or equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another third party to pay indebtedness when due.

Significant guarantees provided to third parties include guarantees and standby letters of credit as discussed above.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the other party. Under these agreements, we may be required to compensate counterparties for costs incurred as a result of various contingencies, such as changes in laws and regulations and litigation claims. A maximum potential liability cannot be identified as the terms of these arrangements vary and generally no predetermined amounts or limits are identified. The likelihood of occurrence of contingent events that would trigger payment under these arrangements is either remote or difficult to predict and, in the past, payments under these arrangements have been insignificant.

No amounts are reflected in the consolidated financial statements related to these guarantees and indemnifications.

E) LEGAL AND REGULATORY PROCEEDINGS

In the ordinary course of business, CWB and our subsidiaries are party to legal and regulatory proceedings. Based on current knowledge, we do not expect the outcome of any of these proceedings to have a material effect on the consolidated financial position or results of operations.

37 |	CWB Financial Group 2023 Annual Report

18. OTHER INCOME AND OTHER EXPENSES

A) OTHER NON-INTEREST INCOME

Other non-interest income primarily consists of foreign exchange gains/losses.

B) OTHER EXPENSES

A summary of other non-interest expenses broken down by significant categories follows:

	2023	2022

Professional fees and services	$23,401	$30,264
Regulatory costs	14,698	13,262
Banking charges	10,476	9,915
Marketing and business development	9,099	10,366
Amortization of acquisition-related intangible assets	8,490	10,212
Capital and business taxes	4,858	2,038
Loan-related credit reports	4,271	3,588
Employee recruitment and training	2,880	6,169
Travel	2,868	2,735
Communications	2,149	2,167
Staff relations	1,903	1,947
Acquisition and integration costs	602	626
Other	13,697	15,060

Total	$99,392	$108,349

C) EMPLOYEE FUTURE BENEFITS

All employee future benefits related to our group retirement savings and employee share purchase plans are recognized in the periods during which services are rendered by employees and are included in salaries and employee benefits non-interest expenses. Our contributions to the group retirement savings plan and employee share purchase plan totaled $23,773 (2022 – $22,352).

CWB Financial Group 2023 Annual Report	| 38

19. INCOME TAXES

We follow the deferred method of accounting for income taxes whereby current income taxes are recognized for the estimated income taxes payable for the current period. Deferred tax assets and liabilities represent the cumulative amount of tax applicable to temporary differences between the carrying amount of the assets and liabilities, and their values for tax purposes. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates anticipated to apply to taxable income in the years in which those temporary differences are anticipated to be recovered or settled. Changes in deferred taxes related to a change in tax rates are recognized in income in the period of the tax rate change. All deferred tax assets and liabilities are expected to be realized in the normal course of operations.

The provision for income taxes consists of the following:

	2023	2022

Consolidated statements of income
Current	$125,171	$105,678
Deferred	(1,170)	5,939

	124,001	111,617

Other comprehensive income
Tax expense (recovery) related to:
Items that will be not subsequently reclassified to net income	(365)	(39)
Items that will be subsequently reclassified to net income
Debt securities measured at fair value through other comprehensive income	21,342	(27,849)
Derivatives designated as cash flow hedges	(7,902)	(17,014)

	13,075	(44,902)

Total	$137,076	$66,715

A reconciliation of the statutory tax rates and income tax that would be payable at these rates to the effective income tax rates and provision for income taxes reported in the consolidated statements of income follows:

	2023		2022
			2
Combined Canadian federal and provincial income taxes and statutory tax rate	$121,563	25.6%	$111,720	24.9%
Increase (decrease) arising from:
Change in tax rate	(357)	(0.1)	210	-
Tax-exempt income	-	-	(60)	-
Stock-based compensation	317	0.1	347	0.1
Adjustments arising from prior year tax filings	881	0.2	(2,486)	(0.6)
Other	1,597	0.3	1,886	0.5

Provision for Income Taxes and Effective Tax Rate	$124,001	26.1%	$111,617	24.9%

Deferred tax balances are comprised of the following:
			As at	As at
			October 31	October 31
			2023	2022

Deferred Tax Assets
Allowance for credit losses			$20,855	$20,209
Lease liabilities			23,339	23,297
Leasing income			16,744	16,435
Deferred loan fees			16,539	14,301
Intangible assets			8,677	7,936
Employee benefits			6,433	5,154
Non-capital losses			4,283	3,834
Other temporary differences			11,630	8,699

			108,500	99,865

Deferred Tax Liabilities
Property and equipment			38,904	30,769
Right of use asset			18,218	18,189
Intangible assets			5,144	6,466
Deferred deposit broker commission			7,795	4,832
Other temporary differences			2,208	3,928

			72,269	64,184

			$36,231	$35,681

39 |	CWB Financial Group 2023 Annual Report

Net deferred tax balances are reported in the Consolidated Balance Sheets as follows:

	2023	2022

Deferred tax assets	$41,492	$42,248
Deferred tax liabilities	(5,261)	(6,567)

	$36,231	$35,681

20. EARNINGS PER COMMON SHARE

Basic earnings per common share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the treasury stock method, which assumes that any proceeds from in-the-money stock options are used to purchase our common shares at the average market price during the period.

The calculation of earnings per common share follows:
	2023	2022

Numerator
Common shareholders’ net income	$324,316	$310,302

Denominator
Weighted average number of common shares outstanding - basic	96,054,205	91,430,832
Dilutive instruments:
Stock options(1)	7,184	59,093
Weighted Average Number of Common Shares Outstanding - Diluted	$96,061,389	$91,489,925

Earnings Per Common Share
Basic	$3.38	$3.39
Diluted	3.38	3.39

(1)	At October 31, 2023, the denominator excludes 2,214,627 (2022 – 1,103,697) employee stock options with an average exercise price of $31.13 (2022 – $35.14), adjusted for unrecognized stock-based compensation, that is greater than the average market price.

21. RELATED PARTY TRANSACTIONS

Transactions with and between subsidiary entities are made at normal market prices and eliminated on consolidation.

PREFERRED RATES AND TERMS

We make loans, primarily residential mortgages, to our officers and employees at various preferred rates and terms. The total amount outstanding for these types of loans is $258,221 (October 31, 2022 – $219,074). We offer deposits, primarily fixed term deposits, to our officers and employees and their immediate family at preferred rates. The total amount outstanding for these deposits is $347,657 (October 31, 2022 – $342,376).

KEY MANAGEMENT PERSONNEL

Key management personnel are those that have authority and responsibility for planning, directing and controlling our activities and include our independent directors.

Compensation of key management personnel follows:
	2023	2022

Salaries, benefits and directors' compensation	$5,770	$6,222
Share-based payments (stock options, RSUs, PSUs and DSUs)(1)	4,251	4,585
Total	$10,021	$10,807

(1)	Share-based payments are based on the estimated fair value on grant date.

Loans outstanding with key management personnel totaled $23 as at October 31, 2023 (October 31, 2022 – $444). No loans were outstanding with our independent directors as at October 31, 2023 and 2022.

CWB Financial Group 2023 Annual Report	| 40

22. INTEREST RATE SENSITIVITY

We are exposed to interest rate risk as a result of a difference, or gap, between the maturity or repricing behaviour of interest sensitive assets and liabilities. The interest rate gap is managed by adjusting the repricing behaviour of interest sensitive assets or liabilities to ensure the gap falls within our risk appetite. The repricing profile of these assets and liabilities has been incorporated in the following table, which contains the gap position at October 31 for select time intervals. Figures in brackets represent an excess of liabilities over assets or a negative gap position.

ASSET LIABILITY GAP POSITIONS

($millions)

	Floating
	Rate and	1 Month	3 Months	Total	1 Year	More	Non-
	Within 1	to	to	Within	to	than 5	interest
October 31, 2023	Month	3 Months	1 Year	1 Year	5 Years	Years	Sensitive	Total
Assets
Cash resources and securities	$705	$974	$1,115	$2,794	$1,291	$152	$22	$4,259
Loans(1)	15,020	2,326	6,015	23,361	13,581	298	(203)	37,037
Other assets(2)	-	-	-	-	-	-	1,024	1,024
Derivatives(3)	1,620	1,530	2,753	5,903	2,976	105	787	9,771
Total	17,345	4,830	9,883	32,058	17,848	555	1,630	52,091

Liabilities and Equity
Deposits(1)	14,314	1,692	6,132	22,138	10,995	234	(39)	33,328
Other liabilities(2)	-	-	-	-	-	-	1,126	1,126
Debt	71	163	1,047	1,281	2,562	-	(4)	3,839
Equity	-	-	250	250	325	-	3,452	4,027
Derivatives(3)	7,200	29	57	7,286	1,648	50	787	9,771
Total	21,585	1,884	7,486	30,955	15,530	284	5,322	52,091

Interest Rate Sensitive Gap	$(4,240)	$2,946	$2,397	$1,103	$2,318	$271	$(3,692)	$-

Cumulative Gap	$(4,240)	$(1,294)	$1,103	$1,103	$3,421	$3,692	$-	$-
Cumulative Gap as a Percentage of Total Assets	(8.1)%	(2.5)%	2.1%	2.1%	6.6%	7.1%	-%	-%

October 31, 2022

Cumulative Gap	$(1,793)	$(2,041)	$(452)	$(452)	$3,082	$3,221	$-	$-

Cumulative Gap as Percentage of Total Assets	(3.7)%	(4.3)%	(0.9)%	(0.9)%	6.4%	6.7%	-%	-%

(1)	Potential prepayments of fixed rate loans and early redemption of redeemable fixed term deposits have not been estimated. Redemptions of fixed term deposits where depositors have this option are not expected to be material. The majority of fixed rate loans, mortgages and leases are either closed or carry prepayment penalties.

(2)	Accrued interest is excluded in calculating interest sensitive assets and liabilities.

(3)	Derivative financial instruments are included in this table at the notional amount.

WEIGHTED AVERAGE EFFECTIVE INTEREST RATES

The effective, weighted average interest rates for each class of financial asset and liability are shown below:

	Floating
	Rate and	1 Month	3 Months	Total	1 Year	More
	Within 1	to	to	Within	to	than 5
October 31, 2023	Month	3 Months	1 Year	1 Year	5 Years	Years	Total

Total assets	7.2%	4.7%	4.6%	6.1%	4.7%	5.7%	5.6%
Total liabilities	4.5	4.5	3.9	4.4	3.8	4.8	4.2

Interest Rate Sensitive Gap	2.7%	0.2%	0.7%	1.7%	0.9%	0.9%	1.4%

October 31, 2022

Total assets	6.0%	3.3%	3.5%	5.2%	3.5%	2.9%	4.5%
Total liabilities	3.3	3.1	2.6	3.2	3.0	2.1	3.1

Interest Rate Sensitive Gap	2.7%	0.2%	0.9%	2.0%	0.5%	0.8%	1.4%

41 |	CWB Financial Group 2023 Annual Report

23. INTEREST INCOME

The composition of our interest income follows:

	2023	2022

Loans measured at amortized cost(1)(2)	$2,281,621	$1,523,026
Securities
Debt securities measured at FVOCI(1)	61,520	35,079
Securities purchased under resale agreements measured at amortized cost(1)	11,386	1,964
Deposits with financial institutions measured at FVOCI(1)	10,945	1,836
Total	$2,365,472	$1,561,905

(1)	Interest income is calculated using the effective interest method.

(2)	Includes finance income earned, net of related fees, on leases of $200,793 for the year ended October 31, 2023 (2022 – $197,081).

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

A) FINANCIAL ASSETS AND LIABILITIES BY MEASUREMENT BASIS

The fair value of a financial instrument on initial recognition is normally the transaction price (i.e. the value of the consideration given or received). Subsequent to initial recognition, financial instruments measured at fair value that are quoted in active markets are based on bid prices for financial assets and offer prices for financial liabilities. For certain securities and derivative financial instruments where an active market does not exist, fair values are determined using valuation techniques that refer to observable market data, including discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants, and non-market observable inputs.

Several of our significant financial instruments, such as loans and deposits, lack an available trading market as they are not typically exchanged. Therefore, these instruments have been valued assuming they will not be sold, using present value or other suitable techniques and are not necessarily representative of the amounts realizable in an immediate settlement of the instrument.

Changes in interest rates are the main cause of changes in the fair value of our financial instruments. The carrying value of loans, deposits, subordinated debentures and debt related to securitization activities are not adjusted to reflect increases or decreases in fair value due to interest rate changes as our intention is to realize their value over time by holding them to maturity.

CWB Financial Group 2023 Annual Report	| 42

The following table provides the carrying amount of financial instruments by category as defined in IFRS 9 and by balance sheet heading. The table sets out the fair values of financial instruments (including derivatives) using the valuation methods and assumptions referred to below the table. The table does not include assets and liabilities that are not considered financial instruments. The table also excludes assets and liabilities which are considered financial instruments, but are not recorded at fair value and for which the carrying amount approximates fair value.

		October 31, 2023

						Total		Fair Value
			Amortized			Carrying		Under Carrying
		Derivatives	Cost	FVOCI	FVTPL	Amount	Fair Value	Amount

Financial Assets
Cash resources	(Note 3)	$-	$66,524	$149,285	$-	$215,809	$215,809	$-
Securities(2)	(Note 4)	-	-	3,893,905	14,901	3,908,806	3,908,806	-
Securities purchased under resale agreements			134,662			134,662	134,662	-
Loans(3)		-	37,252,238	-		37,252,238	36,877,469	(374,769)
Derivatives		109,290	-	-		109,290	109,290	-

Total Financial Assets		$109,290	$37,453,424	$4,043,190	$14,901	$41,620,805	$41,246,036	$(374,769)
Financial Liabilities
Deposits(3)		$-	$33,355,538	$-		$33,355,538	$32,963,151	$(392,387)
Debt		-	3,839,159	-		3,839,159	3,817,442	(21,717)
Derivatives		198,596	-	-		198,596	198,596	-

Total Financial Liabilities		$198,596	$37,194,697	$-		$37,393,293	$36,979,189	$(414,104)

		October 31, 2022
						Total		Fair Value
			Amortized			Carrying		Under Carrying
		Derivatives	Cost	FVOCI	FVTPL	Amount	Fair Value	Amount

Financial Assets
Cash resources	(Note 3)	$-	$89,146	$26,833	$-	$115,979	$115,979	$-
Securities(2)	(Note 4)	-	-	4,518,795	-	4,518,795	4,518,795	-
Loans(3)		-	35,938,139	-	-	35,938,139	35,478,626	(459,513)
Derivatives		110,521	-	-	-	110,521	110,521	-

Total Financial Assets		$110,521	$36,027,285	$4,545,628	$-	$40,683,434	$40,223,921	$(459,513)
Financial Liabilities
Deposits(3)		$-	$33,034,978	$-	$-	$33,034,978	$32,414,786	$(620,192)
Securities sold under repurchase agreements		-	247,354	-	-	247,354	247,354	-
Debt		-	3,461,899	-	-	3,461,899	3,417,350	(44,549)
Derivatives		156,081	-	-	-	156,081	156,081	-

Total Financial Liabilities		$156,081	$36,744,231	$-	$-	$36,900,312	$36,235,571	$(664,741)

(1)	For further information on interest rates associated with financial assets and liabilities, including derivative instruments, refer to Note 22.

(2)	Securities are comprised of $3,893,905 (2022 - $4,508,490) measured at FVOCI and $nil (2022 - $10,305) designated at FVOCI.

(3)	Loans and deposits exclude deferred premiums, deferred revenue and allowance for credit losses, which are not financial instruments.

The methods and assumptions used to estimate the fair values of financial instruments are as follows:

•	Interest bearing deposits with financial institutions and securities are reported on the consolidated balance sheets at the fair value disclosed in Notes 3 and 4. Remaining cash resources and securities purchased under resale agreements are reported at amortized cost, which is equal to fair value, on the consolidated balance sheets. These values are based on quoted market prices, if available. Where a quoted market price is not readily available, other valuation techniques are based on observable market rates used to estimate fair value.

•	Fair value of loans reflect changes in the general level of interest rates that have occurred since the loans were originated and exclude the allowance for credit losses. Fair value is estimated by discounting the expected future cash flows of these loans at current market rates for loans with similar terms and risks.

•	With the exception of derivative financial instruments and contingent consideration, financial instruments included within other assets and other liabilities reported on the consolidated balance sheets have carrying values that closely approximate fair value.

•	For derivative financial instruments where an active market does not exist, fair values are determined using valuation techniques that refer to observable market data, including discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants.

•	The estimated fair values of deposits are determined by discounting the contractual cash flows at current market rates for deposits of similar terms.

•	The fair values of debt are determined by reference to current market prices for debt with similar terms and risks.

Fair values are based on our best estimates based on market conditions and pricing policies at a certain point in time. The estimates are subjective and involve particular assumptions and matters of judgment and, as such, may not be reflective of future fair values.

43 |	CWB Financial Group 2023 Annual Report

Fair Value Hierarchy

We categorize our fair value measurements of financial instruments according to a three-level hierarchy. Level 1 fair value measurements reflect unadjusted quoted prices in active markets for identical assets and liabilities that we can access at the measurement date. Level 2 fair value measurements are estimated using observable inputs, including quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and model inputs that are either observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 fair value measurements are determined using one or more inputs that are unobservable and significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available at the measurement date.

As at October 31, 2023	Fair Value	Level 1	Level 2	Level 3

Financial Assets
Cash resources	$215,809	$121,453	$94,356	$-
Securities	3,908,806	545,888	3,362,918	-
Securities purchased under resale agreements	134,662		134,662
Loans	36,877,469	-	-	36,877,469
Derivatives	109,290	-	109,290	-

Total Financial Assets	$41,246,036	$667,341	$3,701,226	$36,877,469

Financial Liabilities
Deposits	$32,963,151	$-	$32,963,151	$-
Debt	3,817,442	-	3,817,442	-
Derivatives	198,596	-	198,596	-

Total Financial Liabilities	$36,979,189	$-	$36,979,189	$-

	Valuation Technique

As at October 31, 2022	Fair Value	Level 1	Level 2	Level 3

Financial Assets
Cash resources	$115,979	$115,979	$-	$-
Securities	4,518,795	1,003,840	3,514,955	-
Loans	35,478,626	-	-	35,478,626
Derivatives	110,521	-	110,521	-

Total Financial Assets	$40,223,921	$1,119,819	$3,625,476	$35,478,626

Financial Liabilities
Deposits	$32,414,786	$-	$32,414,786	$-
Securities sold under repurchase agreements	247,354	-	247,354	-
Debt	3,417,350	-	3,417,350	-
Derivatives	156,081	-	156,081	-

Total Financial Liabilities	$36,235,571	$-	$36,235,571	$-

Financial instruments that are not carried on the balance sheet at fair value, but where fair values are disclosed above, include securities purchased under resale agreements, loans, deposits, securities sold under repurchase agreements and debt.

CWB Financial Group 2023 Annual Report	| 44

25. FINANCIAL INSTRUMENTS - OFFSETTING

The following table provides a summary of financial assets and liabilities which are subject to enforceable master netting agreements and similar arrangements, as well as financial collateral received and pledged to mitigate credit exposures related to these financial instruments. The agreements do not meet the netting criteria required by IAS 32 Financial Instruments: Presentation as the right to offset is only enforceable in the event of default or occurrence of other predetermined events.

		Amounts not Offset on the Consolidated Balance Sheet
	Gross Amounts
	Reported on the	Impact of		Securities
	Consolidated	Master Netting	Cash	Received as
As at October 31, 2023	Balance Sheet	Agreements	Collateral(1)	Collateral(1)(2)	Net Amount
Financial Assets
Derivatives	$109,290	$98,179	$8,170	$-	$2,941
Financial Liabilities
Derivatives	$198,596	$98,179	$99,423	$-	$994

		Amounts not Offset on the Consolidated Balance Sheet
	Gross Amounts Reported on the Consolidated	Impact of Master Netting	Cash	Securities Received as
As at October 31, 2022	Balance Sheet	Agreements	Collateral(1)	Collateral(1)(2)	Net Amount
Financial Assets
Derivatives	$110,521	$82,923	$21,309	$6,289	$-
Financial Liabilities
Derivatives	$156,081	$82,923	$71,822	$-	$1,336

(1)	Financial collateral is reflected at fair value. The amount of financial instruments and cash collateral disclosed is limited to the net balance sheet exposure, and any over-collateralization is excluded from the table.

(2)	Collateral received in the form of securities is not recognized on the consolidated balance sheets.

26. RISK MANAGEMENT

As part of our risk management practices, the risks that are significant to the business are identified, monitored and controlled. The nature of these risks and how they are managed is provided in the Risk Management section of the MD&A.

As permitted by the IASB, certain aspects of the risk management disclosure related to risks inherent with financial instruments is included in the MD&A. The relevant MD&A sections are identified by shading within boxes and the content forms an integral part of these audited consolidated financial statements.

Information on specific measures of risk, including the allowance for credit losses, derivative financial instruments, interest rate sensitivity, fair value of financial instruments and liability for unpaid claims are included elsewhere in these notes to the consolidated financial statements.

A) MANAGING INTEREST RATE BENCHMARK REFORM AND ASSOCIATED RISKS

Various interest rates and other indices that are deemed to be benchmarks, including the London Interbank Offered Rate (LIBOR) and the Canadian Dollar Offered Rate (CDOR), have been the subject of international regulatory guidance and proposals for reform (referred to as IBOR reform). Regulators in various jurisdictions have advocated for the transition from Interbank Offered Rates (IBORs) to alternative benchmark rates, based upon risk-free rates informed by actual market transactions. As previously announced by various regulators, on June 30, 2023, the publication of USD LIBOR was discontinued. The alternative reference rate for USD LIBOR is the Secured Overnight Financing Rate (SOFR).

In December 2021, the Canadian Alternative Reference Rate working group (CARR) recommended to CDOR’s administrator, Refinitiv Benchmark Services (UK) Limited (Refinitiv), that Refinitiv should cease calculation and publication of CDOR. On May 16, 2022, the CDOR administrator announced the cessation of CDOR by June 28, 2024 with a two-stage plan for the adoption of Canadian Overnight Repo Rate Average (CORRA) as the replacement benchmark rate. In the first stage, all new derivative contracts and securities would transition to alternative rates by June 30, 2023, with no new CDOR exposure being booked after that date, with limited permitted exceptions. In the second stage, all other financial instruments must be transitioned to alternative benchmark rates by June 28, 2024. In July 2023, CARR announced that no new CDOR or bankers’ acceptance (BA) loans are to be originated after November 1, 2023, and OSFI supported this ‘no new CDOR or BA’ milestone in October 2023. On September 5, 2023, one-month and two-month Term CORRA were launched.

In response to interest rate benchmark reform, the IASB issued two phases of amendments to accounting standards. On November 1, 2020, we adopted Phase 1 amendments to hedge accounting requirements in IFRS 9 Financial Instruments (IFRS 9), IAS 39 Financial Instruments: Recognition and Measurement (IAS 39), IFRS 7 Financial Instruments: Disclosures (IFRS 7) and IFRS 16 Leases (IFRS 16). These amendments apply until IBOR-based cash flows transition to new risk-free rates or when the applicable hedging relationships are discontinued. On November 1, 2021, we adopted Phase 2 amendments to the same standards noted above, which focus on accounting and disclosure matters that will arise once an existing benchmark is replaced with an alternative benchmark rate. Phase 2 amendments provide practical expedients if contract modifications result directly from IBOR reform and occur on an economic equivalent basis. In these cases, changes to the interest rate of the financial assets or liabilities that are required by IBOR reform may be accounted for by updating the effective interest rate prospectively, to reflect the change in the interest rate benchmark rather than being recognized as an immediate gain or loss. Any other changes to the basis for determining contractual cash flows are determined in accordance with our existing accounting policies for loan modifications as described in Note 2 of these audited consolidated financial statements. Phase 2 amendments also allow for a temporary relief from hedge accounting requirements under IAS 39. Changes in existing hedge relationships that are a direct result of IBOR reform may be reflected in the hedge documentation without the need

45 |	CWB Financial Group 2023 Annual Report

to discontinue the hedging relationship. For aspects of hedge accounting not covered by the amendments and hedges that are not directly impacted by IBOR reform, the accounting policies as described in Note 10 of these audited consolidated financial statements continue to apply.

As IBORs are widely referenced, the transition presents a number of risks to us and the industry as a whole. These risks, such as increased volatility, lack of liquidity and uneven fallback practices, may impact market participants. In addition to these inherent risks, we are exposed to operational risk arising from the renegotiation of contracts and readiness to issue and trade products referencing alternative reference rates.

Our cross functional IBOR Reform working group continues to coordinate an orderly transition to alternative reference rates. Prior to June 30, 2023, we completed the transition of our USD LIBOR referenced contracts by incorporating appropriate fallback language or by replacing the referenced rates with the Secured Overnight Financing Rate (SOFR), with appropriate spread adjustments. At October 31, 2022, prior to our transition away from USD LIBOR, there were $295,527 of loans with maturity dates after June 30, 2023 which referenced USD LIBOR, and less than $1 million of undrawn loan commitments that could potentially have been drawn in USD LIBOR.

In 2023, our IBOR Reform working group has been preparing for CDOR cessation by transitioning legacy CDOR-based contracts to CORRA or alternative rates, incorporating appropriate contract fallback language, and introducing products referencing CORRA or other alternative rates. We have ceased the issuance of new loans referencing CDOR or BA rates to meet the November 1, 2023 ‘no new CDOR or BA’ milestone. The working group has also been preparing systems, processes and communications to ensure overall operational readiness. The working group monitors recommendations from industry groups and regulatory bodies, and engages with industry associations and counterparties regarding transition of CDOR to CORRA as we update our transition plans. The working group provides periodic updates to senior management and the Asset and Liability Committee and quarterly to the Audit Committee of the Board of Directors regarding the status of transition plans for migrating our CDOR products and upgrading systems and processes.

The following table presents the gross outstanding balances of our non-derivative financial assets and liabilities, and notional amounts of our derivatives that are indexed to CDOR as at October 31, 2023 and 2022, which were due to mature after the announced cessation date. In the normal course of business, our exposures may continue to fluctuate until full transition away from CDOR.

	Notional/gross outstanding amounts referencing CDOR (1)
	Maturing after June 28, 2024
	October 31, 2023	October 31, 2022
Non-derivative Financial Assets
Securities	$-	$-
Loans (2)	2,405,557	1,254,038
	$2,405,557	$1,254,038

Non-derivative Financial Liabilities
Deposits - business and government	$-	$-
Debt - subordinated debentures	125,000	125,000

	$125,000	$125,000

Derivative Financial Instruments(3)	$2,030,097	$2,127,716

(1)	While the six-month and 12-month tenors of CDOR were discontinued on May 17, 2021, we did not hold significant positions referencing these tenors at October 31, 2023 and October 31, 2022.

(2)	Excludes undrawn loan commitments. As at October 31, 2023, the total outstanding undrawn loan commitments that can potentially be drawn in CDOR beyond the announced cessation date of June 28, 2024 is $66 million (October 31, 2022 – $49 million).

(3)	Derivative financial instruments are comprised of interest rate swaps referencing CDOR that we use to manage interest rate risk. As at October 31, 2023 and October 31, 2022, all of these instruments were designated in hedge relationships.

27. CAPITAL MANAGEMENT

Capital funds are managed in accordance with policies and plans that are regularly reviewed and approved by the Board of Directors and take into account forecast capital needs with consideration of anticipated profitability, asset growth, market and economic conditions, regulatory changes, and common and preferred share dividends. The goal is to maintain adequate regulatory capital to be considered well-capitalized and protect customer deposits, while providing a satisfactory return for shareholders.

We have a share incentive plan that is provided to officers and employees who are in a position to impact our longer-term financial success as measured by share price appreciation and dividend yield. Note 16 to the consolidated financial statements details the number of shares under options outstanding, the weighted average exercise price and the amounts exercisable at year end.

Regulatory capital and capital ratios are calculated in accordance with the requirements of OSFI. Capital is managed and reported in accordance with the requirements of the Basel III Capital Adequacy Accord (Basel III) using the Standardized approach. OSFI requires banks to measure capital adequacy in accordance with instructions for determining risk-adjusted capital and risk-weighted assets, including off-balance sheet commitments. Based on the deemed credit risk of each type of asset, a standardized weighting of 0% to 150% is assigned. As an example, a loan that is fully insured by CMHC is applied a risk weighting of 0% as our risk of loss is nil, while uninsured business loans are assigned a risk weighting of 100% to reflect the higher level of risk associated with this type of asset. The ratio of regulatory capital to risk-weighted assets is calculated and compared to OSFI’s standards for Canadian financial institutions. Off-balance sheet assets, such as the notional amount of derivatives and some credit commitments, are included in the calculation of risk-weighted assets and both the credit risk equivalent and the risk-weighted calculations are prescribed by OSFI. The results for the year ended October 31, 2023 reflect our adoption of the revised Capital Adequacy Requirements that came into effect on February 1, 2023 as part of OSFI’s implementation of the Basel III reforms.

Our required minimum regulatory capital ratios, including a 250 basis point capital conservation buffer, are 7.0% common equity Tier 1 (CET1), 8.5% Tier 1 and 10.5% Total capital. In addition, OSFI requires banks to maintain a minimum leverage ratio of 3.0%. The leverage ratio provides the ratio of Tier 1 capital to on-balance sheet and off-balance sheet exposures.

During the year, we complied with all external capital requirements.

CWB Financial Group 2023 Annual Report	| 46

CAPITAL STRUCTURE AND REGULATORY CAPITAL RATIOS

	2023	2022

Regulatory Capital, Net of Deductions
Common equity Tier 1(1)	$3,157,495	$2,861,456
Tier 1(1)	3,732,495	3,436,456
Total	4,388,046	3,925,118

Capital Ratios
Common equity Tier 1	9.7%	8.8%
Tier 1	11.5	10.6
Total	13.5	12.1
Leverage Ratio	8.5	8.1

(1)	In Q2 2020, OSFI introduced transitional arrangements related to the capital treatment of performing loan allowances, resulting in a portion of allowances that would otherwise be included in Tier 2 capital to be included. The transitional arrangement concluded at the end of fiscal 2022 and did not impact CET1 and Tier 1 capital (October 31, 2022 – $5,576) and CET1 and Tier 1 ratios after fiscal 2022 (October 31, 2022 – negligible impact). The transitional arrangement had no impact on the Total capital ratio.

28. SUBSIDIARIES

As at October 31, 2023, we, either directly or indirectly through our subsidiaries, control the following significant subsidiaries:

Canadian Western Bank Subsidiaries(1)

(Annexed in accordance with subsection 308 (3) of the Bank Act)

		Carrying Value of
	Address of	Voting Shares Owned
	Head Office	by CWB	(2)
CWB National Leasing Inc.	1525 Buffalo Place	$134,458
	Winnipeg, Manitoba

CWB Wealth Management Ltd.	Suite 3000, 10303 Jasper Avenue	118,660
	Edmonton, Alberta

CWB Wealth Partners Ltd.	801 10th Ave SW
	Calgary, Alberta

Canadian Western Financial Ltd.	Suite 3000, 10303 Jasper Avenue
	Edmonton, Alberta

CWB Maxium Financial Inc.	Suite 1, 30 Vogell Road	30,812
	Richmond Hill, Ontario

Canadian Western Trust Company	Suite 3000, 10303 Jasper Avenue	19,136
	Edmonton, Alberta

Valiant Trust Company	Suite 3000, 10303 Jasper Avenue	12,000
	Edmonton, Alberta

(1)	We, either directly or through our subsidiaries, own 100% of the voting shares of each entity.

(2)	The carrying value of voting shares is stated at the cost of our equity in the subsidiaries in thousands of dollars.

47 |	CWB Financial Group 2023 Annual Report

Consolidated Financial Statements

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated financial statements of Canadian Western Bank (CWB) and related financial information presented in this annual report have been prepared by management who are responsible for the integrity and fair presentation of the information presented, which includes the consolidated financial statements, management’s discussion and analysis (MD&A) and other information. The consolidated financial statements were prepared in accordance with International Financial Reporting Standards, including the requirements of the Bank Act and related rules and regulations issued by the Office of the Superintendent of Financial Institutions Canada. The MD&A has been prepared in accordance with the requirements of securities regulators, including National Instrument 51-102 of the Canadian Securities Administrators (CSA).

The consolidated financial statements, MD&A and related financial information reflect amounts which must, of necessity, be based on informed estimates and judgments of management with appropriate consideration to materiality. The financial information represented elsewhere in this annual report is fairly presented and consistent with the consolidated financial statements.

Management has designed the accounting system and related internal controls, and supporting procedures are maintained to provide reasonable assurance that financial records are complete and accurate, assets are safeguarded and CWB is in compliance with all regulatory requirements. These supporting procedures include the careful selection and training of qualified staff, defined division of responsibilities and accountability for performance, and the written communication of policies and guidelines of business conduct and risk management throughout CWB.

We, as CWB’s Chief Executive Officer and Chief Financial Officer, will certify CWB’s annual filings with the CSA as required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings.

The system of internal controls is also supported by our internal audit function, which carries out periodic internal audits of all aspects of CWB’s operations. The Chief Internal Auditor has full and free access to the Audit Committee and to the external auditors.

The Audit Committee, appointed by the Board of Directors, is comprised entirely of independent directors who are not officers or employees of CWB. The Audit Committee is responsible for reviewing the consolidated financial statements and annual report, including the MD&A, and recommending them to the Board of Directors for approval. Other key responsibilities of the Audit Committee include meeting with management, the Chief Internal Auditor and the external auditors to discuss the effectiveness of certain internal controls over the financial reporting process and the planning and results of the external audit. The Audit Committee also meets regularly with the Chief Financial Officer, Chief Internal Auditor and the external auditors without management present.

The Governance and Conduct Review Committee, appointed by the Board of Directors, is comprised of directors who are not officers or employees of CWB. Their responsibilities include reviewing related party transactions and reporting to the Board of Directors, those related party transactions which may have a material impact on CWB.

The Office of the Superintendent of Financial Institutions Canada, at least once a year, makes such examination and inquiry into the affairs of CWB and its federally regulated subsidiaries as is deemed necessary or expedient to satisfy themselves that the provisions of the relevant Acts, having reference to the safety of depositors, are being duly observed and that CWB is in a sound financial condition.

KPMG LLP, the independent auditors appointed by the shareholders of CWB, have performed an audit of the consolidated financial statements and their report follows. The external auditors have full and free access to, and meet periodically with, the Audit Committee to discuss their audit and any resulting matters.

Chris H. Fowler	R. Matthew Rudd
President and Chief Executive Officer	Chief Financial Officer

December 1, 2022

48 |	CWB Financial Group 2022 Annual Report

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Canadian Western Bank

OPINION

We have audited the consolidated financial statements of Canadian Western Bank (the Entity), which comprise:

•	the consolidated balance sheets as at October 31, 2022 and October 31, 2021

•	the consolidated statements of income for the years then ended

•	the consolidated statements of comprehensive income for the years then ended

•	the consolidated statements of changes in equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at October 31, 2022 and October 31, 2021, and its consolidated financial performance, and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

BASIS FOR OPINION

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditors’ Responsibilities for the Audit of the Financial Statements” section of our auditors’ report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KEY AUDIT MATTERS

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended October 31, 2022. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matters described below to be the key audit matters to be communicated in our auditors’ report.

ASSESSMENT OF THE ALLOWANCE FOR CREDIT LOSSES FOR LOANS

Description of the matter

We draw attention to Notes 2 and 7 to the financial statements. The Entity’s allowance for credit losses (ACL) for loans is $161,818 thousand as at October 31, 2022. The Entity’s ACL is determined using an expected credit loss (ECL) approach that represents the discounted probability-weighted estimate of cash shortfalls expected to result from defaults over the relevant time horizon. ECL estimations are a function of the probability of default (PD), loss given default (LGD) and exposure at default (EAD).

In establishing the ACL, the Entity’s approach incorporates a number of underlying assumptions which involve a high degree of management judgment:

•	Internal risk ratings attributable to a borrower reflecting changes in credit quality
•	Estimated realizable amount of future cash flows on Stage 3 loans
•	Thresholds used to determine when a borrower has experienced a significant increase in credit risk
•	Forward-looking information, specifically related to variables to which the ECL models are calibrated

Qualitative adjustments based on expert credit judgment are also incorporated to capture emerging market conditions.

Why the matter is a key audit matter

We identified the assessment of the ACL for loans as a key audit matter. Significant auditor judgment was required because of the significant management judgments described above in determining the ACL, which is subject to a high degree of measurement uncertainty. Significant auditor effort and specialized skills and knowledge were required to assess the Entity’s ACL methodology.

How the matter was addressed in the audit

The following were the primary procedures we performed to address this key audit matter.

We evaluated the design and tested the operating effectiveness of certain controls over the Entity’s ACL process, including controls related to:

•	Assignment at origination and periodic assessment of internal risk ratings
•	Monitoring and reporting of delinquencies
•	Monitoring and approval of forward-looking information incorporated into ECL models
•	Monitoring of security underlying Stage 3 loans, determination of the estimated realizable amount of future cash flows, and the approval of corresponding ACL

CWB Financial Group 2022 Annual Report	| 49

We involved credit risk and economics professionals with specialized skills and knowledge who assisted in:

•	Assessing the models for the PD, EAD and LGD inputs by evaluating the methodology for compliance with relevant accounting standards

•	Assessing the methodology for identifying whether there has been a significant increase in credit risk for compliance with relevant accounting standards

•	Checking the accuracy of a selection of ECL model-generated results

•	Assessing the Entity’s qualitative adjustments based on expert credit judgment by applying our knowledge of the industry and credit judgment to assess management’s judgments

•	Assessing the Entity’s forward-looking information incorporated into ECL models by comparing to external macroeconomic data

•	Assessing the Entity’s model performance monitoring methodology and output

For a selection of loans, we developed an independent estimate of the risk rating using the Entity’s internal risk ratings scale and compared that to the Entity’s assigned internal risk rating.

For a selection of loans, we tested the Entity’s assessment of whether there has been a significant increase in credit risk.

For a selection of Stage 3 loans, we developed an independent estimate of the realizable amount of future cash flows by inspecting documentation of security underlying the loan, current market prices for comparable security, and reports prepared by the Entity’s external valuation experts.

OTHER INFORMATION

Management is responsible for the other information. Other information comprises:

•	the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

•	the information, other than the financial statements and the auditors’ report thereon, included in a document likely to be entitled “2022 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions and the “2022 Annual Report” as at the date of this auditors’ report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors’ report.

We have nothing to report in this regard.

RESPONSIBILITIES OF MANAGEMENT AND THOSE CHARGED WITH GOVERNANCE FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity‘s financial reporting process.

50 |	CWB Financial Group 2022 Annual Report

AUDITORS’ RESPONSIBILITIES FOR THE AUDIT OF THE FINANCIAL STATEMENTS

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditors’ report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG LLP

Chartered Professional Accountants

The engagement partner on the audit resulting in this auditors’ report is Arnold Singh

Edmonton, Canada

December 1, 2022

CWB Financial Group 2022 Annual Report	| 51

CONSOLIDATED BALANCE SHEETS

($ thousands)

		As at October 31 2022	As at October 31 2021
Assets
Cash Resources	(Notes 3 and 4)
Cash and non-interest bearing deposits with financial institutions		$81,228	$87,853
Interest bearing deposits with financial institutions		26,833	21,344
Cheques and other items in transit		7,918	19,262
		115,979	128,459
Securities	(Note 4)
Issued or guaranteed by Canada		3,910,821	2,962,290
Issued or guaranteed by a province or municipality		448,947	406,708
Other securities		159,027	204,880
		4,518,795	3,573,878
Securities Purchased Under Resale Agreements	(Note 5)	-	30,048
Loans	(Note 6)
Personal		6,951,826	6,395,524
Business		28,953,796	26,505,427
		35,905,622	32,900,951
Allowance for credit losses		(161,818)	(141,429)
		35,743,804	32,759,522
Other
Property and equipment	(Note 8)	153,026	130,698
Goodwill	(Note 9)	138,701	138,701
Intangible assets	(Note 9)	223,921	227,845
Derivatives	(Notes 10 and 25)	110,521	52,862
Other assets	(Note 11)	435,396	281,163
		1,061,565	831,269
Total Assets		$41,440,143	$37,323,176
Liabilities and Equity Deposits	(Note 12)
Personal		$17,181,571	$15,198,820
Business and government		15,837,476	14,776,919
		33,019,047	29,975,739
Other
Cheques and other items in transit		33,187	50,110
Securities sold under repurchase agreements	(Notes 5 and 7)	247,354	-
Derivatives	(Notes 10 and 25)	156,081	36,068
Other liabilities	(Note 13)	789,599	712,309
		1,226,221	798,487
Debt
Debt related to securitization activities	(Notes 7 and 14)	3,088,097	2,641,843
Subordinated debentures	(Note 14)	373,802	373,222
		3,461,899	3,015,065
Equity
Preferred shares	(Note 15)	250,000	250,000
Limited recourse capital notes	(Note 15)	325,000	325,000
Common shares	(Note 15)	956,061	809,435
Retained earnings		2,317,146	2,120,795
Share-based payment reserve	(Note 16)	27,466	26,016
Accumulated other comprehensive (loss) income		(142,697)	2,639
Total Equity		3,732,976	3,533,885
Total Liabilities and Equity		$41,440,143	$37,323,176

The accompanying notes are an integral part of the consolidated financial statements.

Sarah Morgan-Silvester	Chris H. Fowler
Chair of the Board	President and Chief Executive Officer

52 |	CWB Financial Group 2022 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended October 31

($ thousands, except per share amounts)

		2022	2021
Interest Income	(Note 23)
Loans		$1,523,026	$1,296,954
Securities		37,043	20,541
Deposits with financial institutions		1,836	517
		1,561,905	1,318,012
Interest Expense
Deposits		546,136	360,663
Debt		75,793	64,986
		621,929	425,649
Net Interest Income		939,976	892,363
Non-interest Income
Wealth management services		61,928	59,490
Credit related		40,449	38,411
Retail services		10,264	10,007
Trust services		9,991	8,988
(Losses) gains on securities, net		(67)	2,978
Other	(Note 18)	13,746	3,796
		136,311	123,670
Total Revenue		1,076,287	1,016,033
Provision for Credit Losses	(Notes 4 and 6)	45,997	27,055
Non-interest Expenses
Salaries and employee benefits	(Notes 16 and 18)	345,743	325,136
Premises and equipment		127,685	95,954
Other expenses	(Note 18)	108,349	87,628
		581,777	508,718
Net Income before Income Taxes		448,513	480,260
Income Taxes	(Note 19)	111,617	123,007
Net Income		336,896	357,253
Net income attributable to non-controlling interests		-	290
Shareholders' Net Income		336,896	356,963
Preferred share dividends and limited recourse capital note distributions	(Note 15)	26,594	29,492
Common Shareholders' Net Income		$310,302	$327,471
Average number of common shares (in thousands)	(Note 20)	91,431	87,579
Average number of diluted common shares (in thousands)		91,490	87,845
Earnings Per Common Share	(Note 20)
Basic		$3.39	$3.74
Diluted		3.39	3.73

The accompanying notes are an integral part of the consolidated financial statements.

CWB Financial Group 2022 Annual Report	| 53

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended October 31

($ thousands)

		2022	2021
Net Income		$336,896	$357,253
Other Comprehensive Income (Loss), net of tax
Items that will be subsequently reclassified to net income
Debt securities measured at fair value through other comprehensive income
Unrealized losses from change in fair value(1)		(89,817)	(34,949)
Reclassification to net income, of (gains) losses in the year(2)		8	(3,316)
		(89,809)	(38,265)
Derivatives designated as cash flow hedges	(Note 10)
Losses from change in fair value(3)		(38,852)	(6,197)
Reclassification to net income, of (gains) losses in the year(4)		(16,508)	(56,121)
		(55,360)	(62,318)
Items that will not be subsequently reclassified to net income
Unrealized gains (losses) on equity securities designated at fair value through other comprehensive income(5)		(167)	1,053
		(145,336)	(99,530)
Comprehensive Income		$191,560	$257,723
Comprehensive income for the year attributable to:
Shareholders		$191,560	$257,433
Non-controlling interests		-	290
Comprehensive Income		$191,560	$257,723

(1)	Net of income tax of $27,855 (2021 – $10,777).
(2)	Net of income tax of $6 (2021 – $1,028).
(3)	Net of income tax of $11,969 (2021 – $1,924).
(4)	Net of income tax of $5,045 (2021 – $16,566).
(5)	Net of income tax of $39 (2021 – $326).

The accompanying notes are an integral part of the consolidated financial statements.

54 |	CWB Financial Group 2022 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended October 31

($ thousands)

			2022	2021
	Preferred Shares	(Note 15)
	Balance at beginning of year		$250,000	$390,000
	Redeemed		-	(140,000)
	Balance at end of year		250,000	250,000
	Limited Recourse Capital Notes	(Note 15)
	Balance at beginning of year		325,000	175,000
	Issued		-	150,000
	Balance at end of year		325,000	325,000
	Common Shares	(Note 15)
	Balance at beginning of year		809,435	730,846
	Issued under at-the-market common equity distribution program		141,098	72,969
	Issued under dividend reinvestment plan		5,005	4,064
	Transferred from share-based payment reserve on the exercise or exchange of options		523	1,556
	Balance at end of year		956,061	809,435
	Retained Earnings
	Balance at beginning of year		2,120,795	1,907,739
	Shareholders' net income		336,896	356,963
Dividends and other distributions	- Preferred shares and limited recourse capital notes	(Note 15)	(26,594)	(29,492)
	- Common shares	(Note 15)	(111,245)	(101,421)
	Issuance costs on at-the-market common equity distribution program	(Note 15)	(2,706)	(1,616)
	Issuance costs on limited recourse capital notes		-	(1,710)
	Realized gains reclassified from accumulated other comprehensive income	(Note 4)	-	35
	Decrease in equity attributable to non-controlling interests ownership change		-	(9,703)
	Balance at end of year		2,317,146	2,120,795
	Share-based Payment Reserve	(Note 16)
	Balance at beginning of year		26,016	25,749
	Amortization of fair value of options		1,973	1,823
	Transferred to common shares on the exercise or exchange of options		(523)	(1,556)
	Balance at end of year		27,466	26,016
	Accumulated Other Comprehensive (Loss) Income
	Debt securities measured at fair value through other comprehensive income
	Balance at beginning of year		(32,140)	6,125
	Other comprehensive loss		(89,809)	(38,265)
	Balance at end of year		(121,949)	(32,140)
	Derivatives designated as cash flow hedges
	Balance at beginning of year		33,688	96,006
	Other comprehensive loss		(55,360)	(62,318)
	Balance at end of year		(21,672)	33,688
	Equity securities designated at fair value through other comprehensive income
	Balance at beginning of year		1,091	73
	Other comprehensive income		(167)	1,053
	Realized gains reclassified to retained earnings	(Note 4)	-	(35)
	Balance at end of year		924	1,091
	Total accumulated other comprehensive (loss) income		(142,697)	2,639
	Total Shareholders' Equity		3,732,976	3,533,885
	Non-controlling Interests
	Balance at beginning of year		-	862
	Net income attributable to non-controlling interests		-	290
	Dividends to non-controlling interests		-	(320)
	Ownership change		-	(832)
	Balance at end of year		-	-
	Total Equity		$3,732,976	$3,533,885

The accompanying notes are an integral part of the consolidated financial statements.

CWB Financial Group 2022 Annual Report	| 55

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended October 31

($ thousands)

		2022	2021
Cash Flows from Operating Activities
Net income		$336,896	$357,253
Adjustments to determine net cash flows:
Depreciation and amortization	(Notes 8 and 9)	80,848	58,297
Provision for credit losses	(Notes 4 and 6)	45,997	27,055
Accrued interest receivable and payable, net		28,904	(51,080)
Current income taxes receivable and payable, net		16,967	(42,232)
Deferred income taxes, net		6,493	(2,716)
Amortization of fair value of employee stock options	(Note 16)	1,973	1,823
Losses (gains) on securities, net		67	(2,978)
Change in operating assets and liabilities
Deposits, net		3,043,308	2,665,385
Debt related to securitization activities, net		446,254	590,163
Securities sold under repurchase agreements, net		247,354	(65,198)
Securities purchased under resale agreements, net		30,048	20,036
Accounts payable and accrued liabilities		9,295	76,487
Loans, net		(3,029,428)	(2,778,663)
Derivative collateral receivable and payable, net		(78,128)	(59,472)
Other items, net		5,219	8,327
Net Cash from (used in) Operating Activities		1,192,067	802,487
Cash Flows from Financing Activities
Common shares issued, net of issuance costs	(Note 15)	138,392	71,353
Dividends and limited recourse capital note distributions		(132,834)	(126,849)
Repayment of lease liabilities		(14,353)	(15,944)
Limited recourse capital notes issued, net of issuance costs	(Note 15)	-	148,290
Preferred shares redeemed	(Note 15)	-	(140,000)
Non-controlling interests, ownership change, dividends and contributions		-	(11,889)
Net Cash from (used in) Financing Activities		(8,795)	(75,039)
Cash Flows from Investing Activities
Interest bearing deposits with financial institutions, net		(5,489)	233,107
Securities, purchased		(3,263,551)	(12,390,535)
Securities, sales proceeds		1,941,850	8,276,968
Securities, matured		242,124	3,204,506
Property, equipment and intangible assets		(99,252)	(56,031)
Net Cash from (used in) Investing Activities		(1,184,318)	(731,985)
Change in Cash and Cash Equivalents		(1,046)	(4,537)
Cash and Cash Equivalents at Beginning of Year		57,005	61,542
Cash and Cash Equivalents at End of Year *		$55,959	$57,005
* Represented by:
Cash and non-interest bearing deposits with financial institutions		$81,228	$87,853
Cheques and other items in transit (included in Cash Resources)		7,918	19,262
Cheques and other items in transit (included in Other Liabilities)		(33,187)	(50,110)
Cash and Cash Equivalents at End of Year		$55,959	$57,005

Supplemental Disclosure of Cash Flow Information
Interest and dividends received		$1,567,080	$1,369,762
Interest paid		551,698	473,584
Income taxes paid		86,860	128,385

The accompanying notes are an integral part of the consolidated financial statements.

56 |	CWB Financial Group 2022 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended October 31, 2022 and 2021

($ thousands, except per share amounts)

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

A)	REPORTING ENTITY

Canadian Western Bank (CWB) is a publicly traded, federally regulated Canadian bank headquartered at Suite 3000, 10303 Jasper Avenue, Edmonton, Alberta. We are a full-service financial institution in Canada with a strategic focus to meet the unique financial needs of businesses and their owners. We provide our clients with full-service business and personal banking, specialized financing, wealth management offerings, and trust services.

The consolidated financial statements were authorized for issue by the Board of Directors on December 1, 2022.

B)	BASIS OF CONSOLIDATION

The consolidated financial statements include the assets, liabilities and results of operations of CWB and all of its subsidiaries, after the elimination of intercompany transactions and balances. Subsidiaries are defined as entities whose operations are controlled by CWB and are corporations in which we are the beneficial owner. Non-controlling interest in subsidiaries is presented on the consolidated balance sheets as a separate component of equity that is distinct from shareholders’ equity. The net income attributable to non-controlling interest in subsidiaries is presented separately in the consolidated income statements. See Note 28 for details of CWB’s significant subsidiaries.

The consolidated financial statements have been prepared on a historic cost basis, except the revaluation of financial instruments classified as fair value through profit or loss, or as fair value through other comprehensive income.

C)	STATEMENT OF COMPLIANCE

These consolidated financial statements of CWB have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). These consolidated financial statements also comply with subsection 308 (4) of the Bank Act and the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (OSFI).

The significant accounting policies used in the preparation of these financial statements, including the accounting requirements of OSFI, are summarized below and in the following notes.

D)	USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the period. Key areas of estimation where we have made subjective judgments, often as a result of matters that are inherently uncertain, include those relating to the allowance for credit losses, fair value of financial instruments, impairment of goodwill and intangible assets, valuation of deferred tax assets and liabilities, impairment of financial instruments classified as fair value through other comprehensive income, and fair value of stock options. Therefore, actual results could differ from these estimates.

E)	SIGNIFICANT JUDGMENTS

Information on critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements relate to the allowance for credit losses and are described in Note 6.

F)	BUSINESS COMBINATIONS

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured at the fair value of the consideration, including contingent consideration, given at the acquisition date. Contingent consideration is a financial instrument and, as such, is remeasured each period thereafter with the adjustment recorded to acquisition-related fair value changes in the consolidated statements of income. Acquisition-related costs are recognized as an expense in the income statement in the period in which they are incurred. The acquired identifiable assets, liabilities and contingent liabilities are measured at their fair values at the date of acquisition. Goodwill is measured as the excess of the aggregate of the consideration transferred, including any amount of any non-controlling interest in the acquiree, over the net of the recognized amounts of the identifiable assets acquired and the liabilities assumed.

We elect on a transaction-by-transaction basis whether to measure a non-controlling interest at its fair value or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

G)	FUNCTIONAL AND FOREIGN CURRENCIES

The consolidated financial statements are presented in Canadian dollars, which is our functional currency. Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates prevailing at the balance sheet date. Revenue and expenses in foreign currencies are translated at the average exchange rates prevailing during the period. Realized and unrealized gains and losses on foreign currency positions are included in non-interest income.

CWB Financial Group 2022 Annual Report	| 57

H)	PROVISIONS AND CONTINGENT LIABILITIES

Management exercises judgment in determining whether a past event or transaction may result in the recognition of a provision or the disclosure of a contingent liability. Provisions are recognized in the consolidated financial statements when management determines that it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated, considering all relevant risks and uncertainties. Management as well as internal and external experts may be involved in estimating any amounts required. The actual costs of resolving these obligations may be significantly higher or lower than the recognized provision.

I)	SPECIFIC ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, except as noted. To facilitate a better understanding of our consolidated financial statements, the significant accounting policies are disclosed in the notes, where applicable, with related financial disclosures by major caption:

Note	Topic	Note	Topic
2	Financial instruments	16	Share-based payments
3	Cash resources	17	Contingent liabilities and commitments
4	Securities	18	Other income and other expenses
5	Securities sold under repurchase agreements	19	Income taxes
	and purchased under resale agreements	20	Earnings per common share
6	Loans, impaired loans and allowance for credit losses	21	Related party transactions
7	Financial assets transferred but not derecognized	22	Interest rate sensitivity
8	Property and equipment	23	Interest income
9	Goodwill and intangible assets	24	Fair value of financial instruments
10	Derivative financial instruments	25	Financial instruments - offsetting
11	Other assets	26	Risk management
12	Deposits	27	Capital management
13	Other liabilities	28	Subsidiaries
14	Debt	29	Comparative figures
15	Capital stock

J)	CHANGES IN ACCOUNTING POLICIES

Interest Rate Benchmark Reform

Various interest rates and other indices that are deemed to be benchmarks, including the London Interbank Offered Rate (LIBOR), have been the subject of international regulatory guidance and proposals for reform. Regulators in various jurisdictions have advocated for the transition from Interbank Offered Rates (IBORs) to alternative benchmark rates, based upon risk-free rates informed by actual market transactions. In March 2021, the Financial Conduct Authority confirmed that most USD LIBOR tenors will cease to be provided beginning June 30, 2023.

In December 2021, the Canadian Alternative Reference Rate working group (CARR) recommended to CDOR’s administrator that the Canadian Dollar Offered Rate (CDOR) should also cease calculation and publication. On May 16, 2022, the CDOR administrator, Refinitiv Benchmark Services (UK) Limited (Refinitiv), announced the cessation of CDOR by June 28, 2024, consistent with CARR’s recommendations. CARR has proposed a two-stage plan for the adoption of Canadian Overnight Repo Rate Average (CORRA) as the replacement benchmark rate and has announced it will develop a one- and three-month Term CORRA benchmark which is expected to be published late in the third calendar quarter of 2023. OSFI also announced that it expects all new derivative contracts and securities to transition to alternative rates by June 30, 2023, with no new CDOR exposure being booked after that date, with limited permitted exceptions. OSFI also expects loans referencing CDOR to transition by June 28, 2024, and financial institutions to prioritize system and model updates to accommodate the use of CORRA prior to June 28, 2024.

In response to interest rate benchmark reform, the IASB issued two phases of amendments to accounting standards. We adopted Phase 1 amendments to hedge accounting requirements in IFRS 9 Financial Instruments (IFRS 9), IAS 39 Financial Instruments: Recognition and Measurement (IAS 39), IFRS 7 Financial Instruments: Disclosures (IFRS 7) and IFRS 16 Leases (IFRS 16) on November 1, 2020. These amendments apply until IBOR-based cash flows transition to new risk-free rates or when the applicable hedging relationships are discontinued.

On November 1, 2021, we adopted Phase 2 amendments to IFRS 9, IAS 39, IFRS 7 and IFRS 16. The Phase 2 amendments focus on accounting and disclosure matters that will arise once an existing benchmark is replaced with an alternative benchmark rate. The amendments were applied retrospectively, and had no impact on our opening shareholders’ equity upon adoption.

Phase 2 amendments provide practical expedients if contract modifications result directly from IBOR reform and occur on an economic equivalent basis. In these cases, changes to the interest rate of the financial assets or liabilities that are required by IBOR reform may be accounted for by updating the effective interest rate prospectively, to reflect the change in the interest rate benchmark rather than being recognized as an immediate gain or loss. Any other changes to the basis for determining contractual cash flows are determined in accordance with our existing accounting policies for loan modifications as described in Note 2 of these audited consolidated financial statements. Phase 2 amendments also allow for a temporary relief from hedge accounting requirements under IAS 39. Changes in existing hedge relationships that are a direct result of IBOR reform may be reflected in the hedge documentation without the need to discontinue the hedging relationship. For aspects of hedge accounting not covered by the amendments and hedges that are not directly impacted by IBOR reform, the accounting policies as described in Note 10 of these audited consolidated financial statements continue to apply.

As IBORs are widely referenced, the transition presents a number of risks to us and the industry as a whole. These risks, such as increased volatility, lack of liquidity and uneven fallback practices, may impact market participants. In addition to these inherent risks, we are exposed to operational risk arising from the renegotiation of contracts and readiness to issue and trade products referencing alternative reference rates.

58 |	CWB Financial Group 2022 Annual Report

Our cross functional IBOR Reform working group continues to coordinate an orderly transition to alternative reference rates. During the year, we completed the remediation of our USD LIBOR referenced contracts by incorporating appropriate fallback language or by replacing the referenced rates with the Secured Overnight Financing Rate (SOFR), with appropriate spread adjustments. We also ceased the issuance of new USD LIBOR products at the end of calendar 2021. In 2022, the working group incorporated CDOR transition into our plans, which include incorporating appropriate contract fallback language, supporting the introduction of new products referencing CORRA or other alternative rates post-transition, preparing to cease the issuance of CDOR-based financial instruments, transitioning legacy CDOR-based contracts and preparing for overall operational readiness. The working group monitors recommendations from industry groups and regulatory bodies, and engages with industry associations and counterparties regarding transition of CDOR to CORRA as we update our transition plans. The working group provides periodic updates to senior management and the Asset and Liability Committee and quarterly to the Audit Committee of the Board of Directors regarding the status of transition plans for migrating our CDOR and USD LIBOR products and upgrading systems and processes.

The following table presents the gross outstanding balances of our non-derivative financial assets and liabilities, and notional amounts of our derivatives that are indexed to CDOR and USD LIBOR as at October 31, 2022 and November 1, 2021, which were due to mature after their announced cessation dates. In the normal course of business, our exposures may continue to fluctuate.

	Notional/gross outstanding amounts
	October 31, 2022		November 1, 2021
($ thousands)	CDOR(1, 2)	USD LIBOR(3)	CDOR(1, 2)	USD LIBOR(3)
	Maturing after June 2024	Maturing after June 2023	Maturing after June 2024	Maturing after June 2023
Non-derivative Financial Assets
Securities	$-	$-	$-	$-
Loans	1,254,038	295,527	350,349	339,760
	$1,254,038	$295,527	$350,349	$339,760
Non-derivative Financial Liabilities
Deposits - business and government	$-	$-	$-	$-
Debt - subordinated debentures	125,000	-	125,000	-
	$125,000	$-	$125,000	$-
Derivative Financial Instruments(4)	$2,127,716	$-	$2,172,469	$-

(1)	While the six-month and 12-month tenors of CDOR were discontinued on May 17, 2021, we did not hold significant positions referencing these tenors at October 31, 2022 and November 1, 2021.
(2)	Excludes undrawn loan commitments. As at October 31, 2022, the total outstanding undrawn loan commitments that can potentially be drawn in CDOR beyond the announced cessation date of June 28, 2024 is $49 million (November 1, 2021 – less than $1 million).
(3)	Excludes undrawn loan commitments. As at October 31, 2022 and November 1, 2021, the total outstanding undrawn loan commitments that can potentially be drawn in USD LIBOR beyond the announced cessation dates of June 30, 2023 is less than $1 million.
(4)	Derivative financial instruments are comprised of interest rate swaps referencing CDOR and USD LIBOR that we use to manage interest rate risk. As at October 31, 2022 and November 1, 2021, all of these instruments were designated in hedge relationships.

K)	FUTURE ACCOUNTING CHANGES

A number of standards and amendments have been issued by the IASB, and the following changes may have an impact on our future financial statements.

IFRS 12 Income Taxes

In May 2021, the IASB issued Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12 Income Taxes). The amendments narrow the scope of the initial recognition exemption so that it does not apply to transactions that give rise to equal and offsetting temporary differences. As a result, there is recognition of a deferred tax asset and a deferred tax liability for temporary differences arising on initial recognition of a lease and a decommissioning provision. CWB will adopt the amendments effective for our fiscal year beginning November 1, 2022. We have assessed the amendment and determined that there will be no significant impact upon adoption.

IFRS 17 Insurance Contracts

In May 2017, the IASB issued IFRS 17 Insurance Contracts which will replace IFRS 4 Insurance Contracts. In June 2020, the IASB issued amendments to IFRS 17 aimed at helping companies implement the Standard and to defer the effective date. In December 2021, the IASB issued a narrow-scope amendment to the transition requirements in IFRS 17, providing insurers with an option aimed at improving the usefulness of information to investors on initial application of IFRS 17 by presenting comparative information about financial assets, using a classification overlay approach on a basis that is more consistent with how IFRS 9 will be applied in future reporting periods.

This Standard introduces consistent accounting for all insurance contracts. The Standard requires a company to measure insurance contracts using updated estimates and assumptions that reflect the timing of cash flows and any uncertainty relating to insurance contracts. Additionally, IFRS 17 requires an entity to recognize profits as it delivers insurance services, rather than when it receives premiums.

The new Standard and its amendments are effective for our fiscal year beginning November 1, 2024 and we are assessing the potential impacts on our consolidated financial statements.

CWB Financial Group 2022 Annual Report	| 59

2. FINANCIAL INSTRUMENTS

Financial assets include cash resources, securities, securities purchased under resale agreements, loans, derivatives and certain other assets. Financial liabilities include deposits, cheques and other items in transit, securities sold under repurchase agreements, derivatives, debt and certain other liabilities.

The use of financial instruments exposes CWB to credit, liquidity and market risk. A discussion of how these are managed can be found in the Risk Management section of the MD&A.

CLASSIFICATION AND MEASURMENT OF FINANCIAL ASSETS

Initial Recognition and Measurement

Financial assets consist of both debt and equity instruments. Financial assets are initially recognized at fair value and subsequently measured at fair value through profit or loss (FVTPL), fair value through other comprehensive income (FVOCI) or amortized cost.

Derivatives are measured at FVTPL, except to the extent that they are designated in a hedging relationship, in which case the IAS 39 hedge accounting requirements are applied as described in Note 10.

Debt Instruments

Debt instruments, including loans and debt securities, are initially measured at fair value and are subsequently classified and measured at FVTPL, FVOCI or amortized cost based on the contractual cash flow characteristics of the instrument and the business model under which the asset is held.

The intent of the assessment of the contractual cash flow characteristics of an instrument is to determine if contractual payments to be received represent solely principal and interest (SPPI), consistent with a basic lending arrangement. Principal, for the purposes of the test, is defined as the fair value of the instrument at initial recognition and is subject to change over its life due to transactions such as repayments and amortization of related premiums or discounts. Interest represents consideration for the time value of money, credit risk, other basic lending risks and costs, such as liquidity risk and administrative costs, as well as a profit margin. Contractual terms that introduce risks or volatility that are unrelated to a basic lending arrangement do not represent cash flows that are SPPI and as a result, the related financial asset is classified and measured at FVTPL.

For debt instruments that meet the requirements of the SPPI test, classification at initial recognition is determined based on the business model under which the assets are managed. Considerations include how performance of the debt instruments is evaluated, the risks that affect the performance of the business model, and how those risks are managed, and the manner in which management is compensated. Potential business models are as follows:

•	Held to collect: Objective is to collect contractual cash flows.

•	Held to collect and sell: Objective is to both collect contractual cash flows and sell the financial assets.

•	Held for sale or other business models: Encompasses all other business models. CWB does not currently hold assets within this category.

The use of judgment is required in assessing both the contractual cash flow characteristics and the business model of debt instruments.

Measured at Amortized Cost

Debt instruments measured at amortized cost are managed under a ‘held to collect’ business model and have contractual cash flows that satisfy the requirements of the SPPI test. These financial assets are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest rate method, net of allowance for credit losses estimated based on the expected credit loss (ECL) approach.

Measured at Fair Value through Other Comprehensive Income

Debt instruments measured at FVOCI, which are managed under a ‘held to collect and sell’ business model and have contractual cash flows that represent SPPI, are initially recorded at fair value, net of transaction costs. Subsequent to initial recognition, unrealized gains and losses related to the debt instruments are recorded in other comprehensive income (OCI), net of tax. Impairment losses and recoveries, estimated using an ECL approach, are recognized in the consolidated statements of income and correspondingly reduce the accumulated changes in fair value recorded in OCI. Gains and losses realized on disposal of debt instruments classified at FVOCI are included in the consolidated statements of income.

Equity Instruments

Equity instruments are classified and measured at FVTPL unless an irrevocable election is made to designate non-trading instruments at FVOCI at the time of initial recognition. If the election is applied, unrealized gains and losses are recorded in OCI, net of tax, and are not subsequently reclassified to the consolidated statements of income. When realized, gains and losses that arise upon derecognition are reclassified from accumulated other comprehensive income (AOCI) to retained earnings. Equity securities are not subject to an impairment assessment.

IMPAIRMENT

Expected Credit Loss Approach

The ECL approach categorizes financial assets into three stages based on changes in credit risk since initial recognition of the asset. A financial asset can move between stages depending on improvement or deterioration of credit risk.

Performing Assets

•	Stage 1: From initial recognition until the date on which the financial asset experiences a significant increase in credit risk (SICR), the allowance for credit losses is measured based on ECL from defaults occurring in the 12 months following the reporting date.

•	Stage 2: A financial asset migrates to Stage 2 when it experiences a SICR subsequent to initial recognition and the allowance for credit losses is measured based on ECL from defaults occurring over the remaining life of the asset.

60 |	CWB Financial Group 2022 Annual Report

Impaired Assets

•	Stage 3: When a financial asset is identified as credit-impaired, it migrates to Stage 3 and an allowance for credit losses equal to full lifetime ECL is recognized. Interest income is recognized on the carrying amount of the asset, net of the allowance for credit losses.

ECL represents the discounted probability-weighted estimate of cash shortfalls expected to result from defaults over the relevant time horizon. ECL estimations are a function of the probability of default (PD), loss given default (LGD) and exposure at default (EAD). PD, which represents the estimate of the likelihood of default, considers past events, current market conditions and forward-looking information over the relevant time horizon. LGD represents an estimate of loss arising from default based on the difference between the contractual cash flows due and those that CWB expects to receive, including consideration for the amount and quality of collateral held. EAD represents an estimate of the exposure at a future default date, taking into account estimated future repayments of principal and draws on committed facilities.

For most financial assets, ECL is estimated on an individual basis. Financial assets for which an allowance for credit losses is estimated on a collective basis are grouped based on similar credit risk characteristics.

Forward-looking Information

The estimation of ECL and the assessment of SICR consider information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation and application of forward-looking information requires significant judgment.

With consideration of several external sources of information, we formulate a base case view of the future direction of relevant macroeconomic variables, which is updated quarterly. A representative range of other possible forecast scenarios is developed to incorporate multiple probability-weighted outcomes. The base case scenario represents the best estimate of forecast macroeconomic variables.

Additional information regarding the incorporation of forward-looking information and the related judgment and estimation involved in the process is described in Note 6.

Assessment of Significant Increases in Credit Risk

At each reporting date, we assess whether a financial asset has experienced a SICR since initial recognition by comparing the risk of a default occurring over the asset’s remaining expected life at the reporting date and the date of initial recognition.

The assessment of changes in credit risk is performed at least quarterly, generally at the instrument level. Significant judgment is also required in the application of SICR thresholds. The thresholds used to define SICR are not expected to change frequently, and will be reassessed as needed based on significant changes in credit risk management practices.

Refer to Note 6 for additional information regarding the assessment of SICR.

Expected Life

When measuring ECL, we consider the maximum contractual period over which an exposure to credit risk exists. For most instruments, the expected life is limited to the remaining contractual life, including prepayment and extension options. For certain revolving credit facilities, the expected life is estimated based on the period over which we are exposed to credit risk and how credit losses are mitigated by management actions.

Modified Financial Assets

The original terms of a financial asset may be renegotiated or otherwise modified, resulting in an impact to contractual cash flows. In particular, in an effort to minimize our realized losses, modifications may be granted in situations where a borrower experiences financial difficulty. Modifications may include payment deferrals, extension of amortization periods, interest rate reductions, principal forgiveness, debt consolidation or forbearance. If it is determined that the modification results in expiry of cash flows, the original asset is derecognized and a new asset is recognized based on the new contractual terms.

Where a modification does not result in derecognition, the gross carrying amount of the financial asset is recalculated as the present value of the renegotiated or modified contractual cash flows, discounted at the original effective interest rate, and a gain or loss is recognized immediately in the consolidated statements of income. The financial asset continues to be subject to the same assessment for SICR relative to initial recognition. Expected cash flows arising from the modified contractual terms are considered when estimating ECL for the modified asset. Financial assets that are modified while having an allowance for credit losses equal to lifetime ECL may revert to having to an allowance for credit losses equal to 12-month ECL after a period of performance and improvement in the borrower’s financial condition.

Definition of Default

The definition of default used in the estimation of ECL is consistent with the definition of default used for internal credit risk management purposes. Loans are determined to be in default and classified as impaired when payments are contractually past due 90 days or more, when we have commenced realization proceedings, or when we are of the opinion that the loan should be regarded as impaired based on objective evidence. Objective evidence that a loan is impaired may include significant financial difficulty of a borrower, default or delinquency of a borrower, breach of loan covenants or conditions, or indications that a borrower will enter bankruptcy.

Financial assets are reviewed on an ongoing basis to assess whether any should be classified as impaired. Loans that have become impaired are monitored closely by a specialized team with regular reviews of each loan and its realization plan. Impaired loans are returned to performing status when the timely collection of both principal and interest is reasonably assured and all delinquent principal and interest payments are brought current.

Write-offs

Financial assets are written off, either partially or in full, against the related allowance for credit losses when we conclude that there is no realistic prospect of future recovery in respect of those amounts. When financial assets are secured, this is generally after all collateral has been realized or transferred to us, or in certain circumstances, when the net realizable value of any collateral and other available information suggests that there is no reasonable expectation of further recovery. In subsequent periods, any recoveries of amounts previously written off are recorded as a reduction to the provision for credit losses in the consolidated statements of income.

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3. CASH RESOURCES

Cash resources include highly liquid investments that are readily convertible to cash and are subject to an insignificant risk of change in value. Cheques and other items in transit included in cash resources are recorded at amortized cost.

Interest bearing deposits with financial institutions included in cash resources are classified and measured at FVOCI as the requirements of the SPPI test are satisfied and the deposits are managed under a ‘hold to collect and sell’ business model. Changes in fair value are reported in other comprehensive income, net of tax.

At October 31, 2022, $27,378 (October 31, 2021 – $25,078) of cash was restricted from use in relation to the securitization of equipment financing leases and loans.

4. SECURITIES

Debt securities, which are measured at FVOCI, have contractual cash flows that satisfy the requirements of the SPPI test and are purchased with the objective of collecting contractual cash flows and selling the assets in response to, or in anticipation of, changes in interest rate, credit or foreign currency risk, funding sources, terms or to meet liquidity requirements.

Debt securities measured at FVOCI are initially recorded at fair value, net of transaction costs. They are subsequently measured at fair value, with unrealized gains and losses recorded in OCI, net of tax, until the security is sold. Gains and losses realized upon sale of the securities are recorded in gains (losses) on securities, net in the consolidated statements of income. Interest income earned is recorded using the effective interest method.

Equity securities are equity instruments held for long-term investment purposes. We have made the election to measure equity securities at FVOCI. Unrealized gains and losses are recorded in OCI, net of tax, and are subsequently transferred directly to retained earnings.

The analysis of securities at carrying value, by type and maturity or reprice date, follows:

	Maturity/Reprice
				Greater		As at	As at
	Within	1 to	3 to	than 5	No Specific	October 31	October 31
	1 Year	3 Years	5 Years	Years	Maturity	2022	2021
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$26,833	$-	$-	$-	$-	$26,833	$21,344
Debt securities issued or guaranteed by
Canada	1,805,669	1,828,140	271,535	5,477	-	3,910,821	2,962,290
A province or municipality	246,245	202,702	-	-	-	448,947	406,708
Other debt securities issued by United States Treasury	25,055	123,667	-	-	-	148,722	198,799
Designated at FVOCI
Other equity securities	-	-	-	-	10,305	10,305	6,081
Total	$2,103,802	$2,154,509	$271,535	$5,477	$10,305	$4,545,628	$3,595,222

(1)	Included in cash resources on the consolidated balance sheets.

62 |	CWB Financial Group 2022 Annual Report

UNREALIZED GAINS AND LOSSES

Unrealized gains and losses related to debt securities and cash resources measured at FVOCI and equity securities designated at FVOCI are as follows:

	As at October 31, 2022

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost(2)	Gains	Losses	Value
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$26,833	$-	$-	$26,833
Debt securities issued or guaranteed by
Canada	4,047,037	414	136,630	3,910,821
A province or municipality	465,377	67	16,497	448,947
Other debt securities issued by United States Treasury	157,393	-	8,671	148,722
Designated at FVOCI
Other equity securities	8,972	1,617	284	10,305

Total	$4,705,612	$2,098	$162,082	$4,545,628

	As at October 31, 2021
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost(2)	Gains	Losses	Value
Measured at FVOCI
Interest bearing deposits with financial institutions(1)	$21,344	$-	$-	$21,344
Debt securities issued or guaranteed by
Canada	3,001,582	420	39,712	2,962,290
A province or municipality	409,583	209	3,084	406,708
Other debt securities issued by United States Treasury	199,255	362	818	198,799
Designated at FVOCI
Other equity securities	4,651	1,430	-	6,081
Total	$3,636,415	$2,421	$43,614	$3,595,222

(1)	Included in cash resources on the consolidated balance sheets.

(2)	The amortized cost of debt securities and cash resources measured at FVOCI is net of an allowance for credit losses of $498 (October 31, 2021 – $536).

IMPAIRMENT

Impairment losses and recoveries on debt securities measured at FVOCI, estimated using an ECL approach, are recognized in the provision for credit losses in the consolidated statements of income and correspondingly reduce the accumulated changes in fair value recorded in OCI.

During the year ended October 31, 2022, reversals of the provision for credit losses of $38 (October 31, 2021 – provision of $187) were recorded in the consolidated statements of income related to a change in the estimated allowance for credit losses on performing debt securities measured at FVOCI, all of which were in Stage 1 as at October 31, 2022 and 2021.

5. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND PURCHASED UNDER RESALE AGREEMENTS

Securities sold under repurchase agreements represent the sale of Government of Canada securities or United States Treasury securities by CWB effected with a simultaneous agreement to purchase them back at a specified price on a future date, which is generally short term. The difference between the proceeds of the sale and the predetermined cost to be paid on a resale agreement is recorded as deposit interest expense.

Securities purchased under resale agreements represent the purchase of Government of Canada or United States Treasury securities by CWB effected with a simultaneous agreement to sell them back at a specified price on a future date, which is generally short term. The difference between the cost of the purchase and the predetermined proceeds to be received on a resale agreement is recorded as securities interest income.

Securities sold under repurchase agreements and purchased under resale agreements are classified and measured at amortized cost in the consolidated balance sheets.

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6. LOANS, IMPAIRED LOANS AND ALLOWANCE FOR CREDIT LOSSES

LOANS AT AMORTIZED COST

Loans, including leases, which are measured at amortized cost and stated net of unearned income, unamortized premiums or discounts and allowance for credit losses, are originated or purchased with the objective of collecting contractual cash flows and generating cash flows that satisfy the requirements of the SPPI test. Loan fees integral to the yield, net of transaction costs, are amortized to interest income using the effective interest method.

The composition of our loan portfolio by geographic region and industry sector follows:

									Composition Percentage
($ millions)	BC	AB	ON	SK	QC	MB	Other	Total	Oct. 31 2022	Oct. 31 2021
Personal(1)	$1,694	$1,881	$2,823	$275	$-	$157	$122	$6,952	19%	19%
Business
General commercial loans	3,786	3,903	3,413	461	344	344	179	12,430	35	33
Commercial mortgages	3,794	2,667	536	246	60	143	-	7,446	21	22
Equipment financing and leasing(2)	881	1,476	1,359	464	724	278	364	5,546	15	16
Real estate project loans	1,473	1,021	469	113	70	54	-	3,200	9	9
Oil and gas production loans	64	268	-	-	-	-	-	332	1	1
	9,998	9,335	5,777	1,284	1,198	819	543	28,954	81	81
Total(3)	$11,692	$11,216	$8,600	$1,559	$1,198	$976	$665	$35,906	100%	100%
Composition Percentage
October 31, 2022	33%	31%	24%	4%	3%	3%	2%	100%
October 31, 2021	33%	31%	23%	5%	3%	3%	2%	100%

(1)	Includes mortgages securitized through the National Housing Act Mortgage Backed Securities program reported on-balance sheet of $1,386 (October 31, 2021 – $1,381) (see Note 6).

(2)	Includes securitized leases and loans reported on-balance sheet of $2,125 (October 31, 2021 – $1,927) (see Note 7).

(3)	This table does not include an allocation of the allowance for credit losses.

CREDIT QUALITY

Internal Risk Ratings

Within our loan portfolios, borrowers are assigned a borrower risk rating (BRR) that reflects the credit quality of the obligor using industry and sector-specific risk models and expert credit judgment. BRRs are assessed and assigned at the time of loan origination and reviewed at least annually, with the exception of consumer loans and single unit residential mortgages. More frequent reviews are conducted for borrowers with weaker risk ratings, borrowers that trigger a review based on adverse changes in financial performance and borrowers requiring or requesting changes to credit facilities. Each BRR has a PD calibrated against it, which is estimated based on our historical loss experience for each risk segment or risk rating level, adjusted for forward-looking information. Our BRR scale broadly aligns to external ratings as follows:

Description	CWB Rating Category	Standard & Poor’s	Moody’s Investor Services

Investment grade or low risk	1 to 6M	AAA to BBB-	Aaa to Baa3
Non-investment grade or medium risk	6L to 8L	BB+ to CCC+	Ba1 to Caa1
Watchlist or high risk	9H to 10L	CCC and below	Caa2 and below
Impaired	11 to 12	Default	Default

64 |	CWB Financial Group 2022 Annual Report

Carrying Value of Exposures by Risk Rating

Gross carrying amounts of loans and the contractual amounts of committed but undrawn credit exposures and letters of credit, categorized based on internal risk ratings, are as follows:

	As at October 31, 2022
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Loans – Personal
Low risk	$4,100,671	$67,113	$-	$4,167,784
Medium risk	2,154,159	392,303	-	2,546,462
Watchlist or high risk	-	225,098	-	225,098
Impaired	-	-	12,482	12,482
Total	6,254,830	684,514	12,482	6,951,826
Allowance for credit losses	(1,043)	(2,749)	(140)	(3,932)
Total, net of allowance for credit losses	6,253,787	681,765	12,342	6,947,894
Loans – Business
Investment grade or low risk	2,976,113	525,305	-	3,501,418
Non-investment grade or medium risk	19,218,875	5,409,412	-	24,628,287
Watchlist or high risk	-	669,900	-	669,900
Impaired	-	-	154,191	154,191
Total	22,194,988	6,604,617	154,191	28,953,796
Allowance for credit losses	(48,736)	(62,599)	(46,551)	(157,886)
Total, net of allowance for credit losses	22,146,252	6,542,018	107,640	28,795,910
Total loans	28,449,818	7,289,131	166,673	35,905,622
Allowance for credit losses	(49,779)	(65,348)	(46,691)	(161,818)
Total Loans, Net of Allowance for Credit Losses	$28,400,039	$7,223,783	$119,982	$35,743,804
Committed but Undrawn Credit Exposures and Letters of Credit
Investment grade or low risk	$2,065,808	$97,635	$-	$2,163,443
Non-investment grade or medium risk	3,009,255	2,447,483	-	5,456,738
Watchlist or high risk	-	27,284	-	27,284
Total	5,075,063	2,572,402	-	7,647,465
Allowance for credit losses	(1,507)	(3,803)	-	(5,310)
Total, Net of Allowance for Credit Losses	$5,073,556	$2,568,599	$-	$7,642,155

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	As at October 31, 2021
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Loans – Personal
Low risk	$3,851,098	$80,027	$-	$3,931,125
Medium risk	1,354,940	874,797	-	2,229,737
Watchlist or high risk	-	223,011	-	223,011
Impaired	-	-	11,651	11,651
Total	5,206,038	1,177,835	11,651	6,395,524
Allowance for credit losses	(923)	(2,289)	(485)	(3,697)
Total, net of allowance for credit losses	5,205,115	1,175,546	11,166	6,391,827
Loans – Business
Investment grade or low risk	1,771,484	128,663	-	1,900,147
Non-investment grade or medium risk	22,773,391	1,054,469	-	23,827,860
Watchlist or high risk	-	586,747	-	586,747
Impaired	-	-	190,673	190,673
Total	24,544,875	1,769,879	190,673	26,505,427
Allowance for credit losses	(61,764)	(37,156)	(38,812)	(137,732)
Total, net of allowance for credit losses	24,483,111	1,732,723	151,861	26,367,695
Total loans	29,750,913	2,947,714	202,324	32,900,951
Allowance for credit losses	(62,687)	(39,445)	(39,297)	(141,429)
Total Loans, Net of Allowance for Credit Losses	$29,688,226	$2,908,269	$163,027	$32,759,522
Committed but Undrawn Credit Exposures and Letters of Credit
Investment grade or low risk	$1,219,787	$8,934	$-	$1,228,721
Non-investment grade or medium risk	5,284,394	137,800	-	5,422,194
Watchlist or high risk	-	17,044	-	17,044
Total	6,504,181	163,778	-	6,667,959
Allowance for credit losses	(2,865)	(1,556)	-	(4,421)
Total, Net of Allowance for Credit Losses	$6,501,316	$162,222	$-	$6,663,538

66 |	CWB Financial Group 2022 Annual Report

Impaired and Past Due Loans

Outstanding gross loans and impaired loans, net of allowance for credit losses, by loan type, are as follows:

	As at October 31, 2022						As at October 31, 2021
	Gross Amount	Gross Impaired Amount	(1)	Stage 3 Allowance	Net Impaired Loans	Gross Amount	Gross Impaired Amount	(1)	Stage 3 Allowance	Net Impaired Loans
Personal	$6,951,826	$12,482		$140	$12,342	$6,395,524	$11,651		$485	$11,166
Business
General commercial loans	12,430,457	82,879		32,469	50,410	10,894,735	100,546		27,081	73,465
Commercial mortgages(2)	7,446,273	36,435		6,734	29,701	7,039,459	29,296		5,224	24,072
Equipment financing and leasing	5,546,163	22,965		6,788	16,177	5,286,538	40,488		5,587	34,901
Real estate project loans	3,199,515	11,912		560	11,352	2,871,195	20,343		920	19,423
Oil and gas production loans	331,388	-		-	-	413,500	-		-	-
	28,953,796	154,191		46,551	107,640	26,505,427	190,673		38,812	151,861
Total	$35,905,622	$166,673		$46,691	$119,982	$32,900,951	$202,324		$39,297	$163,027

(1)	Gross impaired loans include foreclosed assets with a carrying value of $2,010 (October 31, 2021 – $2,253). We pursue timely realization on foreclosed assets and do not use the assets for our own operations.

(2)	Multi-family residential mortgages are included in commercial mortgages.

Outstanding impaired loans, net of allowance for credit losses, by provincial location of security are as follows:

	As at October 31, 2022			As at October 31, 2021
	Gross Impaired Amount	Stage 3 Allowance	Net Impaired Loans	Gross Impaired Amount	Stage 3 Allowance	Net Impaired Loans
Alberta	$75,398	$20,980	$54,418	$88,390	$17,457	$70,933
Ontario	51,369	22,192	29,177	56,858	17,341	39,517
British Columbia	21,029	699	20,330	37,001	2,685	34,316
Saskatchewan	4,757	1,165	3,592	6,288	869	5,419
Quebec	4,628	757	3,871	2,965	549	2,416
Manitoba	1,632	308	1,324	812	195	617
Other	7,860	590	7,270	10,010	201	9,809
Total	$166,673	$46,691	$119,982	$202,324	$39,297	$163,027

Loans are considered past due when a customer has not made a payment by the contractual due date. The following table presents the carrying value of loans that are contractually past due but not classified as impaired:

As at October 31, 2022	1 - 30 days	31 - 60 days	61 - 90 days	Total
Personal	$62,119	$28,338	$1,152	$91,609
Business	112,008	48,970	45,845	206,823
Total	$174,127	$77,308	$46,997	$298,432
As at October 31, 2021	$98,893	$34,499	$3,716	$137,108

ALLOWANCE FOR CREDIT LOSSES

Allowance for credit losses related to performing loans is estimated using an ECL approach that incorporates a number of underlying assumptions which involve a high degree of management judgment and can have a significant impact on financial results. The allowance for credit losses is our most significant accounting estimate. Significant key drivers impacting the estimation of ECL, which are interrelated, include:

•	Internal risk ratings attributable to a borrower reflecting changes in credit quality;

•	Estimated realizable amount of future cash flows on Stage 3 loans;

•	Thresholds used to determine when a borrower has experienced a SICR; and,

•	Forward-looking information, specifically related to variables to which the ECL models are calibrated.

The inputs and models used for estimating ECL may not always capture all emerging market conditions at the reporting date and as such, qualitative adjustments based on expert credit judgment that consider reasonable and supportable information may be incorporated.

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Assessment of Significant Increases in Credit Risk

The determination of whether a loan has experienced a SICR has a significant impact on the estimation of allowance for credit losses as 12-month ECL is recorded for loans in Stage 1 and lifetime ECL is recorded for loans that have migrated to Stage 2. Movement between Stages 1 and 2 is impacted by changes in borrower-specific risk characteristics as well as changes in applicable forward-looking information. The main factors considered in assessing whether a loan has experienced a SICR are relative changes in internal risk ratings since initial recognition, incorporating forward-looking information, and certain other criteria such as 30 days past due and migration to watchlist status.

Forecasting Forward-looking Information

Forward-looking information is incorporated into both the assessment of whether a loan has experienced a SICR since its initial recognition and the estimation of ECL. The models used to estimate ECL consider macroeconomic factors that are most closely correlated with credit risk in the relevant portfolios and are calibrated to consider our geographic diversification.

The forward-looking macroeconomic scenario described below is calibrated to an average of the large Canadian banks’ macroeconomic forecasts and reflects our best estimate as at October 31, 2022 based on information and facts available. The forecast reflects the tightening of monetary policy through higher interest rates and assumes modest economic growth. Hindsight cannot be used, so while these evolving assumptions may result in future forecasts that differ from those used in the ECL estimation as at October 31, 2022, those changes will be reflected in future quarters.

The primary macroeconomic variables, for the next year and the remaining forecast period thereafter, used to estimate ECL are as follows:

	Forecast
Macroeconomic Variable	October 31 2023	Remaining Forecast Period
GDP growth, year over year	1%	2%
Unemployment rate	6	7
Housing price growth, year over year	(12)	(1)
Three-month treasury bill rate	3.6	2.4
U.S. dollar/Canadian dollar exchange rate	$1.29	$1.26
WTI oil price (U.S. dollar per barrel)	93	91

The primary macroeconomic variables impacting ECL for personal loan portfolios are unemployment rates and Multiple Listings Service (MLS) housing resale price growth. Business portfolios are impacted by all of the variables in the table above, to varying degrees. Increases in unemployment rates and interest rates will generally correlate with higher ECL while increases in annual gross domestic product (GDP) growth, the WTI oil price, MLS housing price growth, and the U.S. dollar/Canadian dollar exchange rate will generally result in lower ECL.

ECL is sensitive to changes in both the scenario described above as well as the incorporation of multiple macroeconomic scenarios. Our models include a simulation incorporating a large volume of alternate macroeconomic scenarios into our ECL estimate. This approach resulted in an increase of approximately $9 million (October 31, 2021 – $4 million) to the performing loan allowance for credit losses at October 31, 2022, relative to using only the forecast scenario presented above.

In estimating the performing loan allowance, we continue to supplement our modeled ECL to reflect expert credit judgments. These expert credit judgments account for the variability in the results provided by the models and consider the impact of both tail-risk events and the lagging impacts of typical credit cycles, where loan defaults occur in periods subsequent to the onset of a decline in macroeconomic conditions. These expert credit judgments also allow us to incorporate the estimated impact of the unprecedented levels of government stimulus and support, and the impacts of their withdrawal, which cannot be modelled using historical data as they have not occurred in the past.

Stage 3 Allowance for Credit Losses

For impaired loans in Stage 3, the allowance for credit losses is measured for each loan as the difference between the carrying value of the loan at the time it is classified as impaired and the present value of the cash flows we expect to receive, using the original effective interest rate of the loan. When the amounts and timing of future cash flows cannot be reliably estimated, either the fair value of the security underlying the loan, net of any expected realization costs, or the current market price for the loan may be used to measure the estimated realizable amount. Security can vary by type of loan and may include real property, working capital, guarantees, or other equipment.

68 |	CWB Financial Group 2022 Annual Report

Reconciliation

A reconciliation of changes in the allowance for credit losses related to loans, committed but undrawn credit exposures and letters of credit follows:

	As at October 31, 2022
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Personal
Balance at beginning of year	$928	$2,299	$485	$3,712
Transfers to (from) (1)
Stage 1	202	(202)	-	-
Stage 2	(393)	393	-	-
Stage 3	-	(1,860)	1,860	-
Net remeasurement(2)	(805)	2,864	(1,467)	592
New originations	1,292	-	-	1,292
Derecognitions and maturities	(177)	(716)	(91)	(984)
Provision for credit losses(3)	119	479	302	900
Write-offs	-	-	(697)	(697)
Recoveries	-	-	50	50
Balance at end of year	1,047	2,778	140	3,965
Business
Balance at beginning of year	$64,624	$38,702	$38,812	$142,138
Transfers to (from) (1)
Stage 1	5,661	(5,661)	-	-
Stage 2	(7,500)	7,500	-	-
Stage 3	(51)	(12,993)	13,044	-
Net remeasurement(2)	(46,815)	56,062	19,583	28,830
New originations	55,864	-	-	55,864
Derecognitions and maturities	(21,544)	(17,237)	(778)	(39,559)
Provision for (reversal of) credit losses(3)	(14,385)	27,671	31,849	45,135
Write-offs	-	-	(29,918)	(29,918)
Recoveries	-	-	5,808	5,808
Balance at end of year	50,239	66,373	46,551	163,163
Total Allowance for Credit Losses	$51,286	$69,151	$46,691	$167,128
Represented by:
Loans	$49,779	$65,348	$46,691	$161,818
Committed but undrawn credit exposures and letters of credit(4)	1,507	3,803	-	5,310
Total Allowance for Credit Losses(5)	$51,286	$69,151	$46,691	$167,128

(1)	Represents stage movements prior to remeasurement of the allowance for credit losses.
(2)	Represents credit risk changes as a result of significant increases in credit risk, changes in credit risk that did not result in a transfer between stages, changes in model inputs and assumptions, including changes in forward-looking macroeconomic forecasts and qualitative adjustments, and changes due to partial repayment.
(3)	Included in the provision for credit losses in the consolidated statements of income.
(4)	Included in other liabilities in the consolidated balance sheets.
(5)	Allowance for credit losses related to debt securities measured at FVOCI, cash resources and other financial assets classified at amortized cost were excluded from the table above. See Note 4 for details related to the allowance for credit losses on debt securities measured at FVOCI. Cash resources and other financial assets classified at amortized cost are presented in the consolidated balance sheets, net of allowance for credit losses.

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	As at October 31, 2021
	Performing		Impaired
	Stage 1	Stage 2	Stage 3	Total
Personal
Balance at beginning of year	$1,346	$5,376	$829	$7,551
Transfers to (from)(1)
Stage 1	1,809	(1,809)	-	-
Stage 2	(574)	574	-	-
Stage 3	-	(1,219)	1,219	-
Net remeasurement(2)	(2,960)	345	(474)	(3,089)
New originations	1,655	-	-	1,655
Derecognitions and maturities	(348)	(968)	(170)	(1,486)
Provision for (reversal of) credit losses(3)	(418)	(3,077)	575	(2,920)
Write-offs	-	-	(1,153)	(1,153)
Recoveries	-	-	234	234
Balance at end of year	928	2,299	485	3,712
Business
Balance at beginning of year	$57,503	$66,053	$33,306	$156,862
Transfers to (from) (1)
Stage 1	18,778	(18,778)	-	-
Stage 2	(8,239)	8,315	(76)	-
Stage 3	(56)	(10,494)	10,550	-
Net remeasurement(2)	(39,506)	13,841	41,406	15,741
New originations	63,670	-	-	63,670
Derecognitions and maturities	(27,526)	(20,235)	(1,862)	(49,623)
Provision for (reversal of) credit losses(3)	7,121	(27,351)	50,018	29,788
Write-offs	-	-	(56,947)	(56,947)
Recoveries	-	-	12,435	12,435
Balance at end of year	64,624	38,702	38,812	142,138
Total Allowance for Credit Losses	$65,552	$41,001	$39,297	$145,850
Represented by:
Loans	$62,687	$39,445	$39,297	$141,429
Committed but undrawn credit exposures and letters of credit(4)	2,865	1,556	-	4,421
Total Allowance for Credit Losses(5)	$65,552	$41,001	$39,297	$145,850

70 |	CWB Financial Group 2022 Annual Report

7. FINANCIAL ASSETS TRANSFERRED BUT NOT DERECOGNIZED

SECURITIZATION OF EQUIPMENT FINANCING LEASES AND LOANS

We securitize equipment financing leases and loans to third parties. These securitizations do not qualify for derecognition as we continue to be exposed to certain risks associated with the leases and loans, therefore we have not transferred substantially all of the risk and rewards of ownership. As the leases and loans do not qualify for derecognition, the assets are not removed from the consolidated balance sheets and a securitization liability is recognized within debt related to securitization activities for the cash proceeds received (see Note 14).

During 2022, we securitized equipment financing leases and loans of $1,136,679 (2021 – $1,071,280), which were sold to third parties for cash proceeds of $1,019,557 (2021 – $962,718).

SECURITIZATION OF RESIDENTIAL MORTGAGES

We securitize fully insured residential mortgage loans through the creation of mortgage-backed securities under the National Housing Act Mortgage Backed Securities (NHA MBS) program sponsored by the Canada Mortgage and Housing Corporation (CMHC). The mortgage-backed securities are sold directly to third party investors, sold to the Canada Housing Trust (CHT) as part of the Canada Mortgage Bond (CMB) program or are held by us. The CHT issues CMBs, which are government guaranteed, to third party investors and uses resulting proceeds to purchase NHA MBS from us and other mortgage issuers in the Canadian market.

The third-party sale of the mortgage pools that comprise the NHA MBS does not qualify for derecognition as we retain the credit and interest rate risks associated with the mortgages, which represent substantially all of the risks and rewards associated with the transferred assets. As a result, the mortgages remain on the consolidated balance sheets as personal loans and are carried at amortized cost. Cash proceeds from the third-party sale of the mortgage pools, including those sold as part of the CMB program, are recognized within debt related to securitization activities (see Note 14).

During 2022, we securitized residential mortgages of $231,266 (2021 – $483,099) which were sold to the CHT for cash proceeds of $220,381 (2021 – $478,254).

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

We enter into repurchase agreements under which we sell previously recognized securities, with a simultaneous agreement to purchase them back at a specific price on a future date, but retain substantially all of the credit, price, interest rate, and foreign exchange risks and rewards associated with the assets (see Note 5). These securities are not derecognized and the cash proceeds from the sale are recognized within other liabilities on the consolidated balance sheets.

Details about the nature of transferred financial assets that do not qualify for derecognition and the associated liabilities are as follows:

	As at October 31, 2022		As at October 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
Transferred Assets that do not Qualify for Derecognition
Securitized leases and loans	$2,124,604	$2,114,958	$1,926,944	$1,928,736
Securitized residential mortgages	1,156,550	1,149,055	880,647	870,493
Securities sold under repurchase agreements	247,354	247,354	-	-
	3,528,508	3,511,367	2,807,591	2,799,229
Associated Liabilities(1)	3,335,451	3,288,191	2,641,843	2,656,176
Net Position	$193,057	$223,176	$165,748	$143,053

(1)	Associated liabilities consist of $1,935,812 related to securitized lease and loans (2021 – $1,756,210), $1,152,285 related to residential mortgages securitized through the NHA MBS program (2021 – $885,633), and $247,354 related to securities sold under repurchase agreements (2021 – $nil).

Additionally, we have securitized residential mortgages through the NHA MBS program totaling $229,052 with a fair value of $227,568 (2021 – $499,908 with a fair value of $494,144) that were not transferred to third parties.

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8. PROPERTY AND EQUIPMENT

Land is carried at cost. Buildings, equipment and furniture, and leasehold improvements are carried at cost less accumulated depreciation and impairment. Right-of-use assets primarily reflect leases of branches and office premises, and are measured at an amount equal to the lease liability adjusted by any prepaid or accrued lease payments. Lease liabilities are measured at the present value of the remaining lease payments discounted at our weighted average incremental borrowing rate.

Depreciation is calculated primarily using the straight-line method over the estimated useful life of the asset, as follows:

•	Buildings: 20 years

•	Computer and office equipment and furniture: 3 to 10 years

•	Leasehold improvements: over the shorter of the term of the lease and the remaining useful life

•	Right-of-use assets: over the earlier of the lease term and the expected life. If ownership will transfer to us or we are reasonably certain to exercise a purchase option at the end of the lease term, the expected life of the right-of-use asset is used.

When components of an item of property and equipment have different useful lives, they are accounted for as separate items. Gains and losses on disposal are recorded in non-interest income in the period of disposal. Property and equipment is subject to an impairment review if there are events or changes in circumstances which indicate that the carrying amount may not be recoverable.

	Leasehold Improvements	Land and Buildings	Computer Equipment	Office Equipment	Right of Use Asset	Total
Cost
Balance at November 1, 2021	$90,137	$19,016	$49,977	$51,274	$91,169	$301,573
Additions	15,953	35	3,356	4,883	17,153	41,380
Lease modifications	-	-	-	-	5,284	5,284
Disposals	(4,386)	-	(33)	(3,476)	-	(7,895)
Balance at October 31, 2022	101,704	19,051	53,300	52,681	113,606	340,342
Accumulated Depreciation and Impairment Balance at November 1, 2021	62,181	7,528	37,674	39,498	23,994	170,875
Depreciation	5,078	574	3,483	2,842	12,359	24,336
Lease modifications	-	-	-	-	-	-
Disposals	(4,386)	-	(33)	(3,476)	-	(7,895)
Balance at October 31, 2022	62,873	8,102	41,124	38,864	36,353	187,316
Net Carrying Amount at October 31, 2022	$38,831	$10,949	$12,176	$13,817	$77,253	$153,026
Cost
Balance at November 1, 2020	$86,005	$18,955	$47,921	$49,103	$86,388	$288,372
Additions	6,106	61	2,211	3,180	2,973	14,531
Lease modifications	-	-	-	-	2,129	2,129
Disposals	(1,974)	-	(155)	(1,009)	(321)	(3,459)
Balance at October 31, 2021	90,137	19,016	49,977	51,274	91,169	301,573
Accumulated Depreciation and Impairment Balance at November 1, 2020	59,185	6,952	33,255	37,673	11,958	149,023
Depreciation	4,970	576	4,574	2,834	11,905	24,859
Lease modifications	-	-	-	-	452	452
Disposals	(1,974)	-	(155)	(1,009)	(321)	(3,459)
Balance at October 31, 2021	62,181	7,528	37,674	39,498	23,994	170,875
Net Carrying Amount at October 31, 2021	$27,956	$11,488	$12,303	$11,776	$67,175	$130,698

72 |	CWB Financial Group 2022 Annual Report

9. GOODWILL AND INTANGIBLE ASSETS

GOODWILL

Goodwill arises on the acquisition of subsidiaries and represents the excess of the fair value of the purchase consideration, including any amount of any non-controlling interest in the acquiree, over the net recognized amounts of the identifiable assets, including identifiable intangible assets, and liabilities assumed. For the purposes of calculating goodwill, fair values of acquired assets and liabilities are determined by reference to market values or by discounting expected future cash flows to present value.

This discounting is performed using either market rates, or risk-free rates with risk-adjusted expected future cash flows.

Goodwill is stated at cost less impairment losses. Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing considering the business level at which goodwill is monitored for internal management purposes. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. On this basis, CWB’s CGUs with goodwill allocated are:

•	Wealth Management (WM);

•	CWB Maxium Financial Inc. (MX); and,

•	CWB National Leasing Inc. (NL).

	WM	MX	NL	Total
Balance at October 31, 2022	$64,056	$38,869	$35,776	$138,701

	WM	NL	MX	Total
Balance at November 1, 2020	$63,611	$38,869	$35,776	$138,256
Ownership change	445	-	-	445
Balance at October 31, 2021	$64,056	$38,869	$35,776	$138,701

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INTANGIBLE ASSETS

Intangible assets represent identifiable non-monetary assets without physical substance and are acquired either separately through a business combination, or generated internally. Intangible assets with a finite useful life are recorded at cost less any accumulated amortization and impairment losses. Certain intangible assets, such as trademarks and trade names, have an indefinite useful life. These indefinite life intangibles are not amortized but are tested for impairment at least annually. The assets’ useful lives are assessed at least annually.

Amortization of acquisition-related intangible assets with finite useful lives is reported in other expenses and amortization of internally generated software is included in premises and equipment expenses on the consolidated statements of income and recorded on a straight-line basis from the date at which it is available for use as follows:

•	Software and related assets: 3 to 15 years

•	Customer relationships: 10 to 15 years

•	Non-competition agreements: 4 to 5 years

•	Other: 3 to 5 years

	Software and Related Assets	Customer Relationships	Trademarks and Tradenames	Non- competition Agreements	Other	Total
Cost
Balance at November 1, 2021	$295,778	90,442	8,785	11,084	5,150	411,239
Additions	52,588	-	-	-	-	52,588
Disposals	(22,511)	-	-	-	-	(22,511)
Balance at October 31, 2022	325,855	90,442	8,785	11,084	5,150	441,316
Accumulated Amortization
Balance at November 1, 2021	118,764	48,396	-	11,084	5,150	183,394
Amortization	46,284	8,128	2,100	-	-	56,512
Disposals	(22,511)	-	-	-	-	(22,511)
Balance at October 31, 2022	142,537	56,524	2,100	11,084	5,150	217,395
Net Carrying Amount at October 31, 2022	$183,318	$33,918	$6,685	$-	$-	$223,921

	Software and Related Assets	Customer Relationships	Trademarks and Tradenames	Non- competition Agreements	Other	Total
Cost
Balance at November 1, 2020	$257,108	$89,749	$8,726	$11,084	$5,150	$371,817
Additions	39,823	-	-	-	-	39,823
Ownership change	-	693	59	-	-	752
Disposals	(1,153)	-	-	-	-	(1,153)
Balance at October 31, 2021	295,778	90,442	8,785	11,084	5,150	411,239
Accumulated Amortization
Balance at November 1, 2020	94,551	40,374	-	11,079	5,105	151,109
Amortization	25,366	8,022	-	5	45	33,438
Disposals	(1,153)	-	-	-	-	(1,153)
Balance at October 31, 2021	118,764	48,396	-	11,084	5,150	183,394
Net Carrying Amount at October 31, 2021	$177,014	$42,046	$8,785	$-	$-	$227,845

IMPAIRMENT

The carrying amounts of our intangible assets with finite useful lives are reviewed at each reporting date to determine whether there is any indication of impairment. If an indication exists, we test for impairment. Goodwill and intangible assets with indefinite useful lives are tested for impairment annually or more frequently if events or changes in circumstances indicate impairment.

Impairment testing is performed by comparing an asset’s carrying amount with its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount of the CGU to which the asset belongs will be determined and compared to the carrying amount of the CGU’s net assets, including attributable goodwill. Goodwill is tested for impairment at the level of a CGU or a group of CGUs. If the recoverable amount is less than the carrying value, an impairment loss is charged to the consolidated statements of income.

The recoverable amounts for our CGUs are calculated based on the higher of their value in use and fair value less costs of disposal. Value in use is determined by discounting the future cash flows expected to be generated from the continuing use of the CGU. Fair value less costs of disposal is the amount obtainable from the sale of a CGU in an orderly transaction between market participants, less disposal costs. The fair value of a CGU is estimated using valuation techniques such as a discounted cash flow method or market-based approaches where the fair value of a CGU is determined using comparable market transactions for similar businesses.

In the 2022 and 2021 annual impairment tests, the recoverable amounts of our CGUs are based on their value in use with the exception of the WM CGU, which is based on fair value less costs of disposal.

74 |	CWB Financial Group 2022 Annual Report

WM CGU

The recoverable amount of the WM CGU was based on fair value less cost to sell using a discounted cash flow method. Cash flows are projected based on forecast results of the business for a five-year period, adjusted to approximate the market considerations of a prospective buyer. Beyond five years, cash flows are assumed to increase at a terminal growth rate of 3.8% (4.0% in 2021) based on management’s expectations of real GDP growth and inflation rates. Forecast cash flows are discounted at rate of 12.5% (12.5% in 2021).

MX and NL CGUs

The recoverable amount of these CGUs was based on their value in use in the current and comparative period. We calculate value in use using a discounted cash flow method. Cash flows are projected based on forecast results of the business for a five-year period including the capital required to support future cash flows. Key drivers of cash flows include net interest margins and average interest-earning assets. Beyond five years, cash flows are assumed to increase at a terminal growth rate of 3.8% (4.0% in 2021) based on management’s expectations of real GDP growth and inflation rates. Forecast cash flows are discounted at pre-tax rates ranging from 19.3% to 19.6% (18.7% to 19.4% in 2021).

The key assumptions described above may change as economic and market conditions change. We estimate that reasonable possible changes in these assumptions are not expected to cause the recoverable amounts of the cash-generating units to decline below the carrying amounts.

No impairment losses on goodwill or intangible assets were identified during 2022 or 2021.

10. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are entered into for risk management purposes in accordance with our asset liability management policies. It is our policy not to utilize derivative financial instruments for trading or speculative purposes. Interest rate swaps and floors are primarily used to reduce the impact of fluctuating interest rates. Equity swaps are used to reduce earnings volatility related to restricted share units and deferred share units linked to our common share price. Bond forward contracts are used to manage interest rate risk related to our participation in the NHA MBS program. Foreign exchange contracts are used for the purposes of meeting the needs of clients, day-to-day business and liquidity management.

USE OF DERIVATIVES

We enter into derivative financial instruments for risk management purposes. Derivative financial instruments are financial contracts whose value is derived from an underlying interest rate, foreign exchange rate, equity or commodity instrument or index.

Derivative financial instruments primarily used by us include:

•	Interest rate swaps, which are agreements where two counterparties exchange a series of payments based on different interest rates applied to a notional amount;

•	Bond forward contracts, which are a contractual obligation to purchase or sell a bond at a predetermined future date;

•	Foreign exchange forwards and futures, which are contractual obligations to exchange one currency for another at a specified price for settlement at a predetermined future date; and,

•	Equity swaps, which are agreements where CWB makes periodic interest payments to a counterparty and receives the capital gain or loss plus dividends of a notional CWB common share.

EMBEDDED DERIVATIVES

When derivatives are embedded in other financial instruments or host contracts, such combinations are known as hybrid instruments. If the host contract is a financial asset within the scope of IFRS 9, the classification and measurement criteria are applied to the entire hybrid instrument and there is no separation of the embedded derivative. If the host contract is a financial liability or an asset that is not within the scope of IFRS 9, embedded derivatives are treated as separate derivatives when their economic characteristics and risk are not closely related to those of the host contract, unless an election is made to measure the contract at fair value. Identified embedded derivatives that are separated from the host contract are recorded at fair value.

FAIR VALUE

Derivative financial instruments are recorded on the balance sheet at fair value. Changes in fair value related to the effective portion of cash flow interest rate hedges are recorded in other comprehensive income, net of tax, and changes in fair value interest rate hedges are recorded in net interest income. Changes in fair value related to the ineffective portion of a designated accounting hedge, a derivative not designated as an accounting hedge, and all other derivative financial instruments are reported in non-interest income on the consolidated statements of income.

DESIGNATED ACCOUNTING HEDGES

Under IAS 39, when designated as accounting hedges by us, certain derivative financial instruments are designated as either a hedge of the fair value of recognized assets, liabilities or firm commitments (fair value hedges), or a hedge of highly probable future cash flows attributable to a recognized asset or liability or a forecast transaction (cash flow hedges). On an ongoing basis, the derivatives used in hedging transactions are assessed to determine whether they are effective in offsetting changes in fair values or cash flows of the hedged items. If a hedging transaction becomes ineffective or if the derivative is not designated as a cash flow hedge, any subsequent change in the fair value of the hedging instrument is recognized in net income.

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Potential sources of ineffectiveness can be attributed to the differences between hedging instruments and the hedged items:

•	Mismatches in terms of hedged item and hedging instrument, such as the repricing dates and frequency of payments

•	The effect of the counterparty and our own credit risk

Interest income received or interest expense paid on derivative financial instruments designated as cash flow hedges is accounted for on the accrual basis and recognized as interest expense over the term of the hedge contract. Premiums on purchased contracts are amortized to interest expense over the term of the contract. Accrued interest receivable and payable and deferred gains and losses for these contracts are recorded in other assets or liabilities as appropriate.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income at that time is held separately in accumulated other comprehensive income until the forecast transaction is eventually recognized in the consolidated statements of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in accumulated other comprehensive income is immediately reclassified to the consolidated statements of income.

INTEREST RATE RISK

Interest rate risk arises when changes in interest rates affect the cash flows, earnings and values of assets and liabilities. Under our interest rate risk management policies, we maintain an appropriate balance between earnings volatility and economic value volatility while keeping both within their respective risk appetite limits. Exposure to interest rate risk is controlled by managing the size of the static gap positions between interest sensitive assets and interest sensitive liabilities for future periods. This is achieved partly by using interest rate swaps and bond forward contracts as a hedge to interest rate changes.

Only the changes in fair value and cash flows related to changes in benchmark interest rates are designated as hedges for accounting purposes. Other risk elements present in these relationships, such as credit risk, have a less significant impact on changes in fair value and cash flows, and are not designated as accounting hedges.

The hedging ratio is established by matching the notional amount of the hedging instrument with the notional amount of the hedged item. The existence of an economic relationship between the hedging instrument and hedged item is based on the reference interest rates, tenors, repricing dates and maturities, and the notional or par amounts.

EQUITY RISK

Equity risk arises when changes in our common share price affects the payout of share-based payment plans (see Note 16) that have not yet vested. We have a policy to hedge a portion of the earnings volatility related to restricted share unit (RSU) and deferred share unit (DSU) grants through the use of equity swaps, where we make periodic interest payments to a counterparty and receive the capital gain or loss plus dividends of a CWB common share.

The following table shows the derivative financial instruments split between those contracts that have a positive fair value (favourable contracts) and those that have a negative fair value (unfavourable contracts):

	As at October 31, 2022					As at October 31, 2021
	Favourable Contracts		Unfavourable Contracts		Favourable Contracts		Unfavourable Contracts
	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value
Cash Flow Hedges
Interest rate risk
Interest rate swaps	$1,135,000	$83,465	$4,935,000	$(151,084)	$2,235,000	$35,872	$1,180,000	$(35,798)
Equity risk
Equity swaps	3,522	100	16,234	(3,776)	19,450	7,670	-	-
Fair Value Hedges
Interest rate risk
Interest rate swaps	355,020	26,950	-	-	361,561	7,946	18,582	(187)
Not Designated as Accounting Hedges
Foreign exchange contracts	144	6	-	-	341	6	136,189	(83)
Equity swaps	-	-	8,066	(1,221)	8,886	1,368	-	-
Total	$1,493,686	$110,521	$4,959,300	$(156,081)	$2,625,238	$52,862	$1,334,771	$(36,068)

The aggregate contractual or notional amount of the derivative financial instruments on hand, the extent to which instruments are favourable or unfavourable and, thus, the aggregate fair values of these financial assets and liabilities can fluctuate significantly from time to time.

The average fair values of the derivative financial instruments on hand during the year are set out in the following table:

	2022	2021
Favourable derivative financial instruments (assets)	$83,371	$51,490
Unfavourable derivative financial instruments (liabilities)	$89,040	$15,996

76 |	CWB Financial Group 2022 Annual Report

The following table summarizes the maturities of derivative financial instruments and the weighted average interest rates paid and received on contracts:

	As at October 31, 2022				As at October 31, 2021
	Maturity				Maturity
	1 Year or Less		More than 1 Year		1 Year or Less		More than 1 Year
	Notional	Contractual Interest	Notional	Contractual Interest	Notional	Contractual Interest	Notional	Contractual Interest
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Cash Flow Hedges Interest rate risk Interest rate swaps(1)	$1,125,000	2.01%	$4,945,000	2.32%	$665,000	1.75%	$2,750,000	1.51%
Equity risk
Equity swaps(2)	9,933	-%	9,823	-%	9,928	-%	9,522	-%
Fair Value Hedges
Interest rate risk
Interest rate swaps(3)	-	-%	355,020	1.16%	18,582	1.48%	361,561	1.16%
Not Designated as Accounting Hedges
Foreign exchange contracts(4)	144	-	-	-	136,530	-	-	-
Equity swaps(5)	8,066	-%	-	-	8,886	-%	-	-
Total	$1,143,143		$5,309,843		$838,926		$3,121,083

(1)	Interest rate swaps designated as accounting cash flow hedges outstanding at October 31, 2022 mature between November 2022 and December 2028.
(2)	Equity swaps designated as accounting hedges outstanding at October 31, 2022 mature between June 2023 and June 2025. The contractual interest rate is not meaningful for equity swaps.
(3)	Interest rate swaps designated as accounting fair value hedges outstanding at October 31, 2022 mature between October 2024 and September 2028.
(4)	Foreign exchange contracts outstanding at October 31, 2022 mature between November 2022 and December 2022. The contractual interest rate is not meaningful for foreign exchange contracts.
(5)	Equity swaps not designated as accounting hedges outstanding at October 31, 2022 mature in June 2023. The contractual interest rate is not meaningful for equity swaps.

The following tables present the details of the hedged items categorized by their hedging relationships:

	As at October 31, 2022
	Consolidated Balance Sheets Line Item	Changes in Fair Value Used for Calculating Hedge Ineffectiveness	AOCI - Cash Flow Hedges
Cash Flow Hedges
Interest rate risk
Variable rate assets and liabilities	Loans, Deposits	$(67,693)	$(19,218)
Forecasted NHA MBS issuances	n/a	-	(859)
Equity risk
Restricted share units	Other liabilities	(11,346)	(1,595)

	As at October 31, 2021
	Consolidated Balance Sheets Line Item	Changes in Fair Value Used for Calculating Hedge Ineffectiveness	AOCI - Cash Flow Hedges
Cash Flow Hedges
Interest rate risk
Variable rate assets	Loans, Deposits	$(94,961)	$33,332
Forecasted NHA MBS issuances	n/a	-	(1,709)
Equity risk
Restricted share units	Other liabilities	9,170	2,065

n/a - not applicable

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As at October 31, 2022

		Accumulated Amount of Fair		Changes in Fair Value Used
	Carrying Amount of Hedged	Value Adjustments on the	Consolidated Balance	for Calculating Hedge
	Item	Hedged Item	Sheets Line Item	Ineffectiveness
Fair Value Hedges
Interest rate risk
Fixed rate assets	$329,812	$(26,930)	Securities, Loans	$19,191
As at October 31, 2021

		Accumulated Amount of Fair		Changes in Fair Value Used
	Carrying Amount of Hedged	Value Adjustments on the	Consolidated Balance	for Calculating Hedge
	Item	Hedged Item	Sheets Line Item	Ineffectiveness
Fair Value Hedges
Interest rate risk
Fixed rate assets	$374,471	$(7,540)	Securities, Loans	$11,760

The following table contains information regarding the effectiveness of the hedging relationships, as well as the impacts on the consolidated statements of income and consolidated statements of comprehensive income:

	2022
	Change in Fair Value of Hedging Instrument	Hedge Ineffectiveness Recognized in Income	Change in the Fair Value of the Hedging Instrument Recognized in OCI	Amount Reclassified from AOCI, Net of Tax – Cash Flow Hedges to Income
Cash Flow Hedges
Interest rate risk
Interest rate swaps(1)	$(67,693)	$-	$(31,283)	$(21,268)
Bond forward contracts(1)	-	-	326	524
Equity risk
Equity swaps(2)	(11,346)	-	(7,895)	4,236
Fair Value Hedges
Interest rate risk
Interest rate swaps	19,191	-	-	-
	2021
	Change in Fair Value of Hedging Instrument	Hedge Ineffectiveness Recognized in Income	Change in the Fair Value of the Hedging Instrument Recognized in OCI	Amount Reclassified from AOCI, Net of Tax – Cash Flow Hedges to Income
Cash Flow Hedges
Interest rate risk
Interest rate swaps(1)	$(94,961)	$-	$(17,033)	$(48,425)
Bond forward contracts(1)	-	-	1,373	(603)
Equity risk
Equity swaps(2)	9,170	-	9,463	(7,093)
Fair Value Hedges
Interest rate risk
Interest rate swaps	11,760	-	-	-

(1)	Amounts reclassified from OCI into net interest income.
(2)	Amounts reclassified from OCI into non-interest expenses.

78 |	CWB Financial Group 2022 Annual Report

The following table shows a reconciliation of the accumulated other comprehensive income from derivatives designated as cash flow hedges and an analysis of other comprehensive income relating to hedge accounting:

Accumulated Other Comprehensive Income - Cash Flow Hedges	2022	2021
Balance at beginning of year	$33,688	$96,006
Amounts recognized in other comprehensive income, net of tax:
Interest rate risk - Interest rate swaps and bond forward contracts
Effective portion of changes in fair value	(30,957)	(15,660)
Amounts reclassified to net income	(20,744)	(49,028)
Equity risk - Equity swaps
Effective portion of changes in fair value	(7,895)	9,463
Amounts reclassified to net income	4,236	(7,093)
Balance at End of Year	$(21,672)	$33,688

11. OTHER ASSETS

		As at October 31 2022	As at October 31 2021
Accounts receivable		$135,840	$53,156
Accrued interest receivable		116,281	74,954
Derivative collateral receivable	(Note 25)	72,810	13,310
Deferred tax assets	(Note 19)	42,248	50,772
Income tax receivable	(Note 19)	31,669	47,768
Prepaid expenses		17,647	14,055
Financing costs(1)		13,590	13,879
Other		5,311	13,269
Total		$435,396	$281,163

(1)	Amortization for the year amounted to $5,042 (2021 – $3,835).

12. DEPOSITS

Deposits are accounted for on an amortized cost basis. Costs relating to the issuance of fixed term deposits are amortized over the expected life of the deposit using the effective interest method.

	As at October 31, 2022
	Individuals	Business and Government	Total
Payable on demand	$35,688	$1,314,615	$1,350,303
Payable after notice	6,654,784	6,456,577	13,111,361
Payable on a fixed date	10,491,099	8,066,284	18,557,383
Total	$17,181,571	$15,837,476	$33,019,047

	As at October 31, 2021
	Individuals	Business and Government	Total
Payable on demand	$41,271	$1,310,964	$1,352,235
Payable after notice	7,274,688	5,838,025	13,112,713
Payable on a fixed date	7,882,861	7,627,930	15,510,791
Total	$15,198,820	$14,776,919	$29,975,739

A summary of all outstanding deposits payable on a fixed date, by contractual maturity date, follows:

	As at October 31 2022	As at October 31 2021
Within 1 year	$8,378,041	$7,054,012
1 to 2 years	5,006,300	3,928,322
2 to 3 years	2,440,222	2,261,152
3 to 4 years	852,884	1,111,274
4 to 5 years	1,314,457	652,183
More than 5 years	565,479	503,848
Total	$18,557,383	$15,510,791

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13. OTHER LIABILITIES

		As at October 31 2022	As at October 31 2021
Accounts payable and accrued liabilities		$438,180	$428,885
Accrued interest payable		197,486	127,255
Lease liabilities(1)		98,795	86,513
Derivative collateral payable	(Note 25)	21,800	40,428
Deferred tax liabilities	(Note 19)	6,567	8,598
Allowance for committed but undrawn credit exposures and letters of credit	(Note 6)	5,310	4,421
Income taxes payable		4,000	3,132
Deferred revenue		3,467	4,954
Other		13,994	8,123
Total		$789,599	$712,309

(1)	The discounted value of lease liabilities is presented above. Future minimum commitments related to our lease liabilities on an undiscounted basis are $13,687 for fiscal 2023, $16,895 for fiscal 2024, $16,639 for fiscal 2025, $12,366 for fiscal 2026, $10,559 for fiscal 2027, and $57,383 for fiscal 2028, and thereafter.

14. DEBT

A) DEBT SECURITIES

A summary of outstanding debt related to the securitization of equipment financing leases and loans and residential mortgages by contractual maturity date follows:

	Within 1 Year	1 to 3 Years	3 to 6 Years	As at October 31 2022	As at October 31 2021
Securitized leases and loans	$613,192	$959,371	$363,249	$1,935,812	$1,756,210
Securitized residential mortgages	184,168	609,422	358,695	1,152,285	885,633
Total	$797,360	$1,568,793	$721,944	$3,088,097	$2,641,843

B) NON-VIABILITY CONTINGENT CAPITAL (NVCC) SUBORDINATED DEBENTURES

Financing costs relating to the issuance of subordinated debentures are amortized over the expected life of the related subordinated debenture using the effective interest method.

The following qualify as bank debentures under the Bank Act and are subordinate in right of payment to all deposit liabilities. All redemptions are subject to the approval of OSFI.

	Interest Rate (1)	Maturity Date	Reset Spread	(1)	Earliest Date Redeemable by CWB at Par	Par Value(2)
Series F	3.668%	June 11, 2029	199 bp		June 11, 2024	$250,000
Series G	4.840%	June 29, 2030	410.2 bp		June 29, 2025	125,000

(1)	The interest rate will be paid until the earliest date redeemable, after which the interest rate will reset quarterly at the reset spread basis points over the then three-month Bankers’ Acceptance rate.
(2)	The balance reported on the consolidated balance sheet as at October 31, 2022 includes unamortized financing costs related to the issuance of subordinated debentures of $1,198 (2021 - $1,778). bp – basis points

Upon the occurrence of a trigger event (as defined by OSFI), each subordinated debenture will be automatically converted, without the consent of the holders, into CWB common shares. Conversion to common shares will be determined by dividing the debenture conversion value (the principal amount of the debenture plus accrued but unpaid interest times a multiplier of 1.5) by the common share value (the greater of (i) the floor price of $5.00 and (ii) the current market price calculated as the volume weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of conversion).

80 |	CWB Financial Group 2022 Annual Report

15. CAPITAL STOCK

AUTHORIZED

•	An unlimited number of common shares without nominal or par value;

•	33,964,324 class A shares without nominal or par value; and,

•	An unlimited number of first preferred shares, without nominal or par value, issuable in series, provided that the maximum aggregate consideration for all outstanding first preferred shares at any time does not exceed $1,000,000.

ISSUED AND FULLY PAID

	2022		2021
	Number of Shares	Amount	Number of Shares	Amount
Preferred Shares - Series 5
Outstanding at beginning and end of year	5,000,000	$125,000	5,000,000	$125,000
Preferred Shares - Series 7
Outstanding at beginning of year	-	-	5,600,000	140,000
Redeemed	-	-	(5,600,000)	(140,000)
Outstanding at end of year	-	-	-	-
Preferred Shares - Series 9
Outstanding at beginning and end of year	5,000,000	125,000	5,000,000	125,000
Outstanding at End of Year – Preferred Shares	10,000,000	250,000	10,000,000	250,000
Limited Recourse Capital Notes - Series 1(1)
Outstanding at beginning and end of year	175,000	175,000	175,000	175,000
Limited Recourse Capital Notes - Series 2(2)
Outstanding at beginning of year	150,000	150,000	-	-
Issued	-	-	150,000	150,000
Outstanding at end of year	150,000	150,000	150,000	150,000
Outstanding at End of Year – Limited Recourse Capital Notes	325,000	325,000	325,000	325,000
Common Shares
Outstanding at beginning of year	89,390,335	809,435	87,099,831	730,846
Issued under at-the-market common equity distribution program	4,725,271	141,098	2,052,600	72,969
Issued under dividend reinvestment plan	164,251	5,005	117,000	4,064
Issued on exercise or exchange of options(3)	46,255	523	120,904	1,556
Outstanding at End of Year – Common Shares	94,326,112	956,061	89,390,335	809,435
Total		$1,531,061		$1,384,435

(1)	In connection with the issuance of LRCN Series 1, on October 30, 2020, we issued $175,000 of First Preferred Shares Series 11 at a price of $1,000 per Series 11 Preferred Share. The Series 11 Preferred Shares were issued to a Limited Recourse Trust to be held as trust assets in connection with the LRCN structure. The Series 11 Preferred Shares and corresponding Trust investment are eliminated on consolidation.
(2)	In connection with the issuance of LRCN Series 2, on March 25, 2021, we issued $150,000 of First Preferred Shares Series 12 at a price of $1,000 per Series 12 Preferred Share. The Series 12 Preferred Shares were issued to a Limited Recourse Trust to be held as trust assets in connection with the LRCN structure. The Series 12 Preferred Shares and corresponding Trust investment are eliminated on consolidation.
(3)	Represents shares issued and amounts transferred from the share-based payment reserve to share capital upon cashless settlement of options exercised.

We are prohibited by the Bank Act from declaring any dividends on common shares when we are or would be placed, as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Bank Act. This limitation does not restrict the current level of dividends.

A) At-the-market (ATM) Common Equity Distribution Program

On June 1, 2022, we established a new ATM program that allows us to incrementally issue up to $150 million worth of common shares, at our discretion, at the prevailing market price. The ATM program was re-established following the termination of our previous ATM program effective May 31, 2021, under a prospectus supplement to the CWB short-form base shelf prospectus, and expires July 1, 2024.

	2022	2021
Common shares issued(1)	4,725,271	2,052,600
Average price per share	$29.86	$35.55
Gross proceeds	141,098	72,969
Net proceeds(2)	138,392	71,353

(1)	During the six months ended April 30, 2022, we issued 2,058,100 common shares at an average price of $36.46 per share for gross proceeds of $75,038, or net proceeds of $73,767 after sales commissions and other issuance costs, under our previous ATM program. Subsequent to April 30, 2022, all shares issued were under the new program.
(2)	Gross proceeds less sales commissions and other issuance costs.

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B) Preferred Shares

NVCC Preferred Share Rights and Privileges

	Redemption Amount	Quarterly Non-cumulative Dividend	(1)	Reset Spread	(2)	Annual Yield (3)	Date Redeemable/ Convertible	(4)	Convertible to	(2)(5)
Series 5	$25.00	$0.2688125		276	bp	4.30%	April 30, 2024		Preferred Shares - Series 6
Series 9	$25.00	$0.375		404	bp	6.00%	April 30, 2024		Preferred Shares - Series 10

(1)	Non-cumulative fixed dividends are payable quarterly as and when declared by the Board of Directors of CWB.
(2)	The dividend rate will reset on the date redeemable and every five years thereafter at a level of the reset spread basis points over the then five-year Government of Canada Bond Yield.
(3)	Based on the stated issue price per share of $25.00.
(4)	Redeemable by CWB, subject to the approval of OSFI, on the date noted and every five years thereafter. Convertible by the shareholders, subject to certain conditions, on the date noted and every five years thereafter if not redeemed by CWB to an equal number of First Preferred Shares Series 6 and Series 10 which are non-cumulative, floating rate preferred shares.
(5)	If converted, holders of the First Preferred Shares Series 6 and Series 10 will be entitled to receive quarterly floating rate dividends as and when declared by the Board of Directors of CWB, which reset quarterly at a rate equal to the 90-day Government of Canada Treasury Bill rate.

bp – basis points

Upon the occurrence of a non-viability trigger event (as defined by OSFI), each preferred share will be automatically converted, without the consent of the holders, into CWB common shares. Conversion to common shares will be determined by dividing the preferred share conversion value ($25.00 per preferred share plus any declared but unpaid dividends) by the common share value (the greater of (i) the floor price of $5.00 and (ii) the current market price calculated as the volume-weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of the conversion). If a trigger event were to occur, based on a floor price of $5.00, the preferred shares would be converted into approximately 50 million CWB common shares, assuming no accrued interest and no declared and unpaid dividends.

C) Limited Recourse Capital Notes (LRCN)

	Redemption Amount	Interest Rate	Issue Date	Maturity Date	Reset Spread	(1)	Earliest Date Redeemable
Series 1	$1,000	6.00%	October 30, 2020	April 30, 2081	562.1	bp	April 30, 2026
Series 2	$1,000	5.00%	March 25, 2021	July 31, 2081	394.9	bp	July 31, 2026

(1)	The interest rate will reset on the date redeemable and every five years thereafter at a level of the reset spread basis points over the then five-year Government of Canada Bond Yield. bp – basis points

Semi-annual interest payments on our Series 1 LRCNs, of $30 per $1,000 principal amount of Series 1 LRCNs were paid on April 30, 2022 and October 31, 2022, for an aggregate total of $7,988 (2021 – $8,044), after tax.

Semi-annual interest payments on our Series 2 LRCNs, of $25 per $1,000 principal amount of Series 2 LRCNs were paid on January 31, 2022 and July 31, 2022, for an aggregate total of $5,730 (2021 – $2,010), after tax.

In the event of (i) non-payment of interest on any interest payment date, (ii) non-payment of the redemption price in the case of an LRCN redemption, (iii) non-payment of principal at the maturity date, or (iv) an event of default on the notes, noteholders will have recourse limited to receipt of a proportionate amount of Series 11 Preferred Shares for the Series 1 LRCNs and Series 12 Preferred Shares for the Series 2 LRCNs. The delivery of the corresponding preferred shares will represent the full and complete extinguishment of our obligations under the LRCNs. The preferred shares are held by a third party trustee in a consolidated trust, CWB LRT (Limited Recourse Trust).

LRCNs are redeemable on or prior to maturity on each five-year anniversary, subject to OSFI approval. The corresponding preferred shares would be redeemed at the same time. The terms of the preferred shares and LRCNs include NVCC provisions necessary for them to qualify as Tier 1 regulatory capital under Basel III. Upon the occurrence of a trigger event (as defined by OSFI), LRCNs will be automatically redeemed by the delivery of common shares after an automatic conversion of the preferred shares. Conversion to common shares will be determined by dividing the share value of the preferred shares (including declared and unpaid dividends) by the common share value (the greater of: (i) a floor price of $5.00 and (ii) the current market price of our common shares based on the volume weighted average trading price for the ten consecutive trading days ending on the day immediately prior to the date of conversion). If a trigger event were to occur, based on a floor price of $5.00, the Series 1 LRCNs and Series 2 LRCNs would be converted into approximately 35 million and 30 million CWB common shares, respectively, assuming no accrued interest and no declared and unpaid dividends.

LRCN are compound instruments with both equity and liability features as payments of interest and principal in cash are made at our discretion. Semi-annual interest payments on the LRCNs are recorded when payable. Non-payment of interest and principal in cash does not constitute an event of default and will trigger a delivery of preferred shares. The liability component of the notes has a nominal value and, as a result, the full proceeds received are presented as equity.

D) Dividends

The following dividends on common and preferred shares were declared by the Board of Directors and paid during the year:

	2022	2021
$1.22 per common share (2021 – $1.16)	$111,245	$101,421
$1.08 per preferred share - Series 5 (2021 – $1.08)	5,376	5,375
$1.50 per preferred share - Series 9 (2021 – $1.50)	7,500	7,500
$nil per preferred share - Series 7 (2021 – $1.17)	-	6,563
Total	$124,121	$120,859

Subsequent to October 31, 2022, the Board of Directors of CWB declared a dividend of $0.32 per common share payable on January 5, 2023 to shareholders of record on December 15, 2022, and cash dividends of $0.2688125 per Series 5 and $0.375 per Series 9 preferred share all payable on January 31, 2023 to shareholders of record on January 24, 2023. With respect to these dividend declarations, no liability was recorded on the consolidated balance sheets at October 31, 2022.

82 |	CWB Financial Group 2022 Annual Report

E) Dividend Reinvestment Plan

Under the Dividend Reinvestment Plan (the plan), we provide holders of our common shares and holders of any other class of shares deemed eligible by our Board of Directors with the opportunity to direct cash dividends paid on any class of their eligible shares towards the purchase of additional common shares. Currently, the Board of Directors has deemed that the holders of all common and preferred shares are eligible to participate in the plan. The plan is open to shareholders residing in Canada.

At our option, the common shares may be issued from our treasury at an average market price based on the closing prices of a board lot of common shares on the TSX for the five trading days immediately preceding the dividend payment date, with a discount of 0% to 5% or through the open market at market prices. During the year, 164,251 common shares were issued under the plan from our treasury, with no discount (2021 – 117,000).

16. SHARE-BASED PAYMENTS

A) STOCK OPTIONS

The estimated fair value of stock options measured at the grant date is recognized over the applicable vesting period as an increase to both salary expense and share-based payment reserve. When options are exercised, the proceeds received and the applicable amount in share-based payment reserve are credited to common shares.

We have authorized 6,124,606 common shares (2021 – 6,170,861) for issuance under the share incentive plan. Of the amount authorized, options exercisable into 1,871,717 shares (2021 – 1,716,084) are issued and outstanding. The outstanding options vest within three years and are exercisable at a fixed price equal to the average of the market price on the day of and the four days preceding the grant date. Outstanding options expire from March 2023 to December 2028, each with an expiry date that is within seven years of the grant date.

The details of, and changes in, the issued and outstanding options are as follows:

	2022		2021
Options	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Balance at beginning of year	1,716,084	$30.04	1,788,818	$29.39
Granted	363,378	37.03	359,048	29.07
Exercised or exchanged	(134,739)	25.76	(393,696)	26.02
Forfeited	(65,501)	32.04	(38,086)	31.89
Expired	(7,505)	31.86	-	-
Balance at End of Year	1,871,717	$31.63	1,716,084	$30.04
Exercisable at End of Year	828,134	$30.29	647,859	$29.80

Further details relating to stock options outstanding and exercisable are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$23.70	124,654	0.4	$23.70	124,654	$23.70
$29.07 to $31.93	1,199,978	3.8	30.31	503,586	30.00
$35.15 to $37.03	547,085	4.8	36.35	199,894	35.15
Total	1,871,717	3.8	$31.63	828,134	$30.29

All exercised options are settled via cashless settlement, which provides the option holder the number of shares equivalent to the excess of the market value of the shares under option, determined at the exercise date, over the exercise price. During fiscal 2022, option holders exchanged the rights to 134,739 (2021 – 393,696) options and received 46,255 (2021 – 120,904) shares in return by way of cashless settlement.

Salary expense of $1,973 (2021 – $1,823) was recognized relating to the estimated fair value of options granted. The fair value of options granted during the year was estimated using a binomial option pricing model with the following variables and assumptions: (i) risk-free interest rate of 1.2% (2021 – 0.5%), (ii) expected option life of 5.0 (2021 – 5.0) years, (iii) expected annual volatility of 34% (2021 – 35%), and (iv) expected annual dividends of 3.3% (2021 – 4.0%). Expected volatility is estimated by evaluating historical volatility of the share price over multi-year periods. The weighted average fair value of options granted was estimated at $7.06 (2021 – $5.87) per share.

During the year, $523 (2021 – $1,556) was transferred from the share-based payment reserve to share capital, representing the estimated fair value recognized for options exercised during the year.

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B) RESTRICTED SHARE UNITS

Under the RSU plan, certain employees are eligible to receive an award in the form of RSUs. Each RSU entitles the employee to receive the cash equivalent of the market value of our common shares at the vesting date. Throughout the vesting period, common share dividend equivalents accrue to the employee in the form of additional units. RSUs vest on each anniversary of the grant in equal one-third instalments over a period of three years. Salary expense is recognized over the vesting period except where the employee is eligible to retire prior to the vesting date, in which case the expense is recognized between the grant date and the date the employee is eligible to retire.

During the year, salary expense of $10,564 (2021 – $9,545) was recognized related to RSUs. As at October 31, 2022, the liability for the RSUs held under this plan was $8,721 (October 31, 2021 – $14,833). At the end of each period, the liability is adjusted to reflect changes in the fair value of the RSUs.

Number of RSUs	2022	2021
Balance at beginning of year	686,972	765,036
Granted	499,043	304,945
Vested and paid out	(354,182)	(353,356)
Forfeited	(52,664)	(29,653)
Balance at End of Year	779,169	686,972

C) PERFORMANCE SHARE UNITS

Under the Performance Share Unit (PSU) plan, certain employees are eligible to receive an award in the form of PSUs on an annual basis. At the time of a grant, each PSU represents a unit with an underlying value equivalent to the value of a common share. Throughout the vesting period, common share dividend equivalents accrue to the employee in the form of additional units. Under the PSU plan, each PSU vests at the end of a three-year period and is settled in cash.

At the end of each specified performance period, a multiplier based on performance targets set at grant date is applied to a portion of the PSUs originally granted and any accrued notional dividends such that the total value of the PSUs may vary from 0% to 200% of the value of an equal number of our common shares.

During the year, salary expense of $790 (2021 – $4,709) was recognized related to PSUs. As at October 31, 2022, the liability for the PSUs held under this plan was $4,674 (October 31, 2021 – $6,246). At the end of each period, the liability and salary expense are adjusted to reflect changes in the fair value of the PSUs.

Number of PSUs	2022	2021
Balance at beginning of year	285,416	200,681
Granted	131,448	146,465
Vested and paid out	(73,785)	(50,411)
Forfeited	(8,800)	(11,319)
Balance at End of Year	334,279	285,416

D) DEFERRED SHARE UNITS

Under the DSU plan, non-employee directors receive a portion of their retainer in DSUs. Each DSU represents a unit with an underlying value equivalent to the value of one common share. The DSUs are not redeemable until the individual is no longer a director and must be redeemed for cash. Common share dividend equivalents accrue to the directors in the form of additional units. The expense related to the DSUs is recorded in the period the award is earned by the director.

During the year, other non-interest expenses included $1,659 (2021 – $1,810) related to the DSUs. As at October 31, 2022, the liability for DSUs held under this plan was $7,244 (October 31, 2021 – $10,707). At the end of each period, the liability and expense are adjusted to reflect changes in the market value of the DSUs.

Number of DSUs	2022	2021
Balance at beginning of year	270,438	258,386
Granted	59,057	53,355
Paid out	(23,826)	(41,303)
Balance at End of Year	305,669	270,438

84 |	CWB Financial Group 2022 Annual Report

17. CONTINGENT LIABILITIES AND COMMITMENTS

A) CREDIT INSTRUMENTS

In the normal course of business, we enter into various commitments and have contingent liabilities, which are not reflected in the consolidated balance sheets. These items are reported below and are expressed in terms of the contractual amount of the related commitment.

	As at October 31 2022	As at October 31 2021
Commitments to extend credit	$7,216,652	$6,244,862
Guarantees and standby letters of credit	430,813	423,097
Total	$7,647,465	$6,667,959

Commitments to extend credit to customers also arise in the normal course of business and include undrawn availability under lines of credit and business operating loans of $3,101,155 (October 31, 2021 – $2,896,613) and authorized but unfunded loan commitments of $4,115,497 (October 31, 2021 – $3,348,249). In the majority of instances, availability of undrawn business commitments is subject to the borrower meeting specified financial tests or other covenants regarding completion or satisfaction of certain conditions precedent. It is also usual practice to include the right to review and withhold funding in the event of a material adverse change in the financial condition of the borrower. The allowance for credit losses related to committed but undrawn credit exposures and letters of credit is included in other liabilities on the consolidated balance sheets. From a liquidity perspective, undrawn credit authorizations will be funded over time, with draws in many cases extending over a period of months. In some instances, authorizations are never advanced or may be reduced because of changing requirements. Revolving credit authorizations are subject to repayment which, on a pooled basis, also decreases liquidity risk.

Guarantees and standby letters of credit represent our obligation to make payments to third parties when a customer is unable to make required payments or meet other contractual obligations. These instruments carry the same credit risk, recourse and collateral security requirements as loans extended to customers and generally have a term that does not exceed one year.

B) PURCHASE OBLIGATIONS

We have contractual obligations related to operating and capital expenditures which typically run one to five years.

Purchase obligations for each of the succeeding years are as follows:

2023	$38,972
2024	11,336
2025	3,506
2026	3,335
2027	1,964
Total	$59,113

C) LEASE COMMITMENTS

During the year ended October 31, 2022, we entered into a lease for a new corporate office in Edmonton, commencing January 1, 2026. Future minimum commitments related to the lease on an undiscounted basis are $7,135 for fiscal 2026 and a remaining total of $132,058 for fiscal 2027 and thereafter.

D) GUARANTEES

A guarantee is defined as a contract that contingently requires the guarantor to make payments to a third party based on (i) changes in an underlying economic characteristic that is related to an asset, liability or equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another third party to pay indebtedness when due.

Significant guarantees provided to third parties include guarantees and standby letters of credit as discussed above.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the other party. Under these agreements, we may be required to compensate counterparties for costs incurred as a result of various contingencies, such as changes in laws and regulations and litigation claims. A maximum potential liability cannot be identified as the terms of these arrangements vary and generally no predetermined amounts or limits are identified. The likelihood of occurrence of contingent events that would trigger payment under these arrangements is either remote or difficult to predict and, in the past, payments under these arrangements have been insignificant.

No amounts are reflected in the consolidated financial statements related to these guarantees and indemnifications.

E) LEGAL AND REGULATORY PROCEEDINGS

In the ordinary course of business, CWB and our subsidiaries are party to legal and regulatory proceedings. Based on current knowledge, we do not expect the outcome of any of these proceedings to have a material effect on the consolidated financial position or results of operations.

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18. OTHER INCOME AND OTHER EXPENSES

A) OTHER NON-INTEREST INCOME

Other non-interest income primarily consists of foreign exchange gains/losses $13,328 (2021 – $3,611) and other miscellaneous non-interest revenues $418 (2021 – $185).

B) OTHER EXPENSES

A summary of other non-interest expenses broken down by significant categories follows:

	2022	2021
Professional fees and services	$30,264	$20,517
Regulatory costs	13,262	12,894
Marketing and business development	10,366	10,339
Amortization of acquisition-related intangible assets	10,212	8,073
Banking charges	9,915	8,036
Employee recruitment and training	6,169	4,187
Loan-related credit reports	3,588	3,370
Travel	2,735	895
Communications	2,167	2,094
Capital and business taxes	2,038	1,530
Staff relations	1,947	1,501
Acquisition and integration costs	626	1,761
Other	15,060	12,431
Total	$108,349	$87,628

C) EMPLOYEE FUTURE BENEFITS

All employee future benefits related to our group retirement savings and employee share purchase plans are recognized in the periods during which services are rendered by employees and are included in salaries and employee benefits non-interest expenses. Our contributions to the group retirement savings plan and employee share purchase plan totaled $22,352 (2021 – $19,965).

86 |	CWB Financial Group 2022 Annual Report

19. INCOME TAXES

We follow the deferred method of accounting for income taxes whereby current income taxes are recognized for the estimated income taxes payable for the current period. Deferred tax assets and liabilities represent the cumulative amount of tax applicable to temporary differences between the carrying amount of the assets and liabilities, and their values for tax purposes. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates anticipated to apply to taxable income in the years in which those temporary differences are anticipated to be recovered or settled. Changes in deferred taxes related to a change in tax rates are recognized in income in the period of the tax rate change. All deferred tax assets and liabilities are expected to be realized in the normal course of operations.

The provision for income taxes consists of the following:

	2022	2021
Consolidated statements of income
Current	$105,678	$125,793
Deferred	5,939	(2,786)
	111,617	123,007
Other comprehensive income
Tax expense (recovery) related to:
Items that will be not subsequently reclassified to net income	(39)	326
Items that will be subsequently reclassified to net income	(27,849)	(11,805)
Derivatives designated as cash flow hedges	(17,014)	(18,490)
	(44,902)	(29,969)
Total	$66,715	$93,038

A reconciliation of the statutory tax rates and income tax that would be payable at these rates to the effective income tax rates and provision for income taxes reported in the consolidated statements of income follows:

	2022		2021
Combined Canadian federal and provincial income taxes and statutory tax rate	$111,720	24.9%	$119,599	24.9%
Increase (decrease) arising from:
Change in tax rate	210	-	(520)	(0.1)
Tax-exempt income	(60)	-	(75)	-
Stock-based compensation	347	0.1	430	0.1
Adjustments arising from prior year tax filings	(2,486)	(0.6)	1,940	0.4
Other	1,886	0.5	1,633	0.3
Provision for Income Taxes and Effective Tax Rate	$111,617	24.9%	$123,007	25.6%

Deferred tax balances are comprised of the following:

	As at October 31 2022	As at October 31 2021
Deferred Tax Assets
Allowance for credit losses	$20,209	$19,463
Lease liabilities	23,297	20,399
Leasing income	16,435	18,003
Deferred loan fees	14,301	13,256
Intangible assets	7,936	7,936
Employee benefits	5,154	7,177
Non-capital losses	3,834	3,483
Other temporary differences	8,699	12,258
	99,865	101,975
Deferred Tax Liabilities
Property and equipment	30,769	29,049
Right of use asset	18,189	15,051
Intangible assets	6,466	8,368
Deferred deposit broker commission	4,832	3,578
Other temporary differences	3,928	3,755
	64,184	59,801
	$35,681	$42,174

Net deferred tax balances are reported in the Consolidated Balance Sheets as follows:

	2022	2021

Deferred tax assets	$42,248	$50,772
Deferred tax liabilities	(6,567)	(8,598)

	$35,681	$42,174

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20. EARNINGS PER COMMON SHARE

Basic earnings per common share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the treasury stock method, which assumes that any proceeds from in-the-money stock options are used to purchase our common shares at the average market price during the period.

The calculation of earnings per common share follows:

	2022	2021
Numerator
Common shareholders’ net income	$310,302	$327,471
Denominator
Weighted average number of common shares outstanding - basic	91,430,832	87,578,859
Dilutive instruments:
Stock options(1)	59,093	265,893
Weighted Average Number of Common Shares Outstanding - Diluted	$91,489,925	$87,844,752
Earnings Per Common Share
Basic	$3.39	$3.74
Diluted	3.39	3.73

(1)	At October 31, 2022, the denominator excludes 1,103,697 (2021 – 580,865) employee stock options with an average exercise price of $35.14 (2021 – $33.06), adjusted for unrecognized stock-based compensation, that is greater than the average market price.

21. RELATED PARTY TRANSACTIONS

Transactions with and between subsidiary entities are made at normal market prices and eliminated on consolidation.

PREFERRED RATES AND TERMS

We make loans, primarily residential mortgages, to our officers and employees at various preferred rates and terms. The total amount outstanding for these types of loans is $219,074 (October 31, 2021 – $170,961). We offer deposits, primarily fixed term deposits, to our officers and employees and their immediate family at preferred rates. The total amount outstanding for these deposits is $342,376 (October 31, 2021 – $325,201).

KEY MANAGEMENT PERSONNEL

Key management personnel are those that have authority and responsibility for planning, directing and controlling our activities and include our independent directors.

Compensation of key management personnel follows:

	2022	2021
Salaries, benefits and directors' compensation	$6,222	$5,405
Share-based payments (stock options, RSUs, PSUs and DSUs)(1)	4,585	4,117
Total	$10,807	$9,522

(1)	Share-based payments are based on the estimated fair value on grant date.

Loans outstanding with key management personnel totaled $444 as at October 31, 2022 (October 31, 2021 – $235). No loans were outstanding with our independent directors as at October 31, 2022 and 2021.

88 |	CWB Financial Group 2022 Annual Report

22. INTEREST RATE SENSITIVITY

We are exposed to interest rate risk as a result of a difference, or gap, between the maturity or repricing behaviour of interest sensitive assets and liabilities. The interest rate gap is managed by adjusting the repricing behaviour of interest sensitive assets or liabilities to ensure the gap falls within our risk appetite. The repricing profile of these assets and liabilities has been incorporated in the following table, which contains the gap position at October 31 for select time intervals. Figures in brackets represent an excess of liabilities over assets or a negative gap position.

ASSET LIABILITY GAP POSITIONS

($millions)

October 31, 2022	Floating Rate and Within 1 Month	1 Month to 3 Months	3 Months to 1 Year	Total Within 1 Year	1 Year to 5 Years	More than 5 Years	Non- interest Sensitive	Total
Assets
Cash resources and securities	$380	$125	$1,682	$2,187	$2,429	$1	$18	$4,635
Loans(1)	16,224	1,377	5,126	22,727	12,850	352	(185)	35,744
Other assets(2)	-	-	-	-	-	-	1,061	1,061
Derivatives(3)	1,575	535	583	2,693	3,310	450	-	6,453
Total	18,179	2,037	7,391	27,607	18,589	803	894	47,893
Liabilities and Equity
Deposits(1)	14,757	2,095	5,162	22,014	10,454	573	(22)	33,019
Securities sold under repurchase agreements	247	-	-	247	-	-	-	247
Other liabilities(2)	-	-	-	-	-	-	979	979
Debt	68	162	640	870	2,592	-	-	3,462
Equity	-	-	-	-	575	-	3,158	3,733
Derivatives(3)	4,900	28	-	4,928	1,434	91	-	6,453
Total	19,972	2,285	5,802	28,059	15,055	664	4,115	47,893
Interest Rate Sensitive Gap	$(1,793)	$(248)	$1,589	$(452)	$3,534	$139	$(3,221)	$-
Cumulative Gap	$(1,793)	$(2,041)	$(452)	$(452)	$3,082	$3,221	$-	$-
Cumulative Gap as a Percentage of Total Assets	(3.7)%	(4.3)%	(0.9)%	(0.9)%	6.4%	6.7%	-%	-%

October 31, 2021
Cumulative Gap	$421	$(328)	$(1,092)	$(1,092)	$2,819	$3,038	$-	$-
Cumulative Gap as Percentage of Total Assets	1.0%	(0.8)%	(2.6)%	(2.6)%	6.8%	7.4%	-%	-%

(1)	Potential prepayments of fixed rate loans and early redemption of redeemable fixed term deposits have not been estimated. Redemptions of fixed term deposits where depositors have this option are not expected to be material. The majority of fixed rate loans, mortgages and leases are either closed or carry prepayment penalties.
(2)	Accrued interest is excluded in calculating interest sensitive assets and liabilities.
(3)	Derivative financial instruments are included in this table at the notional amount.

WEIGHTED AVERAGE EFFECTIVE INTEREST RATES

The effective, weighted average interest rates for each class of financial asset and liability are shown below:

October 31, 2022	Floating Rate and Within 1 Month	1 Month to 3 Months	3 Months to 1 Year	Total Within 1 Year	1 Year to 5 Years	More than 5 Years	Total
Total assets	6.0%	3.3%	3.5%	5.2%	3.5%	2.9%	4.5%
Total liabilities	3.3	3.1	2.6	3.2	3.0	2.1	3.1
Interest Rate Sensitive Gap	2.7%	0.2%	0.9%	2.0%	0.5%	0.8%	1.4%
October 31, 2021
Total assets	2.9%	3.9%	3.9%	3.2%	3.1%	2.4%	3.2%
Total liabilities	0.7	1.2	1.5	0.9	2.0	1.7	1.3
Interest Rate Sensitive Gap	2.2%	2.7%	2.4%	2.3%	1.1%	0.7%	1.9%

Based on the current interest rate gap position, it is estimated that a one-percentage point increase in interest rates would increase net interest income by approximately $1,559 (October 31, 2021 – insignificant) and a one-percentage point decrease in interest rates would decrease net interest income by approximately $3,429 (October 31, 2021 – insignificant). The analysis is a static measurement of interest rate sensitivity gaps at a specific point in time, and there is potential for these gaps to change significantly over a short period. The impact on common shareholders’ net income from changes in market interest rates depends on both the magnitude of and speed with which interest rates change, as well as the size and maturity structure of the cumulative interest rate gap position and the management of those positions over time.

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A one-percentage point increase in interest rates would decrease OCI $87,691 (October 31, 2021 – $66,052), net of tax and a one-percentage point decrease in interest rates would increase OCI by $90,586 (October 31, 2021 – $67,710), net of tax. The estimates are based on a number of assumptions and factors, which include: a constant structure in the interest sensitive asset and liability portfolios; interest rate changes affecting interest sensitive assets and liabilities by proportionally the same amount, except floor levels for various deposit liabilities and certain floating rate loans, and applied at the appropriate repricing dates; and, no early redemptions.

23. INTEREST INCOME

The composition of our interest income follows:

	2022	2021
Loans measured at amortized cost(1)	$1,523,026	$1,296,954
Securities
Debt securities measured at FVOCI(1)	35,079	20,419
Securities purchased under resale agreements measured at amortized cost(1)	1,964	111
Equity securities designated at FVOCI	-	11
Deposits with financial institutions measured at FVOCI(1)	1,836	517
Total	$1,561,905	$1,318,012

(1)	Interest income is calculated using the effective interest method.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

A) FINANCIAL ASSETS AND LIABILITIES BY MEASUREMENT BASIS

The fair value of a financial instrument on initial recognition is normally the transaction price (i.e. the value of the consideration given or received). Subsequent to initial recognition, financial instruments measured at fair value that are quoted in active markets are based on bid prices for financial assets and offer prices for financial liabilities. For certain securities and derivative financial instruments where an active market does not exist, fair values are determined using valuation techniques that refer to observable market data, including discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants, and non-market observable inputs.

Several of our significant financial instruments, such as loans and deposits, lack an available trading market as they are not typically exchanged. Therefore, these instruments have been valued assuming they will not be sold, using present value or other suitable techniques and are not necessarily representative of the amounts realizable in an immediate settlement of the instrument.

Changes in interest rates are the main cause of changes in the fair value of our financial instruments. The carrying value of loans, deposits, subordinated debentures and debt related to securitization activities are not adjusted to reflect increases or decreases in fair value due to interest rate changes as our intention is to realize their value over time by holding them to maturity.

90 |	CWB Financial Group 2022 Annual Report

The following table provides the carrying amount of financial instruments by category as defined in IFRS 9 and by balance sheet heading. The table sets out the fair values of financial instruments (including derivatives) using the valuation methods and assumptions referred to below the table. The table does not include assets and liabilities that are not considered financial instruments. The table also excludes assets and liabilities which are considered financial instruments, but are not recorded at fair value and for which the carrying amount approximates fair value.

		October 31, 2022
		Derivatives	Amortized Cost	FVOCI	Total Carrying Amount	Fair Value	Fair Value Under Carrying Amount
Financial Assets
Cash resources	(Note 3)	$-	$89,146	$26,833	$115,979	$115,979	$-
Securities(2)	(Note 4)	-	-	4,518,795	4,518,795	4,518,795	-
Loans(3)		-	35,938,139	-	35,938,139	35,478,626	(459,513)
Derivatives		110,521	-	-	110,521	110,521	-
Total Financial Assets		$110,521	$36,027,285	$4,545,628	$40,683,434	$40,223,921	$(459,513)
Financial Liabilities
Deposits(3)		$-	$33,034,978	$-	$33,034,978	$32,414,786	$(620,192)
Securities sold under repurchase agreements		-	247,354	-	247,354	247,354	-
Debt		-	3,461,899	-	3,461,899	3,417,350	(44,549)
Derivatives		156,081	-	-	156,081	156,081	-
Total Financial Liabilities		$156,081	$36,744,231	$-	$36,900,312	$36,235,571	$(664,741)
		October 31, 2021
		Derivatives	Amortized Cost	FVOCI	Total Carrying Amount	Fair Value	Fair Value Over Carrying Amount
Financial Assets
Cash resources	(Note 3)	$-	$107,115	$21,344	$128,459	$128,459	$-
Securities(2)	(Note 4)	-	-	3,573,878	3,573,878	3,573,878	-
Securities purchased under resale agreements		-	30,048	-	30,048	30,048	-
Loans(3)		-	32,903,208	-	32,903,208	33,138,017	234,809
Derivatives		52,862	-	-	52,862	52,862	-
Total Financial Assets		$52,862	$33,040,371	$3,595,222	$36,688,455	$36,923,264	$234,809
Financial Liabilities
Deposits(3)		$-	$29,982,829	$-	$29,982,829	$30,118,635	$135,806
Debt		-	3,015,065	-	3,015,065	3,058,090	43,025
Derivatives		36,068	-	-	36,068	36,068	-
Total Financial Liabilities		$36,068	$32,997,894	$-	$33,033,962	$33,212,793	$178,831

(1)	For further information on interest rates associated with financial assets and liabilities, including derivative instruments, refer to Note 22.

(2)	Securities are comprised of $4,508,490 (2021 - $3,567,797) measured at FVOCI and $10,305 (2021 - $6,081) designated at FVOCI.

(3)	Loans and deposits exclude deferred premiums, deferred revenue and allowance for credit losses, which are not financial instruments.

The methods and assumptions used to estimate the fair values of financial instruments are as follows:

•	Interest bearing deposits with financial institutions and securities are reported on the consolidated balance sheets at the fair value disclosed in Notes 3 and 4. Remaining cash resources and securities purchased under resale agreements are reported at amortized cost, which is equal to fair value, on the consolidated balance sheets. These values are based on quoted market prices, if available. Where a quoted market price is not readily available, other valuation techniques are based on observable market rates used to estimate fair value.

•	Fair value of loans reflect changes in the general level of interest rates that have occurred since the loans were originated and exclude the allowance for credit losses. Fair value is estimated by discounting the expected future cash flows of these loans at current market rates for loans with similar terms and risks.

•	With the exception of derivative financial instruments and contingent consideration, financial instruments included within other assets and other liabilities reported on the consolidated balance sheets have carrying values that closely approximate fair value.

•	For derivative financial instruments where an active market does not exist, fair values are determined using valuation techniques that refer to observable market data, including discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants.

•	The estimated fair values of deposits are determined by discounting the contractual cash flows at current market rates for deposits of similar terms.

•	The fair values of debt are determined by reference to current market prices for debt with similar terms and risks.

Fair values are based on our best estimates based on market conditions and pricing policies at a certain point in time. The estimates are subjective and involve particular assumptions and matters of judgment and, as such, may not be reflective of future fair values.

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Fair Value Hierarchy

We categorize our fair value measurements of financial instruments according to a three-level hierarchy. Level 1 fair value measurements reflect unadjusted quoted prices in active markets for identical assets and liabilities that we can access at the measurement date. Level 2 fair value measurements are estimated using observable inputs, including quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and model inputs that are either observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 fair value measurements are determined using one or more inputs that are unobservable and significant to the fair value of the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available at the measurement date.

	Valuation Technique
As at October 31, 2022	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash resources	$115,979	$115,979	$-	$-
Securities	4,518,795	1,003,840	3,514,955	-
Loans	35,478,626	-	-	35,478,626
Derivatives	110,521	-	110,521	-
Total Financial Assets	$40,223,921	$1,119,819	$3,625,476	$35,478,626
Financial Liabilities
Deposits	$32,414,786	$-	$32,414,786	$-
Securities sold under repurchase agreements	247,354	-	247,354	-
Debt	3,417,350	-	3,417,350	-
Derivatives	156,081	-	156,081	-
Total Financial Liabilities	$36,235,571	$-	$36,235,571	$-

	Valuation Technique
As at October 31, 2021	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash resources	$128,459	$128,459	$-	$-
Securities	3,573,878	207,209	3,366,669	-
Securities purchased under resale agreements	30,048	-	30,048	-
Loans	33,138,017	-	-	33,138,017
Derivatives	52,862	-	52,862	-
Total Financial Assets	$36,923,264	$335,668	$3,449,579	$33,138,017
Financial Liabilities
Deposits	$30,118,635	$-	$30,118,635	$-
Debt	3,058,090	-	3,058,090	-
Derivatives	36,068	-	36,068	-
Total Financial Liabilities	$33,212,793	$-	$33,212,793	$-

92 |	CWB Financial Group 2022 Annual Report

25. FINANCIAL INSTRUMENTS - OFFSETTING

The following table provides a summary of financial assets and liabilities which are subject to enforceable master netting agreements and similar arrangements, as well as financial collateral received and pledged to mitigate credit exposures related to these financial instruments. The agreements do not meet the netting criteria required by IAS 32 Financial Instruments: Presentation as the right to offset is only enforceable in the event of default or occurrence of other predetermined events.

		Amounts not Offset on the Consolidated Balance Sheet
As at October 31, 2022	Gross Amounts Reported on the Consolidated Balance Sheet	Impact of Master Netting Agreements	Cash Collateral(1)	Securities Received as Collateral(1)(2)	Net Amount
Financial Assets
Derivatives	$110,521	$82,923	$21,309	$6,289	$-
Financial Liabilities
Derivatives	$156,081	$82,923	$71,822	$-	$1,336

		Amounts not Offset on the Consolidated Balance Sheet
As at October 31, 2021	Gross Amounts Reported on the Consolidated Balance Sheet	Impact of Master Netting Agreements	Cash Collateral(1)	Securities Received as Collateral(1)(2)	Net Amount
Financial Assets
Derivatives	$52,862	$17,589	$35,259	$-	$14
Financial Liabilities
Derivatives	$36,068	$17,589	$13,310	$-	$5,169

(1)	Financial collateral is reflected at fair value. The amount of financial instruments and cash collateral disclosed is limited to the net balance sheet exposure, and any over-collateralization is excluded from the table.

(2)	Collateral received in the form of securities is not recognized on the consolidated balance sheets.

26. RISK MANAGEMENT

As part of our risk management practices, the risks that are significant to the business are identified, monitored and controlled. The nature of these risks and how they are managed is provided in the Risk Management section of the MD&A.

As permitted by the IASB, certain aspects of the risk management disclosure related to risks inherent with financial instruments is included in the MD&A. The relevant MD&A sections are identified by shading within boxes and the content forms an integral part of these audited consolidated financial statements.

Information on specific measures of risk, including the allowance for credit losses, derivative financial instruments, interest rate sensitivity, fair value of financial instruments and liability for unpaid claims are included elsewhere in these notes to the consolidated financial statements.

27. CAPITAL MANAGEMENT

Capital funds are managed in accordance with policies and plans that are regularly reviewed and approved by the Board of Directors and take into account forecast capital needs with consideration of anticipated profitability, asset growth, market and economic conditions, regulatory changes, and common and preferred share dividends. The goal is to maintain adequate regulatory capital to be considered well-capitalized and protect customer deposits, while providing a satisfactory return for shareholders.

We have a share incentive plan that is provided to officers and employees who are in a position to impact our longer-term financial success as measured by share price appreciation and dividend yield. Note 16 to the consolidated financial statements details the number of shares under options outstanding, the weighted average exercise price and the amounts exercisable at year end.

Regulatory capital and capital ratios are calculated in accordance with the requirements of OSFI. Capital is managed and reported in accordance with the requirements of the Basel III Capital Adequacy Accord (Basel III) using the Standardized approach. OSFI requires banks to measure capital adequacy in accordance with instructions for determining risk-adjusted capital and risk-weighted assets, including off-balance sheet commitments. Based on the deemed credit risk of each type of asset, a standardized weighting of 0% to 150% is assigned. As an example, a loan that is fully insured by CMHC is applied a risk weighting of 0% as our risk of loss is nil, while uninsured business loans are assigned a risk weighting of 100% to reflect the higher level of risk associated with this type of asset. The ratio of regulatory capital to risk-weighted assets is calculated and compared to OSFI’s standards for Canadian financial institutions. Off-balance sheet assets, such as the notional amount of derivatives and some credit commitments, are included in the calculation of risk-weighted assets and both the credit risk equivalent and the risk-weighted calculations are prescribed by OSFI.

Our required minimum regulatory capital ratios, including a 250 basis point capital conservation buffer, are 7.0% common equity Tier 1 (CET1), 8.5% Tier 1 and 10.5% Total capital. In addition, OSFI requires banks to maintain a minimum leverage ratio of 3.0%. The leverage ratio provides the ratio of Tier 1 capital to on-balance sheet and off-balance sheet exposures.

During the year, we complied with all external capital requirements.

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CAPITAL STRUCTURE AND REGULATORY CAPITAL RATIOS

	2022	2021
Regulatory Capital, Net of Deductions
Common equity Tier 1(1)	$2,861,456	$2,601,438
Tier 1(1)	3,436,456	3,176,438
Total	3,925,118	3,650,366
Capital Ratios
Common equity Tier 1	8.8%	8.8%
Tier 1	10.6	10.8
Total	12.1	12.4
Leverage Ratio(2)	8.1	8.6

(1)	In Q2 2020, OSFI introduced transitional arrangements related to the capital treatment of performing loan allowances, resulting in a portion of allowances that would otherwise be included in Tier 2 capital to be included, subject to a scaling factor set at 50% for fiscal 2021 and 25% for fiscal 2022. The implementation of this transitional arrangement, net of related tax, resulted in an $5,576 increase to CET1 and Tier 1 capital (October 31, 2021 – $5,847) and had a negligible impact on the CET1 and Tier 1 ratios at October 31, 2022 (October 31, 2021 – negligible impact). The transitional arrangement has no impact on the Total capital ratio.
(2)	Sovereign-issued securities that qualify as High Quality Liquid Assets under the Liquidity Adequacy Requirements guideline were temporarily excluded from the leverage ratio exposure measure until December 31, 2021. This temporary exclusion positively impacted our leverage ratio by approximately 30 basis points at October 31, 2021.

28. SUBSIDIARIES

As at October 31, 2022, we, either directly or indirectly through our subsidiaries, control the following significant subsidiaries:

Canadian Western Bank Subsidiaries(1)

(Annexed in accordance with subsection 308 (3) of the Bank Act)

	Address of Head Office	Carrying Value of Voting Shares Owned by CWB	(2)
CWB National Leasing Inc.	1525 Buffalo Place Winnipeg, Manitoba	$134,458

CWB Wealth Management Ltd.	Suite 3000, 10303 Jasper Avenue Edmonton, Alberta	118,660

CWB Wealth Partners Ltd.	801 10th Ave SW Calgary, Alberta

Canadian Western Financial Ltd.	Suite 3000, 10303 Jasper Avenue Edmonton, Alberta

CWB Maxium Financial Inc.	Suite 1, 30 Vogell Road Richmond Hill, Ontario	30,812

Canadian Western Trust Company	Suite 3000, 10303 Jasper Avenue Edmonton, Alberta	19,136

Valiant Trust Company	Suite 3000, 10303 Jasper Avenue Edmonton, Alberta	10,582

(1)	We, either directly or through our subsidiaries, own 100% of the voting shares of each entity.

(2)	The carrying value of voting shares is stated at the cost of our equity in the subsidiaries in thousands of dollars.

29. COMPARATIVE FIGURES

Certain prior year figures have been reclassified to conform to the current year’s presentation.

94 |	CWB Financial Group 2022 Annual Report